Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

METAGENOMI, INC.

AND

IONIS PHARMACEUTICALS, INC.

DATED NOVEMBER 10, 2022

Article 1 Overview		1

1.1.	Drug Discovery Program	1

1.2.	Development and Commercialization	1

1.3.	Co-Development and Co-Commercialization	1

1.4.	Exploratory Research	2

1.5.	Governance	2

1.6.	Purpose	2

Article 2 Collaboration		2

2.1.	Selection of Collaboration Targets	2

2.2.	Drug Discovery Program	5

2.3.	Exploratory Research Program	8

2.4.	Conduct of Collaboration Activities	9

2.5.	Cost of Collaboration Activities	9

2.6.	Collaboration Program Records and Reports	10

2.7.	Ionis Proprietary Toolbox of Chemical Modifications	10

Article 3 Licenses; Exclusivity		11

3.1.	License Grants to Ionis	11

3.2.	License Grants to Metagenomi	13

3.3.	Subcontractors	14

3.4.	Technology Transfer	14

3.5.	No Implied Licenses	15

3.6.	Exclusivity	15

Article 4 Governance		17

4.1.	Joint Steering Committee	17

4.2.	Subcommittees	19

4.3.	Joint Research Committee	19

4.4.	Alliance Managers	20

4.5.	Additional Participants	20

4.6.	Decision-Making	20

Article 5 Co-Development and Co-Commercialization Options		21

5.1.	Co-Development and Co-Commercialization Options	21

5.2.	Development and Commercialization of the Co-Co Products; Opt-Down Right	22

5.3.	Escalation Procedure	23

5.4.	Metagenomi Opt-Out	23

Article 6 Development and Commercialization of the Ionis Products		23

6.1.	Development	23

6.2.	Commercialization	24

Article 7 Regulatory Affairs		24

7.1.	Regulatory Responsibility	24

7.2.	Right of Reference	24

7.3.	Regulatory Support	25

Article 8 Manufacturing		25

8.1.	Metagenomi Manufacturing Responsibilities	25

8.2.	Development Supply Agreement	26

8.3.	Commercial Supply Agreement	26

8.4.	Ionis’ Assumption of Manufacturing Responsibilities	26

8.5.	Manufacturing After the Metagenomi Supply Term	27

Article 9 Consideration; Financial Terms		27

9.1.	Upfront Payment	27

9.2.	Wave 2 Target Selection Fee	27

9.3.	Option Exercise Fee	28

9.4.	Ionis Product Milestone Payments	28

9.5.	Ionis Products for [***] Target Populations	30

9.6.	Ionis Product Royalty Payments	30

9.7.	Existing In-License Agreements	32

9.8.	New In-License Agreements	33

9.9.	Payment Obligations Under Certain In-License Agreements	34

9.10.	Metagenomi Product Economics	35

9.11.	Other Payments	36

9.12.	Right to Offset	36

9.13.	Records and Audits	37

9.14.	Currency of Payment; Non-Refundable Payments	38

9.15.	Late Fees	38

9.16.	Currency Restrictions	38

9.17.	Withholding Taxes	38

Article 10 Intellectual Property		38

10.1.	Ownership of Inventions	38

10.2.	Patent Prosecution	40

10.3.	Patent Enforcement	41

10.4.	Defense of Claims Brought by Third Parties	42

10.5.	Patent Listing	43

10.6.	Common Ownership Legislation	43

10.7.	Patent Term Extension	43

10.8.	Recording	44

10.9.	Unitary Patent System	44

10.10.	Trademarks	44

10.11.	Common Interest	44

Article 11 Confidentiality		44

11.1.	Confidential Information	44

11.2.	No Use of Name	47

11.3.	Residual Knowledge	47

11.4.	Public Announcements and Subsequent Disclosures	47

11.5.	Publications	47

Article 12 Representations, Warranties, and Covenants		48

12.1.	Mutual Representations and Warranties	48

12.2.	Additional Representations of Metagenomi	49

12.3.	Covenants of Metagenomi	51

12.4.	Additional Representations of Ionis	52

12.5.	Covenants of Ionis	53

12.6.	Warranty Disclaimer	54

Article 13 Indemnification; Limitation of Liability; Insurance		54

13.1.	Indemnification of Metagenomi by Ionis	54

13.2.	Indemnification of Ionis by Metagenomi	55

13.3.	Losses for the Co-Co Products	55

13.4.	Conditions to Indemnification	56

13.5.	Limited Liability	56

13.6.	Insurance Obligations	57

Article 14 Term and Termination		57

14.1.	Term	57

14.2.	Termination	57

14.3.	Effects of Termination	59

14.4.	Confidential Information	61

14.5.	Surviving Provisions	61

Article 15 Miscellaneous		62

15.1.	Dispute Resolution	62

15.2.	Designation of Affiliates	65

15.3.	Patent Disputes	65

15.4.	Injunctive Relief	65

15.5.	Governing Law	65

15.6.	Cumulative Remedies	65

15.7.	Notices	65

15.8.	Amendment; Waiver	66

15.9.	Assignment and Successors	66

15.10.	Rights in Bankruptcy	67

15.11.	Force Majeure	68

15.12.	Interpretation	68

15.13.	Integration	69

15.14.	Severability	69

15.15.	Further Assurances	69

15.16.	Counterparts	69

15.17.	Relationship of the Parties	69

Schedules:

Schedule 1.114	[***]
Schedule 1.146	Licensed Patent Rights
Schedule 1.166	[***]
Schedule 1.175	Metagenomi Platform Patent Rights
Schedule 2.1.1(a)	[***]
Schedule 2.2	[***] Drug Discovery Plan
Schedule 2.3.1	Exploratory Research Plan
Schedule 8.2	Development Supply Agreement Key Terms
Schedule 11.4	Press Release(s)
Schedule 12.2	Metagenomi Disclosure Schedule
Schedule 12.4	Ionis Disclosure Schedule

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of November 10, 2022 (the “Effective Date”), by and between Ionis Pharmaceuticals, Inc., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”), and Metagenomi, Inc., a Delaware corporation, having its principal place of business at 1545 Park Avenue, Emeryville, CA 94608 (“Metagenomi”). Metagenomi and Ionis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Metagenomi is a biopharmaceutical company that controls certain patent rights, know-how, technology, and expertise with respect to gene editing;

WHEREAS, Ionis is a biopharmaceutical company focused on developing and commercializing pharmaceutical and biopharmaceutical products;

WHEREAS, Metagenomi and Ionis desire to enter into a collaboration to utilize Metagenomi’s and Ionis’ expertise and each Party’s platform to perform research services and other activities focused on the (a) discovery and development of therapeutics, and (b) advancing certain gene editing technologies to enable improved performance, novel mechanisms, and novel delivery strategies; and

WHEREAS, Metagenomi desires to grant to Ionis, and Ionis desires to receive from Metagenomi, an exclusive license under the Licensed Technology to Exploit Licensed Systems and Licensed Products under the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

Article 1

Overview

The Parties intend to undertake a strategic research collaboration under this Agreement, consisting of drug discovery and exploratory research activities to advance new medicines using gene editing strategies, with the goal of discovering novel medicines for Ionis to Develop and Commercialize on its own or to co-Develop and co-Commercialize with Metagenomi.

1.1.

Drug Discovery Program. The Parties intend that, under this Agreement, the Parties will seek to discover therapeutic products directed to specific genetic targets selected by Ionis under a Drug Discovery Program and pursuant to a Drug Discovery Plan for each specific genetic target, as permitted by this Agreement.

1.2.

Development and Commercialization. For each Drug Discovery Program, once the Parties identify a candidate that is suitable for Development, as between the Parties, Ionis will be responsible for Development and Commercialization of products resulting from such Drug Discovery Program either on its own or, if Metagenomi exercises its option, together with Metagenomi.

1.3.

Co-Development and Co-Commercialization. Metagenomi will have an exclusive option to co-Develop and co-Commercialize products with Ionis under a limited number of Drug Discovery Programs. For any such option exercised by Metagenomi, the Parties will enter into a separate Co-Development and Co-Commercialization Agreement, as set forth herein. Metagenomi will have a right to opt-out of such co-Development and co-Commercialization at specific times, as set forth herein.

1.4.

Exploratory Research. The Parties will also conduct an Exploratory Research Program under this Agreement. The Parties intend that, under the Exploratory Research Program, the Parties will conduct collaborative research pursuant to an Exploratory Research Plan to jointly optimize Guide RNA and select delivery technologies and such other activities as agreed upon by the Joint Research Committee in accordance with this Agreement. Any such improvements resulting from the Parties’ exploratory research under this Agreement will be incorporated into the Parties’ drug discovery collaboration.

1.5.

Governance. The Parties have agreed to form (a) a Joint Steering Committee to coordinate, oversee, and monitor the Parties’ activities under this Agreement; and (b) a Joint Research Committee reporting to the JSC to coordinate, oversee, and monitor the Parties’ research and drug discovery activities under this Agreement.

1.6.

Purpose. The purpose of this Article 1 (Overview) is to provide a high-level overview of the roles, responsibilities, rights, and obligations of each Party under this Agreement, and therefore this Article 1 (Overview) is qualified in its entirety by the more detailed provisions of this Agreement set forth below.

Article 2

Collaboration

2.1.	Selection of Collaboration Targets.

2.1.1.	Wave 1 Targets.

(a)	Initial Wave 1 Target. The first Collaboration Target will be [***], as set forth on Schedule 2.1.1(a) ([***]) (“[***]”).

(b)

Second Wave 1 Target. Within [***] of the Effective Date, the Parties will mutually agree on the second gene target as a Collaboration Target (the “Second Wave 1 Target”). The Second Wave 1 Target will be a target for which a Licensed Product would be delivered only to [***]. If the Parties do not agree on a Second Wave 1 Target within such [***] period, then the Parties will mutually agree on an additional period to determine a second gene target to be the Second Wave 1 Target.

(c)

Additional Wave 1 Target Selection. At any time during the period commencing on the Effective Date and ending on the date that is [***] following the Effective Date (“Additional Wave 1 Target Selection Period”), Ionis may, in its sole discretion, but subject to Section 2.1.4 (Encumbrance Check), select up to two additional gene targets as proposed Collaboration Targets by providing written notice to Metagenomi (each such notice, the “Additional Wave 1 Target Notice”), which notice will identify the proposed target (“Additional Wave 1 Target”). The Additional Wave 1 Targets will be targets for which a Licensed Product would be delivered only to [***] or only to [***]; provided that no more than one Additional Wave 1 Target will be a target for which a Licensed Product would be delivered to [***].

2.1.2.

Wave 2 Target Options. If, at any time during the Drug Discovery Term, (a) an IND for any Licensed Product directed to a Wave 1 Target is filed with the applicable Regulatory Authority or (b) the Parties achieve [***] for a [***] under the Exploratory Research Activities (the “Wave 2 Target Selection Period”), then Ionis may, in its sole discretion, but subject to Section 2.1.4 (Encumbrance Check), select up to four additional gene targets as proposed Collaboration Targets by providing written notice to Metagenomi (each such notice, a “Wave 2 Target Notice”), which notice will identify the proposed target (“Wave 2 Target”). Each Wave 2 Target will be a target for which a Licensed Product would be delivered only to [***] or only to [***], or any other [***] that has, at the time of the Wave 2 Target Notice for such Wave 2 Target, achieved [***].

2.1.3.

Target Substitutions. On a Drug Discovery Program-by-Drug Discovery Program basis, Ionis will have the right to substitute the Collaboration Target for a Drug Discovery Program in accordance with this Section 2.1.3 (Target Substitutions).

(a)

Discretionary Substitutions. At any time before [***] (the “Target Substitution Period”), Ionis may, in its sole discretion, but subject to Section 2.1.4 (Encumbrance Check), replace the Collaboration Target for such Drug Discovery Program by providing written notice to Metagenomi, which notice will identify the proposed replacement gene target. Ionis may substitute (i) up to two Wave 1 Targets other than [***] and (ii) up to two Wave 2 Targets that become Collaboration Targets, in each case ((i) and (ii)), for any reason. Any Collaboration Target that is substituted out pursuant to this Section 2.1.3(a) (Discretionary Substitutions) will [***].

(b)

Substitutions for Technological Infeasibility. If the JSC determines that it is technologically infeasible to Develop a Development Candidate for a Collaboration Target (“Technological Infeasibility”), then Ionis may, in its sole discretion, but subject to Section 2.1.4 (Encumbrance Check), substitute such Collaboration Target by providing written notice to Metagenomi, which notice will identify the proposed replacement gene target. There is no limit on the number of replacements Ionis may make pursuant to this Section 2.1.3(b) (Substitutions for Technological Infeasibility) and any substitutions that are for Technological Infeasibility will not count towards the number of substitutions Ionis can make pursuant to Section 2.1.3(a) (Discretionary Substitutions). Any Collaboration Target that is substituted out pursuant to this Section 2.1.3(b) (Substitutions for Technological Infeasibility) will not be eligible to be selected as a Proposed Replacement Target except as set forth in Section 2.1.3(c) (Substitutions After Resolution of Technological Infeasibility).

(c)

Substitution After Resolution of Technological Infeasibility. If a Collaboration Target is substituted out for Technological Infeasibility pursuant to Section 2.1.3(b) (Substitutions for Technological Infeasibility) and, during the Drug Discovery Term and within [***] from when such substitution occurred, Metagenomi later reasonably believes that it can resolve the issue that led to the Technological Infeasibility, then Metagenomi will notify Ionis, which notice will include a description of the approach Metagenomi intends to take to resolve the Technological Infeasibility. Subject to clauses (i) and (ii) of Section 2.1.4(a) (Encumbered Targets), Ionis will have the right to substitute a current Collaboration Target for such previous Collaboration Target by providing written notice to Metagenomi within [***] of receipt of notice from Metagenomi that it believes it can solve the issue that led to the Technological Infeasibility. There is no limit on the number of replacements Ionis may make pursuant to this Section 2.1.3(c) (Substitutions After Resolution of Technological Infeasibility) and any substitutions that are as a result of resolution of a Technological Infeasibility will not count towards the number of substitutions Ionis can make pursuant to Section 2.1.3(a) (Discretionary Substitutions).

(d)

Substitution Procedure. Any written notice provided by Ionis to Metagenomi pursuant to Section 2.1.3(a) (Discretionary Substitutions), Section 2.1.3(b) (Substitutions for Technological Infeasibility), or Section 2.1.3(c) (Substitutions After Resolution of Technological Infeasibility) will be a “Replacement Target Notice” and the proposed replacement gene target identified in any Replacement Target Notice will be a “Proposed Replacement Target”. Each Replacement Target Notice will specify which current Collaboration Target should be removed as a result of such replacement, and, unless otherwise agreed by the Parties, each Proposed Replacement Target will be a target for which a Licensed Product would be delivered to the same tissue as the Collaboration Target subject to the substitution. Promptly after such Proposed Replacement Target becomes a Collaboration Target pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available), Metagenomi will re-allocate the resources dedicated to the Drug Discovery Program for the Collaboration Target that was removed as a result of the substitution to the Drug Discovery Program for the new Collaboration Target as soon as practicable, but in any event within [***] after such Proposed Replacement Target becomes a Collaboration Target pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available).

2.1.4.	Encumbrance Check.

(a)

Encumbered Targets. Metagenomi will notify Ionis within [***] after Metagenomi’s receipt of an Additional Wave 1 Target Notice, a Wave 2 Target Notice, or a Replacement Target Notice if, at the time of receipt of such notice, (i) Metagenomi is then engaged in bona fide discussions with a Third Party for an agreement, [***], pursuant to which Metagenomi would grant to such Third Party conflicting rights to Develop or Commercialize products directed to such Proposed Target such that Metagenomi could not grant Ionis the rights or licenses granted to Ionis hereunder with respect to such Proposed Target, (ii) Metagenomi is contractually obligated to grant, or has granted, to a Third Party conflicting rights to Develop or Commercialize products directed to such Proposed Target such that Metagenomi could not grant Ionis the rights or licenses granted to Ionis hereunder with respect to such Proposed Target, as evidenced by a binding written agreement, or (iii) the Proposed Target is the subject of an active bona fide then ongoing internal research and development program at Metagenomi, as evidenced by [***] (each of (i) through (iii), a “Pre-Existing Restriction” and such Proposed Target, an “Encumbered Target”). Notwithstanding the foregoing, a Collaboration Target that has been substituted out for Technological Infeasibility but for which Ionis later selects as a Proposed Replacement Target pursuant to Section 2.1.3(c) (Substitutions After Resolution of Technological Infeasibility) will only be an Encumbered Target if the foregoing clause (i) or clause (ii) applies with respect to such Proposed Replacement Target. If Metagenomi does not notify Ionis within such [***] period that the Proposed Target is an Encumbered Target, then Ionis may provide a second notice to Metagenomi indicating that the Proposed Target will be deemed Available if Metagenomi does not respond to such second notice within [***]. If Metagenomi (x) notifies Ionis that a Proposed Target is Available or (y) does not provide notice that a Proposed Target is an Encumbered Target within the original [***] or within [***] after Ionis’ second notice, then, in either case ((x) or (y)), such Proposed Target will be deemed to be Available, at which point Section 2.1.4(c) (Effects if a Proposed Target is Available) will apply. If a Proposed Target is an Encumbered Target, then Ionis may select another Proposed Target (and another if such other Proposed Target is an Encumbered Target and so on) until such time that Ionis selects a Proposed Target that is Available, at which point Section 2.1.4(c) (Effects if a Proposed Target is Available) will apply.

(b)

Expiration of Pre-Existing Restrictions. On [***], Ionis will use good faith efforts to [***], to facilitate its activities pursuant to Section 4.1.5(b) (Specific Responsibilities of the JSC), [***]. If at any time during the Additional Wave 1 Target Selection Period, the Wave 2 Target Selection Period, or the Target Substitution Period, as applicable, any Pre-Existing Restriction that precluded Ionis from selecting a Proposed Target as a Collaboration Target later expires, terminates, or is otherwise modified such that such Proposed Target would no longer be an Encumbered Target, and at such time (i) Ionis has not designated the maximum amount of Collaboration Targets as permitted under this Agreement, or (ii) Ionis has designated all Collaboration Targets as permitted under this Agreement, but Ionis has not exhausted its right to substitute existing Collaboration Targets as permitted under Section 2.1.3(a) (Discretionary Substitutions), Section 2.1.3(b) (Substitutions for Technological Infeasibility), or Section 2.1.3(c) (Substitution After Resolution of Technological Infeasibility) (such time period prior to the occurrence of both (i) and (ii), the “Target Selection and Substitution Period”), then Metagenomi will notify Ionis of such expiration, termination, or modification unless Ionis has notified the JSC that it is no longer interested in pursuing that Encumbered Target as a Collaboration Target.

(c)

Effects if a Proposed Target is Available. If Ionis confirms in writing to Metagenomi that a Proposed Target should be deemed to be a “Collaboration Target” under this Agreement within [***] of a Proposed Target being deemed Available pursuant to Section 2.1.4(a) (Encumbered Targets), then (i) such Proposed Target will be deemed a “Collaboration Target” as of the date of such notice, (ii) the Parties, through the JRC, will develop a Drug Discovery Plan for such Collaboration Target in accordance with Section 2.2.2 (Additional Drug Discovery Plans), (iii) if the Proposed Target was a Wave 2 Target, then Ionis will pay any Wave 2 Target Selection Fee in accordance with Section 9.2 (Wave 2 Target Selection Fee) and, if applicable, the Drug Discovery Term will be extended pursuant to Section 2.2.7 (Drug Discovery Term), and (iv) if the Proposed Target was a Proposed Replacement Target, then the Collaboration Target that was substituted out will no longer be a “Collaboration Target”. If Ionis does not respond within [***] of a Proposed Target being deemed Available pursuant to Section 2.1.4(a) (Encumbered Targets), then such Proposed Target will not be deemed a “Collaboration Target”.

2.2.	Drug Discovery Program.

2.2.1.

Initial Drug Discovery Plan. The principal Development objectives for each Drug Discovery Program will be set forth in a written plan that includes: (a) the specific activities to be performed by each Party through selection of a Development Candidate for such Drug Discovery Program, including the Gene Editing modality within the Field for such Development Candidate, (b) the estimated timelines for the performance of such activities, and (c) the Development Candidate selection criteria (each such plan, as may be updated from time to time, a “Drug Discovery Plan” and the activities to be performed by the Parties thereunder, the “Drug Discovery Activities”). In addition, each Drug Discovery Plan will include a written budget pursuant to which Metagenomi will perform the Drug Discovery Activities allocated to Metagenomi under such Drug Discovery Plan, which budget will include (i) the number of FTEs to be dedicated by Metagenomi under such Drug Discovery Plan, and (ii) any Out-of-Pocket Costs expected to be incurred by Metagenomi in the performance of such Drug Discovery Activities on a line-item basis (each such budget, a “Drug Discovery Budget”). The initial Drug Discovery Plan agreed to by the Parties for [***] is attached hereto as Schedule 2.2 ([***] Drug Discovery Plan).

2.2.2.

Additional Drug Discovery Plans. No later than [***] after (a) the Parties agree on the Second Wave 1 Target pursuant to Section 2.1.1(b) (Second Wave 1 Target) or (b) a Proposed Target is deemed a Collaboration Target under this Agreement pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available), which period shall be appropriately extended for the Parties to undertake the process described in Section 2.2.4 ([***] for Additional Drug Discovery Plans), if applicable, in each case, the Parties will develop, through the JRC, a Drug Discovery Plan for such Collaboration Target (an “Additional Drug Discovery Plan”) in accordance with this Section 2.2.2 (Additional Drug Discovery Plans). The JRC will submit each proposed Additional Drug Discovery Plan to the JSC for the JSC to review, discuss, and determine whether to approve. Unless otherwise agreed by the Parties, the content of each Additional Drug Discovery Plan will be consistent in scale and scope to that set forth in the Drug Discovery Plan for [***] attached hereto as Schedule 2.2 ([***] Drug Discovery Plan).

2.2.3.

Amendments to the Drug Discovery Plans. At least [***] during the Drug Discovery Term, or upon either Party’s request, the JRC will develop and propose updates to each Drug Discovery Plan; provided that in no event will those updates include [***] the applicable Collaboration Target unless such [***] pursuant to Section 2.2.5 (Development of [***] for a Drug Discovery Program). Any proposed updates to a Drug Discovery Plan will be submitted to the JSC for approval. The JSC will review, discuss, and determine whether to approve any such proposed update to a Drug Discovery Plan. Each such update to a Drug Discovery Plan will become effective and will supersede the previous Drug Discovery Plan for the applicable Drug Discovery Program upon approval thereof by the JSC.

2.2.4.	[***] for Additional Drug Discovery Plans.

(a)

New [***]. At each JSC meeting during the Target Selection and Substitution Period, Metagenomi will use good faith efforts to notify Ionis if it reasonably believes that [***] (each such [***]). In addition, [***].

(b)

Selection of [***]. The JSC will discuss and determine the [***] for the Second Wave 1 Target and each Proposed Target that is deemed a Collaboration Target under this Agreement pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available) from the [***], and, subject to Section 2.2.4(c) (Incremental Development Costs), such [***] will be set forth in the applicable Additional Drug Discovery Plan determined pursuant to Section 2.2.2 (Additional Drug Discovery Plans). For clarity, if the JSC selects for inclusion in an Additional Drug Discovery Plan [***], then Section 2.2.4(c) (Incremental Development Costs) is not applicable and [***] for the applicable Drug Discovery Program.

(c)

Incremental Development Costs. If, in connection with the JRC’s discussion and development of an Additional Drug Discovery Plan, Ionis is considering, in good faith, selecting [***] for the applicable Drug Discovery Program and such [***], then Ionis will notify Metagenomi (an “Initial Interest Notice” and the [***] identified in such notice, a “[***]”). If Metagenomi reasonably believes that the costs to progress a Drug Discovery Plan for the applicable Collaboration Target with the [***] are more than [***] of the costs to progress a Drug Discovery Plan for a [***] (the difference between the costs to progress a Drug Discovery Plan for a [***] versus the costs to progress a Drug Discovery Plan for the [***], the “Incremental Development Costs”), then Metagenomi will notify Ionis of such Incremental Development Costs (an “Increased Cost Notice”) within [***] of receipt of the Initial Interest Notice. For a period of [***] from Ionis’ receipt of the Increased Cost Notice, the Parties will use Commercially Reasonable Efforts to negotiate, in good faith, economic terms that compensate Metagenomi for the Incremental Development Costs. If the Parties are unable to mutually agree on such financial compensation during such [***] period, then, at Ionis’ election, (i) Ionis may select a different [***] and the process set forth in this Section 2.2.4(c) (Incremental Development Costs) will continue to apply until (1) the Parties agree on financial terms to compensate Metagenomi for the applicable Incremental Development Costs for [***], (2) Metagenomi does not provide an Increased Cost Notice for a [***], or (3) the [***], or (ii) Ionis may select a [***]. If the Parties mutually agree on the economic terms [***] or if Metagenomi has not provided an Increased Cost Notice to Ionis for a [***] as set forth above, then, in either case, such [***] will be set forth in the applicable Drug Discovery Plan, [***], and such mutually agreed economic terms will be set forth in a written agreement between the Parties.

2.2.5.

Development of [***] for a Drug Discovery Program. If either Party wishes to Develop a Licensed Product comprising a [***] that is not already set forth in the Drug Discovery Plan for such Drug Discovery Program, then such Party may propose such additional activities to the other Party and the Parties will discuss whether to amend such Drug Discovery Plan or create a separate Drug Discovery Program for such [***]. If the Parties agree to include the additional [***] in the Drug Discovery Program, then the Parties will enter into a mutually acceptable amended Drug Discovery Plan that includes the additional [***]. For clarity, neither Party will have any obligation to agree to amend a Drug Discovery Plan to include any additional [***] that were not set forth in the initial Drug Discovery Plan for the applicable Drug Discovery Program.

2.2.6.

Delivery of Development Candidate; Development Candidate Report. The objective of each Drug Discovery Plan will be to identify both a lead and a backup candidate for development that each meet the development candidate criteria set forth in such Drug Discovery Plan. No later than [***] after completion by the Parties of all Drug Discovery Activities set forth under the applicable Drug Discovery Plan with respect to each Collaboration Target, or such earlier time mutually agreed upon by the Parties, each Party will deliver to the JSC a report summarizing all results, information, and data that were generated in connection with the performance of the Drug Discovery Activities under such Drug Discovery Plan, including information regarding any therapeutic agents that meet the development candidate criteria (each, a “Development Candidate Report”). Following receipt of the Development Candidate Reports, and at such earlier times that the Parties have exchanged data and results regarding any therapeutic agent that meets the development candidate criteria set forth in the applicable Drug Discovery Plan, the JSC will review and discuss such Development Candidate Reports and other data and results, and Ionis may, in its sole discretion, elect to designate one or more such therapeutic agents as Development Candidates hereunder (regardless of whether any such therapeutic agents meet the development candidate criteria).

2.2.7.

Drug Discovery Term. On a Drug Discovery Program-by-Drug Discovery Program basis, the Drug Discovery Activities for a Drug Discovery Program will be performed by or on behalf of the Parties during the period commencing on the selection of a Collaboration Target for such Drug Discovery Program and, unless this Agreement is earlier terminated with respect to such Collaboration Target, expiring upon the earlier of (a) completion of all Drug Discovery Activities set forth in the Drug Discovery Plan for such Drug Discovery Program and presentation to the JSC of such Drug Discovery Activities, (b) the fifth anniversary of the Effective Date, and (c) selection of a Development Candidate for such Drug Discovery Program (the “Drug Discovery Term”); provided that (x) if one or more Wave 2 Targets become Collaboration Targets in accordance with Section 2.1 (Selection of Collaboration Targets) as a result of the Parties achieving Enabled Delivery for the tissue that such Wave 2 Target is delivered to and less than two years are remaining in the Drug Discovery Term for such Wave 2 Target, then clause (b) will be extended to the earlier of (i) the time that Metagenomi completes all of its activities under the applicable Drug Discovery Plan for such Wave 2 Target, and (ii), with Metagenomi’s consent, not to be unreasonably withheld, delayed, or conditioned (taking into account whether it is substantially likely that a Development Candidate will be identified and designated for such Wave 2 Target during any extended Drug Discovery Term and the resources that Metagenomi will need to reasonably allocate to applicable Drug Discovery Term activities), the seventh anniversary of the Effective Date.

2.3.	Exploratory Research Program.

2.3.1.

Exploratory Research Plan. The principal Development objectives to enable improved Guide RNA, [***] delivery strategies, and any other Development activities that the JRC agrees to include pursuant to any amendment under Section 2.3.2 (Amendments to the Exploratory Research Plan) (the “Exploratory Research Program”) will be set forth in a written plan that includes: (a) the specific activities to be performed by each Party and (b) the estimated timelines for the performance of such activities (such plan, as may be updated from time to time, the “Exploratory Research Plan” and the activities to be performed by the Parties thereunder, the “Exploratory Research Activities”). In addition, the Exploratory Research Plan will include a written budget pursuant to which Metagenomi will perform the Exploratory Research Activities allocated to Metagenomi under such Exploratory Research Plan, which budget will include (i) the number of FTEs to be dedicated by Metagenomi under the Exploratory Research Plan, and (ii) any Out-of-Pocket Costs expected to be incurred by Metagenomi in the performance of such Exploratory Research Activities on a line-item basis (the “Exploratory Research Budget”). The initial Exploratory Research Plan is set forth on Schedule 2.3.1 (Exploratory Research Plan).

2.3.2.

Amendments to the Exploratory Research Plan. At least annually during the Exploratory Research Term no later than [***] of each Calendar Year, or upon either Party’s request, the JRC will develop and propose updates to the Exploratory Research Plan or Exploratory Research Budget for the next fiscal year, or such other period as the Parties may mutually agree, and will submit any such proposed change to the JSC. Additionally, at any time during the Exploratory Research Term, the JRC may develop and propose ad hoc updates to the Exploratory Research Plan or Exploratory Research Budget

based on the then-current results and data. The JSC will review, discuss, and determine whether to approve any such proposed change to the Exploratory Research Plan or Exploratory Research Budget. Each such update to the Exploratory Research Plan or Exploratory Research Budget will become effective and will supersede the previous Exploratory Research Plan or Exploratory Research Budget upon approval thereof by the JSC.

2.3.3.

Exploratory Research Term. The Exploratory Research Activities will be performed by or on behalf of the Parties during the period commencing on the Effective Date and, unless this Agreement is earlier terminated with respect to the Exploratory Research Program, expiring upon the earlier of (a) completion of all Exploratory Research Activities set forth in the Exploratory Research Plan, and (b) the fifth anniversary of the Effective Date (the “Exploratory Research Term”).

2.4.

Conduct of Collaboration Activities. Each Party, directly or through its Affiliates or, subject to Section 3.3 (Subcontractors), Subcontractors, will use Commercially Reasonable Efforts to conduct the Drug Discovery Activities and Exploratory Research Activities (collectively, the “Collaboration Activities”) assigned to it under the applicable Drug Discovery Plan or Exploratory Research Plan (collectively, the “Collaboration Program Plans”) and in a professional and timely manner. Each Party will, and will require its Affiliates and Subcontractors to, perform its obligations under the Collaboration Program Plans in compliance with Applicable Law.

2.5.	Cost of Collaboration Activities.

2.5.1.

Reimbursement by Ionis. Ionis will reimburse Metagenomi for all (a) Internal Costs and (b) Out-of-Pocket Costs (provided with reasonable supporting documentation), in each case ((a) and (b)), actually incurred by Metagenomi in the performance of the Exploratory Research Activities during the Exploratory Research Term to the extent in compliance with both the Exploratory Research Plan and the amounts budgeted therefor in the Exploratory Research Budget [***] (such amount, the “Metagenomi Exploratory Research Costs”) up to $10,000,000 in the aggregate (the “Reimbursement Cap”). If the aggregated Metagenomi Exploratory Research Costs during the Exploratory Research Term are less than the Reimbursement Cap, then Ionis will also reimburse Metagenomi for all (1) Internal Costs and (2) Out-of-Pocket Costs (provided with reasonable supporting documentation), in each case ((1) and (2)), actually incurred by Metagenomi in the performance of the Drug Discovery Activities during the Exploratory Research Term to the extent in compliance with both the applicable Drug Discovery Plans and the amounts budgeted therefor in the applicable Drug Discovery Budgets [***] (“Metagenomi Drug Discovery Costs”) up to [***]. In each Calendar Quarter during the Exploratory Research Term, unless and until Ionis’ aggregated payments under this Section 2.5.1 (Reimbursement by Ionis) reach the Reimbursement Cap, Ionis will pay Metagenomi $500,000 to cover the Metagenomi Exploratory Research Costs and, if applicable, the Metagenomi Drug Discovery Costs for such Calendar Quarter (such amount, the “Quarterly Reimbursement Payments”), within [***] following receipt of an invoice from Metagenomi therefor. No later than [***] following the conclusion of each [***] during the Exploratory Research Term, Metagenomi will provide to Ionis a written report of all Metagenomi Exploratory Research Costs and Metagenomi Drug Discovery Costs incurred by or on behalf of Metagenomi during the applicable [***] (such reports, the “Metagenomi Collaboration Cost Reports”). If the amount set forth in the Metagenomi Collaboration Cost Report for a [***], then no further action is required by the Parties, except that [***]. If the amount set forth in the Metagenomi Collaboration Cost Report for [***], then [***]under this Section 2.5.1 (Reimbursement by Ionis). For clarity, Ionis will have the right to [***].

2.5.2.

Cost of Other Collaboration Activities. Except with respect to amounts reimbursed by Ionis pursuant to Section 2.5.1 (Reimbursement by Ionis), Metagenomi will be responsible for all costs and expenses incurred by or on behalf of Metagenomi in the performance of the Collaboration Activities allocated to Metagenomi in the applicable Collaboration Program Plans, including in the performance of all Drug Discovery Activities after the expiration of the Exploratory Research Term. In addition, Ionis will be responsible for all costs and expenses incurred by or on behalf of Ionis in the performance of the Collaboration Activities allocated to Ionis in the applicable Collaboration Program Plans.

2.6.	Collaboration Program Records and Reports.

2.6.1.

Records. Each Party will maintain, or cause to be maintained, records of its Collaboration Activities in sufficient detail and in a good scientific manner appropriate for scientific, patent, and regulatory purposes, which records will reasonably reflect the work performed by such Party under each Collaboration Program Plan.

2.6.2.

Collaboration Program Reports. During the Collaboration Term, in advance of each meeting of the JSC (unless otherwise agreed by the JSC), each Party will submit to the JSC for its review and discussion written materials that include a reasonably detailed summary of the Collaboration Activities performed by or on behalf of such Party during the most recently completed Calendar Quarter, which summary will include an estimate of the number of personnel that are performing Collaboration Activities for such Party in such Calendar Quarter (each, a “Collaboration Program Report”).

2.7.	Ionis Proprietary Toolbox of Chemical Modifications.

2.7.1.

Option Grant. If any Ionis Proprietary Toolbox of Chemical Modifications is necessary or reasonably useful for Metagenomi to practice any Metagenomi Collaboration Technology or Joint Collaboration Technology (such Intellectual Property Rights, “Ionis Background Technology”), then Metagenomi will have an option to obtain the license set forth in Section 3.2.3(a) (Ionis Background Technology License Grant) to Exploit up to eight Metagenomi Products in the Field (“Ionis IP Option”). [***].

2.7.2.

Option Exercise. Metagenomi may exercise an Ionis IP Option by providing written notice to Ionis (“Option Exercise Notice”) at any time during the period commencing on [***] and ending on [***] after the expiration of the [***] of the Effective Date (the “Option Term”), which notice will identify one or more targets that Metagenomi proposes to designate as Metagenomi Targets to which the applicable Metagenomi Product will be directed (each, a “Proposed Metagenomi Target” and such notice, a “Proposed Metagenomi Target Notice”).

2.7.3.	Encumbrance Check.

(a)

Encumbered Targets. Ionis will notify Metagenomi within [***] after Ionis’ receipt of a Proposed Metagenomi Target Notice if, at the time of receipt of such notice, (i) [***], (ii) [***], or (iii) [***] (each of (i) through (iii), a “Pre-Existing Ionis Restriction” and such Proposed Metagenomi Target, an “Encumbered Proposed Metagenomi Target”).

(b)

Effects if a Proposed Metagenomi Target is not an Encumbered Proposed Metagenomi Target. If Ionis does not notify Metagenomi within [***] after Ionis’ receipt of a Proposed Metagenomi Target Notice that the applicable Proposed Metagenomi Target is an Encumbered Proposed Metagenomi Target, then Metagenomi may provide a second notice to Ionis indicating that the Proposed Metagenomi Target will be deemed a “Metagenomi Target” if Ionis does not respond to such second notice within [***]. If Ionis (i) notifies Metagenomi that a Proposed Metagenomi Target is not an Encumbered Proposed Metagenomi Target or (ii) does not provide notice that a Proposed Metagenomi Target is an Encumbered Proposed Metagenomi Target within the original [***] period or within [***] after Metagenomi’s second notice (such date, the “Ionis IP Option Effective Date”), then, in either case, (A) the Proposed Metagenomi Target will automatically be deemed to be a “Metagenomi Target” under this Agreement with no further action by the Parties, and (B) the license to Metagenomi under Section 3.2.3(a) (Ionis Background Technology License Grant) will be effective with respect to Metagenomi Products for such Metagenomi Target.

2.7.4.

Ionis Background Technology Transfer. On a Metagenomi Target-by-Metagenomi Target basis, no later than [***] after the Ionis IP Option Effective Date for each Metagenomi Target, Ionis will transfer to Metagenomi all Ionis Background Technology that is necessary or determined by Ionis in good faith to be reasonably useful, in each case, for Metagenomi to Exploit the applicable Metagenomi Product for such Metagenomi Target in the Field.

Article 3

Licenses; Exclusivity

3.1.	License Grants to Ionis.

3.1.1.	Collaboration Activities License.

(a)

Collaboration Activities License Grant. Subject to the terms of this Agreement, Metagenomi hereby grants to Ionis and its Affiliates a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers (subject to Section 3.1.1(b) (Sublicensing by Ionis)), under the Licensed Technology to perform (or have performed in accordance with this Agreement) all Collaboration Activities allocated to Ionis under each Collaboration Program Plan during the Collaboration Term.

(b)

Sublicensing by Ionis. Ionis may grant sublicenses of any rights granted by Metagenomi under Section 3.1.1(a) (Collaboration Activities License Grant) through multiple tiers to any of its Affiliates or to one or more Subcontractors that are not [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Ionis will remain responsible for its Sublicensees’ compliance with the applicable terms of this Agreement.

3.1.2.	Exclusive Exploitation License.

(a)

Exclusive Exploitation License Grant. Subject to the terms of this Agreement, Metagenomi hereby grants to Ionis and its Affiliates an exclusive, royalty-bearing license, with the right to sublicense through multiple tiers (subject to Section 3.1.2(c) (Sublicensing by Ionis)), under the Licensed Technology to Exploit all Licensed Systems and Licensed Products solely in the Field in the Territory.

(b)

Limitations. Notwithstanding the license granted to Ionis pursuant to Section 3.1.1(a) (Collaboration Activities License Grant) and Section 3.1.2(a) (Exclusive Exploitation License Grant), subject to the terms of this Agreement, Metagenomi will retain non-exclusive rights under the Licensed Technology in the Field in the Territory for the sole purpose of performing the Metagenomi Activities or fulfilling its obligations under this Agreement, in each case, either itself or through its Affiliates, or Subcontractors. For clarity, Metagenomi will retain all rights under the Licensed Technology and Licensed Systems for use outside of the Field.

(c)

Sublicensing by Ionis. Ionis may grant sublicenses of any rights granted by Metagenomi under Section 3.1.2(a) (Exclusive Exploitation License Grant) through multiple tiers to any of its Affiliates or to one or more Sublicensees without the consent of Metagenomi; provided that such Sublicensees are not [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Ionis will remain responsible for its Sublicensees’ compliance with the applicable terms of this Agreement. Promptly following Ionis’ grant of a sublicense to a Sublicensee, Ionis will notify Metagenomi of such sublicense. Upon Metagenomi’s written request, Ionis will provide Metagenomi with a fully-executed copy of any agreement reflecting any such sublicense (excluding any sublicense with an Affiliate of Ionis’ or any Third Party acting on Ionis’ behalf), which may be reasonably redacted to exclude Ionis’ proprietary information, other competitively sensitive information, or any other information not necessary for Metagenomi to verify compliance with the preceding sentence, which copy will be treated as Ionis’ Confidential Information.

3.1.3.	Unblocking License.

(a)

Unblocking License Grant. Subject to the terms of this Agreement, including the license granted pursuant to Section 3.1.2(a) (Exclusive Exploitation License Grant), Metagenomi hereby grants to Ionis and its Affiliates a [***] non-exclusive license, with the right to sublicense through multiple tiers (subject to Section 3.1.3(b) (Sublicensing by Ionis)), under Metagenomi’s interest in the Joint Collaboration Technology [***] in the Unblocking Field in the Territory.

(b)

Sublicensing by Ionis. Ionis may grant sublicenses of any rights granted by Metagenomi under Section 3.1.3(a) (Unblocking License Grant) through multiple tiers to any of its Affiliates or to one or more Sublicensees to which Ionis grants a license to [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Ionis will remain responsible for its Sublicensees’ compliance with the applicable terms of this Agreement.

3.2.	License Grants to Metagenomi.

3.2.1.	Metagenomi Activities License.

(a)

Metagenomi Activities License Grant. Subject to the terms of this Agreement, Ionis hereby grants to Metagenomi a non-exclusive, royalty-free license, with the right to sublicense through multiple tiers (subject to the provisions of Section 3.2.1(b) (Sublicensing by Metagenomi)), under the Ionis Licensed Technology solely to perform the Collaboration Activities assigned to Metagenomi under the Collaboration Program Plans ( the “Metagenomi Activities”).

(b)

Sublicensing by Metagenomi. Metagenomi may grant sublicenses of any rights granted by Ionis under Section 3.2.1(a) (Metagenomi Activities License Grant) through multiple tiers to any of its Affiliates or to one or more Subcontractors that are not [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Metagenomi will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement.

3.2.2.	Unblocking License.

(a)

Unblocking License Grant. Subject to the terms of this Agreement, Ionis hereby grants to Metagenomi and its Affiliates a [***] non-exclusive license, with the right to sublicense through multiple tiers (subject to Section 3.2.2(b) (Sublicensing by Metagenomi)), under Ionis’ interest in the Joint Collaboration Technology [***] in the Unblocking Field in the Territory.

(b)

Sublicensing by Metagenomi. Metagenomi may grant sublicenses of any rights granted by Ionis under Section 3.2.2(a) (Unblocking License Grant) through multiple tiers to any of its Affiliates or to one or more Sublicensees to which Metagenomi grants a license to [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Metagenomi will remain responsible for its Sublicensees’ compliance with the applicable terms of this Agreement.

3.2.3.	Ionis Background Technology License.

(a)

Ionis Background Technology License Grant. Subject to Section 2.7 (Ionis Proprietary Toolbox of Chemical Modifications), effective upon the Ionis IP Option Effective Date for a Metagenomi Target, Ionis hereby grants to Metagenomi a non-exclusive, royalty-bearing license with the right to grant sublicenses through multiple tiers (subject to Section 3.2.3(b) (Sublicensing by Metagenomi)) under the Ionis Background Technology solely to Exploit Metagenomi Products for such Metagenomi Target in the Field.

(b)

Sublicensing by Metagenomi. Metagenomi may grant sublicenses of any rights granted by Ionis under Section 3.2.3(a) (Ionis Background Technology License Grant) through multiple tiers to any of its Affiliates or to one or more Sublicensees to which Metagenomi grants a license to Exploit the Metagenomi Products; provided that such Sublicensees are not [***]. Each such sublicense will be consistent with the terms of this Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement. Metagenomi will remain responsible for its Sublicensees’ compliance with the applicable terms of this Agreement. Promptly following Metagenomi’s grant of a sublicense to a Sublicensee, Metagenomi will notify Ionis of such sublicense. Upon Ionis’ written request, Metagenomi will provide Ionis with a fully-executed copy of any agreement reflecting any such sublicense (excluding any sublicense with an Affiliate of Metagenomi), which may be reasonably redacted to exclude Metagenomi’s proprietary information, other competitively sensitive information, or any other information not necessary for Ionis to verify compliance with the preceding sentence, which copy will be treated as Metagenomi’s Confidential Information.

3.3.

Subcontractors. Each Party and its Affiliates may perform any of its obligations under this Agreement through one or more Subcontractors; provided that (a) neither Party nor its Affiliates will engage any subcontractor that has been debarred by any Regulatory Authority; (b) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (c) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in Article 11 (Confidentiality) other than the term of any such confidentiality obligation, which will be customary for the nature of the Subcontractor; (d) require such Subcontractor and its personnel to assign (or, if such Party, after using Commercially Reasonable Efforts, cannot obtain an assignment, then to grant a perpetual license) to such Party of all rights, title, and interests in and to any Patent Rights or Know-How created, conceived, or developed in connection with the performance of subcontracted activities; provided that such Subcontractor and its personnel will not be required to assign its rights, title, and interests to any of its background intellectual property or improvements thereto; (e) the subcontracting Party will be liable for any act or omission of any Subcontractor that is a breach of any of the subcontracting Party’s obligations under this Agreement as though the same were a breach by the subcontracting Party; (f) each Party will use good faith efforts to identify in writing to the other Party any Subcontractor that it engages to perform Collaboration Activities and will only engage Subcontractors to perform the Collaboration Activities to the extent and in a manner consistent with such Party’s engagement of subcontractors for other internal Development programs; (g) Ionis [***]; and (h) Metagenomi [***].

3.4.	Technology Transfer.

3.4.1.

Initial Transfers. On a Collaboration Target-by-Collaboration Target basis, no later than (a) for [***] after the Effective Date and (b) for each new Collaboration Target, [***] after the applicable target becomes a Collaboration Target pursuant to Section 2.1.1(b) (Second Wave 1 Target) or Section 2.1.4(c) (Effects if a Proposed Target is Available), each Party will transfer to the other Party all Ionis Licensed Technology or Licensed Technology (as applicable), with respect to [***], as of the Effective Date, or, with respect to Collaboration Targets that become such after the Effective Date, at the time that a target becomes a Collaboration Target, in each case, that is [***] to perform the activities allocated to the non-transferring Party under the Drug Discovery Plan for the applicable Collaboration Target. In addition, each Party will transfer to the other Party all Ionis Licensed Technology or Licensed Technology (as applicable) that is [***] for the non-transferring Party to perform the activities allocated to the non-transferring Party under the Exploratory Research Plan no later than [***] after the Effective Date.

3.4.2.

Additional Transfers. Following the initial transfers described in Section 3.4.1 (Initial Transfers), (a) promptly after [***] and (b) [***], Metagenomi will provide prompt updates to Ionis regarding any Licensed Know-How not previously transferred to Ionis that is [***] for Ionis to continue Exploiting the Licensed Systems and Licensed Products, in each case, that relate to the Development Candidates being Exploited, or that Ionis, at such time, intends to Exploit, under this Agreement. During the Term, as reasonably requested by Ionis, Metagenomi will promptly provide Ionis with any information specifically identified by Ionis and included in the Licensed Technology that is [***] for Ionis to Exploit the Licensed Systems or Licensed Products that relate to the Development Candidates being Exploited, or that Ionis, at such time, intends to Exploit, and has not previously been transferred to Ionis under this Agreement. Metagenomi will provide such information to Ionis within [***] after Ionis’ request.

3.4.3.

Assistance by Metagenomi Personnel. To assist with the transfer of Licensed Know-How under this Section 3.4 (Technology Transfer) and Ionis’ Exploitation thereof in accordance with the terms of this Agreement during the Term, Metagenomi will make its personnel reasonably available to Ionis during normal business hours to transfer such Licensed Know-How to Ionis and respond to Ionis’ reasonable inquiries with respect thereto.

3.4.4.

Costs of Support. On a Collaboration Program-by-Collaboration Program basis, Metagenomi will provide the first [***] FTE hours of technology transfer, or technical or regulatory assistance under this Section 3.4 (Technology Transfer), Section 7.2.2 (Assistance; Support) and Section 7.3 (Regulatory Support) for a Collaboration Program at Metagenomi’s cost and expense. On a Collaboration Program-by-Collaboration Program basis, for any such assistance in excess of [***] FTE hours for a Collaboration Program, Ionis will reimburse Metagenomi for its reasonable, documented Internal Costs with respect thereto within [***] of receipt of a reasonably detailed invoice therefor.

3.5.

No Implied Licenses. Except as expressly provided in this Agreement, neither Party will be deemed to have granted the other Party any license or other right with respect to any Intellectual Property Rights of such Party.

3.6.	Exclusivity.

3.6.1.

Exclusivity Obligations. Subject to Section 3.6.2 (Acquisition of Distracting Product) and Section 3.6.3 (Change of Control), except in the performance of its obligations or exercise of its rights under this Agreement, neither Party nor any of its Affiliates will work independently or for or with any Third Party (including the grant of any license to any Third Party) to:

(a)

on a Drug Discovery Program-by-Drug Discovery Program basis, (i) during the Drug Discovery Term for a Drug Discovery Program, Develop or Commercialize any product that targets the Collaboration Target in the Exclusivity Field, and (ii) until the earlier of the (1) [***] period after the expiration of the Drug Discovery Term for a Drug Discovery Program or (2) [***] period after the Effective Date, clinically Develop or Commercialize any product that targets a Collaboration Target in the Exclusivity Field that is actively being Developed by Ionis under this Agreement for such Drug Discovery Program; and

(b)

on a Co-Co Program-by-Co-Co Program basis, during the period commencing on the date [***] and expiring [***], Develop or Commercialize any product that targets the Collaboration Target for such Co-Co Program in the Exclusivity Field. For clarity, the limitations set forth in this Section 3.6.1 (Exclusivity Obligations) will not apply to any Collaboration Target that is substituted out in accordance with Section 2.1.3 (Target Substitutions).

3.6.2.

Acquisition of Distracting Product. Notwithstanding the provisions of Section 3.6.1 (Exclusivity Obligations), if a Party or any of its Affiliates (such Party, the “Distracted Party”) acquires rights to Develop or Commercialize a product in the Field as the result of a merger, acquisition, or combination with or of a Third Party (where such Party is not the acquired entity) other than a Change of Control (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being Developed or Commercialized and such activities would, but for the provisions of this Section 3.6.2 (Acquisition of Distracting Product), constitute a breach of Section 3.6.1 (Exclusivity Obligations) (such product, a “Distracting Product”), then the Distracted Party or such Affiliate will, within [***] after the closing of such Acquisition Transaction notify the other Party in writing of such acquisition and either:

(a)

request that such Distracting Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of no less than [***] and, if the Parties are unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, then the Distracted Party will elect to take the action specified in either Section 3.6.2(b) or Section 3.6.2(c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in good faith discussion under this Section 3.6.2(a);

(b)

notify the other Party in writing that the Distracted Party or its Affiliate will [***], in which case, within [***] after the closing of the Acquisition Transaction, the Distracted Party or its Affiliate will [***]; or

(c)	notify the other Party in writing that it [***], in which case, within [***] after the other Party’s receipt of such notice, the Distracted Party and its Affiliates will [***].

During the discussion period under Section 3.6.2(a), prior to the time of [***] to Section 3.6.2(b), or prior to the [***] pursuant to Section 3.6.2(c), as applicable, the Distracted Party and its Affiliates will segregate all activities relating to the Distracting Product from the Exploitation of the Licensed Systems or Licensed Products under this Agreement, including ensuring that (i) no personnel involved in performing Development or Commercialization activities with respect to such Distracting Product have access to non-public plans or information relating to the Development or Commercialization of Licensed Systems or Licensed Products under this Agreement (except that [***]), and (ii) no personnel involved in performing Development or Commercialization activities with respect to Licensed Systems or Licensed Products under this Agreement have access to non-public plans or information relating to the Development or Commercialization of such Distracting Product (except that [***]). The procedures set forth in clauses (i) and (ii) above will be referred to as “Firewall Procedures” for the purposes of this Agreement.

3.6.3.	Change of Control. If there is a Change of Control involving a Party (where such Party is the acquired entity), then:

(a)

the obligations of Section 3.6.1 (Exclusivity Obligations) will not apply to any product that is controlled by the relevant acquirer or its Affiliates and that exists prior to the closing of such Change of Control; provided that (i) the acquired Party and the acquirer and its Affiliates existing immediately prior to the effective date of such Change of Control [***], (ii) the acquirer and its Affiliates existing immediately prior to the effective date of such Change of Control [***], and (iii) no personnel who were employees or consultants of the acquired Party or its Affiliates at any time prior to or after the Change of Control will [***];

(b)

if Ionis is the acquired entity and the acquiring entity is a [***], then Ionis will ensure that the acquiring entity establishes and implements Firewall Procedures to segregate and protect Confidential Information related to the Licensed Systems and Licensed Products from access to or use by the acquiring party other than as permitted by this Agreement; and

(c)

if Metagenomi is the acquired entity and the acquiring entity is an [***], then Metagenomi will ensure that the acquiring entity establishes and implements Firewall Procedures to segregate and protect Confidential Information related to the Licensed Systems, Licensed Products, and Ionis Background Technology from access to or use by the acquiring party other than as permitted by this Agreement.

Article 4

Governance

4.1.	Joint Steering Committee.

4.1.1.

Formation and Purpose of the JSC. Promptly, but no later than [***] after the Effective Date, the Parties will establish a Joint Steering Committee (“JSC”), which JSC will coordinate, oversee, and monitor the Parties’ activities hereunder in accordance with this Section 4.1 (Joint Steering Committee). The JSC will have the responsibilities set forth herein and will have no further responsibilities (a) with respect to the Exploratory Research Program, upon the expiration of the Exploratory Research Term, and (b) with respect to any Drug Discovery Program, upon the expiration of the Drug Discovery Term for such Drug Discovery Program. Upon the latest to occur of (a)-(b), the JSC will be dissolved.

4.1.2.

Membership. Each Party will designate [***] representatives with appropriate expertise and seniority to serve as members of the JSC, and who have the authority to bind such Party with respect to matters within the purview of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Metagenomi will designate one of its JSC members as one of the co-chairpersons of the JSC and Ionis will designate one of its members as the other co-chairperson of the JSC. Every [***] the co-chairpersons will alternate serving in the role of “lead co-chairperson.” The lead co-chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [***]thereafter. Such minutes will be deemed finalized unless any JSC member objects to the accuracy of such minutes no later than [***] after receipt of such minutes.

4.1.3.

Meetings. The JSC will meet in person, by videoconference, or by teleconference at least once each [***], unless otherwise agreed by the Parties, on such dates and at such times and places as agreed to by the members of the JSC. The Alliance Manager of each Party will attend each meeting of the JSC as a non-voting participant. Each Party will be responsible for all of its own expenses in participating in any JSC meeting.

4.1.4.

Meeting Agendas. Each Party will disclose to the other Party the proposed agenda items at least [***] in advance of each meeting of the JSC. Notwithstanding the foregoing, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

4.1.5.	Specific Responsibilities of the JSC. The responsibilities of the JSC will be to:

(a)	oversee the overall strategic relationship between the Parties;

(b)

review, discuss, and determine whether it is technologically infeasible to Develop a Development Candidate for a given Collaboration Target, as described in Section 2.1.3(b) (Substitutions for Technological Infeasibility);

(c)

review, discuss, and determine whether to approve each Drug Discovery Plan, and any updates thereto, pursuant to Section 2.2.2 (Additional Drug Discovery Plans) and Section 2.2.3 (Amendments to the Drug Discovery Plans);

(d)

discuss and determine the [***] for the Second Wave 1 Target and each Proposed Target that is deemed a Collaboration Target under this Agreement pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available), as described in Section 2.2.4(b) (Selection of Gene Editing Modalities);

(e)

review and discuss each Development Candidate Report and any other data or results provided by Metagenomi regarding therapeutic agents that meet the development candidate criteria set forth in a Drug Discovery Plan, pursuant to Section 2.2.6 (Delivery of Development Candidate; Development Candidate Report);

(f)	review, discuss, and determine whether to approve any updates to the Exploratory Research Plan or Exploratory Research Budget, pursuant to Section 2.3.2 (Amendments to the Exploratory Research Plan);

(g)	review and discuss each Collaboration Program Report, pursuant to Section 2.6.2 (Collaboration Program Reports);

(h)	review and discuss the Regulatory Strategy for each Licensed Product, as described in Section 7.1 (Regulatory Responsibility);

(i)

coordinate the wind-down of any Terminated Products in the Terminated Countries to the extent the JSC is still in effect at the time of the applicable termination notice, pursuant to Section 14.3.1 (Wind-Down); and

(j)	perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

4.2.

Subcommittees . From time to time, the JSC may establish and delegate duties, including any responsibilities of the JSC set forth in Section 4.1.5 (Specific Responsibilities of the JSC), to operational subcommittees (each, a “Subcommittee”) on an “as-needed” basis to oversee particular projects or activities, which delegations will be reflected in the minutes of the meetings of the JSC. Such Subcommittees may be established on an ad hoc basis for purposes of a specific project, for the life of a Licensed Product, or on such other basis as the JSC may determine, and will be constituted and will operate as the JSC may determine; provided that each Subcommittee will have equal representation from each Party and decision making will be by consensus, with each Party’s representatives on the applicable Subcommittee collectively having one vote on all matters brought before the Subcommittee. Each Subcommittee and its activities will be subject to the direction, review, and approval of, and, unless otherwise determined by the JSC, will report to, the JSC. For each Subcommittee, Ionis will designate one of its Subcommittee members to serve as the chairperson of such Subcommittee. The chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within [***] thereafter. Such minutes will not be finalized until all Subcommittee members have had an adequate opportunity to review and confirm the accuracy of such minutes. Each Party may replace its representatives on each such Subcommittee at any time upon written notice to the other Party. The Alliance Manager of each Party (or his or her designee) will attend each meeting of each Subcommittee as a non-voting participant. Each Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC. Any disagreement between the representatives of the Parties on a Subcommittee will be referred to the JSC for resolution in accordance with Section 4.6 (Decision-Making).

4.3.	Joint Research Committee

.

4.3.1.

Formation and Purpose of the JRC. Promptly, but no later than [***] after the creation of the JSC, the Parties will establish a Joint Research Committee (“JRC”), which JRC will coordinate, oversee, and monitor the Parties’ research activities hereunder in accordance with this Section 4.3 (Joint Research Committee). The JRC will be deemed a “Subcommittee” as described in Section 4.2 (Subcommittees). The JRC will have the responsibilities set forth herein and will dissolve upon the earlier of (a) the dissolution of the JSC, (b) the expiration of the Collaboration Term, or (c) by mutual agreement between the Parties.

4.3.2.

Membership. Each Party will designate [***] representatives with appropriate expertise and seniority to serve as members of the JRC, and who have the authority to bind such Party with respect to matters within the purview of the JRC.

4.3.3.	Specific Responsibilities of the JRC. The responsibilities of the JRC will be to:

(a)	coordinate the Collaboration Activities;

(b)

develop, discuss, and submit to the JSC to further review, discuss, and determine whether to approve each Drug Discovery Plan, and any updates thereto, pursuant to Section 2.2.2 (Additional Drug Discovery Plans) and Section 2.2.3 (Amendments to the Drug Discovery Plans);

(c)

develop, discuss, and submit to the JSC to further review, discuss, and determine whether to approve any updates to the Exploratory Research Plan or Exploratory Research Budget, pursuant to Section 2.3.2 (Amendments to the Exploratory Research Plan); and

(d)	perform such other functions as determined by the JSC.

4.4.

Alliance Managers . Each of the Parties will appoint a single individual to coordinate communications regarding the activities under this Agreement (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend any JSC meetings. Alliance Managers will be non-voting participants in all JSC meetings that they attend; provided, however, that an Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager may also: (a) be the point of first referral in all matters of conflict resolution; (b) provide a single point of communication for seeking consensus between the Parties regarding key strategy and plan issues; (c) identify and bring disputes to the attention of the JSC in a timely manner; and (d) plan and coordinate cooperative efforts.

4.5.

Additional Participants. Other employees of either Party or any of its Affiliates may attend meetings of the JSC or any Subcommittees as non-voting participants with prior written notice to the other Party (including via email notification). In addition, with the consent of each Party, consultants, representatives, or advisors may attend meetings of the JSC or any Subcommittees as non-voting observers; provided, however, that such Third Party participants and observers are under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 11 (Confidentiality).

4.6.	Decision-Making.

4.6.1.

Committee Decisions. Each Party’s representatives on the JSC will, collectively, have one vote (the “Party Vote”) on all matters brought before such committee for a decision by consensus. The JSC will make decisions as to matters within its jurisdiction by unanimous Party Vote, which Party Vote will be reflected in the minutes of the committee meeting. No vote will be binding on either Party unless each Party has at least one representative in attendance.

4.6.2.

Scope of Committee Authority. For the avoidance of doubt, matters that are specified in this Article 4 (Governance) only to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 4.6 (Decision-Making).

4.6.3.

Escalation. If the representatives of Metagenomi and Ionis are unable to agree on or resolve any matter requiring the approval of the JSC after the use of good faith efforts, within [***] after the JSC first considers such matter then, at the election of either Party, such Party may refer such matter to the Party’s respective Executive Officer. The Executive Officers will use good faith efforts to resolve any such disagreement so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties. If the Executive Officers are unable to resolve any such disagreement so referred to them within [***] following such referral (or such longer period as the Executive Officers may agree upon), then:

(a)	Ionis Final Decision-Making Authority. Ionis will have the right to make the final decision regarding [***].

(b)

Resolution by Baseball Arbitration. Except for those matters set forth in Section 4.6.3(a) (Ionis Final Decision-Making Authority), either Party may refer the matter for resolution pursuant to Section 15.1.3 (Expedited Dispute Resolution).

4.6.4.

General Authority. The JSC and any Subcommittees will have solely the powers expressly assigned to them in this Article 4 (Governance) and elsewhere in this Agreement. In conducting themselves on the JSC, any Subcommittees, and as Alliance Managers, and in exercising their rights under this Article 4 (Governance), all representatives of each Party will consider diligently, reasonably, and in good faith all input received from the other Party, and will use good faith efforts to reach unanimity, where required, on all matters before them. Notwithstanding anything to the contrary set forth in this Agreement, the JSC, and any Subcommittees will not have the right to make any decisions: (a) to amend, modify, or waive compliance with any term or condition of this Agreement; (b) in a manner that negates any consent right or other right specifically allocated to a Party under this Agreement; (c) to resolve any dispute involving the breach or alleged breach of this Agreement; (d) to resolve a matter if the provisions of this Agreement specify that agreement of the Parties, including consent of each Party, is required for such matter; (e) in a manner that a Party reasonably believes would require it to perform any act that would cause such Party to violate any Applicable Law or the requirements of any Regulatory Authority, or otherwise breach any of its obligations hereunder; or (f) that otherwise expand the rights or reduce the obligations of either Party under this Agreement.

Article 5

Co-Development and Co-Commercialization Options

5.1.	Co-Development and Co-Commercialization Options.

5.1.1.

Option Grant. Ionis hereby grants to Metagenomi the exclusive option to co-Develop and co-Commercialize with Ionis the Licensed Products under a Drug Discovery Program (a “Co-Co Option”), which Co-Co Option may be exercised for (a) [***], (b) no more than one of the other three Drug Discovery Programs for the Wave 1 Targets, and (c) no more than two Drug Discovery Programs for the Wave 2 Targets that become Collaboration Targets.

5.1.2.

Option Period. On a Drug Discovery Program-by-Drug Discovery Program basis, Metagenomi may exercise a Co-Co Option for a Drug Discovery Program by delivering written notice to Ionis of such exercise at any time during the [***] after the selection of [***] for such Drug Discovery Program (such notice, the “Co-Co Option Notice”, and such [***], the “Co-Co Option Period”). Notwithstanding the foregoing, Metagenomi may terminate the Co-Co Option Period for a Drug Discovery Program early by providing written notice to Ionis at any time during such [***] that Metagenomi does not elect to exercise its Co-Co Option for such Drug Discovery Program and, upon Ionis’ receipt of any such written notice the Co-Co Option Period for such Drug Discovery Program, the Co-Co Option Period for such Drug Discovery Program will be deemed to have expired and Metagenomi may not thereafter exercise the Co-Co Option for such Drug Discovery Program. No more than [***] at Metagenomi’s request during the Co-Co Option Period for a Drug Discovery Program, Ionis will provide Metagenomi with [***] (“Option Package”). For clarity, Ionis will not be required to generate any additional data or information that is not in existence as of the date of Metagenomi’s request for an Option Package.

5.1.3.

Option Exercise. If Metagenomi decides to exercise the Co-Co Option for a particular Drug Discovery Program, then it will deliver written notice to Ionis of such determination during the applicable Co-Co Option Period, which notice will indicate the Drug Discovery Program for which Metagenomi elects to exercise the Co-Co Option, and (a) the Drug Discovery Program for which Metagenomi is exercising its Co-Co Option will automatically be deemed a “Co-Co Program” and all Licensed Products under such Drug Discovery Program will automatically be deemed “Co-Co Products,” (b) Metagenomi will pay Ionis the Option Exercise Fee for such Co-Co Program pursuant to Section 9.3 (Option Exercise Fee), and (c) the Parties will enter into a Co-Development and Co-Commercialization Agreement for such Co-Co Program in accordance with Section 5.2 (Development and Commercialization of the Co-Co Products; Opt-Down Right). Any Drug Discovery Program for which Metagenomi does not exercise a Co-Co Option prior to the expiration of the applicable Co-Co Option Period will automatically be deemed an “Ionis Program” and all Licensed Products under such Drug Discovery Program will automatically be deemed “Ionis Products” and Ionis will have sole control under the Development and Commercialization of such Ionis Products in accordance with Article 6 (Development and Commercialization of the Ionis Products).

5.2.

Development and Commercialization of the Co-Co Products; Opt-Down Right . On a Co-Co Program-by-Co-Co Program basis, promptly after Metagenomi exercises a Co-Co Option for a Co-Co Program, the Parties will negotiate in good faith the terms of a worldwide, co-exclusive (with Ionis) co-Development and co-Commercialization agreement (the “Co-Development and Co-Commercialization Agreement”), which terms and conditions will be reasonable and customary for agreements of this type and will include a requirement that the Parties share all future Development, Commercialization, and other Exploitation costs and all future profits with respect to the applicable Co-Co Products, with the Parties bearing the share of such costs 50:50 and Ionis being responsible for booking and recording revenue and on terms to be specified in the Co-Development and Co-Commercialization Agreement; provided, that [***]. Each Co-Development and Co-Commercialization Agreement will include: (i) the right for Metagenomi to, upon written notice to Ionis, reduce its share of any costs borne under the applicable Co-Co Program from 50% to any percentage between 50% and 25% and Ionis’ share of such costs will increase accordingly (such option, the “Opt-Down Right”); provided that Metagenomi will continue to bear 50% of the costs of any then-ongoing Clinical Trials through the completion of any such ongoing Clinical Trials, (ii) each Party will receive a share of profits equal to the percentage of costs funded by such Party following the exercise of the Opt-Down Right based on the percentage of costs that Metagenomi commits to funding in its notice of exercise of its Opt- Down Right, and (iii) Metagenomi may only exercise the Opt-Down Right during the period beginning no earlier than [***] and no later than [***] prior to the [***]. Until the Parties execute the Co-Development and Co-Commercialization Agreement, Ionis will continue to conduct and will be solely responsible for, and continue to have sole and exclusive control over, the Development and Manufacture of the applicable Co-Co Products.

5.3.

Escalation Procedure. If the Parties, despite their good faith negotiations, are unable to agree on the terms and conditions of any Co-Development and Co-Commercialization Agreement within [***] of the date of the applicable Co-Co Option Notice (or such longer time as mutually agreed by the Parties), then either Party may refer those terms and conditions to which they have not mutually agreed to the Executive Officers, who will use reasonable efforts to reach agreement on such terms and conditions. If such Executive Officers are unable to reach consensus with respect to such terms and conditions within [***] after such referral, then either Party may notify the other Party of its intent to invoke dispute resolution under Section 15.1.3 (Expedited Dispute Resolution).

5.4.

Metagenomi Opt-Out. On a Co-Co Program-by-Co-Co Program basis, Metagenomi will have the right to opt-out of its rights and obligations under this Agreement to the extent related to the Exploitation of the Co-Co Products under such Co-Co Program and the applicable Co-Development and Co-Commercialization Agreement for a Co-Co Program (each such right, an “Opt-Out Right”). Metagenomi may exercise the Opt-Out Right for a Co-Co Program by providing written notice to Ionis of such election no later than [***] after [***] (the “Opt-Out Period”). If Metagenomi exercises the Opt-Out Right for a Co-Co Program during the applicable Opt-Out Period pursuant to this Section 5.4 (Metagenomi Opt-Out), then from and after the date that is the later of (a) [***] following the date on which [***] or (b) [***] (the “Opt-Out Date”), (i) the applicable Co-Development and Co-Commercialization Agreement will terminate and Ionis will have sole control over, and sole decision-making authority with respect to, at its cost and expense, the Development, Commercialization, and other Exploitation of the Licensed Products under such Drug Discovery Program, (ii) the Licensed Products under such Drug Discovery Program will be deemed to be “Ionis Products” and such Drug Discovery Program will be deemed to be an “Ionis Program”, in each case, from and after the Opt-Out Date, (iii) Ionis will thereafter pay any Ionis Product Development Milestone Payments, Ionis Product Regulatory Milestone Payments, Ionis Product Sales Milestone Payments, and Ionis Royalties, in each case, that accrue as a result of the Exploitation of the applicable Ionis Products from and after the Opt-Out Date (provided that Ionis will not be required to pay the first Ionis Product Development Milestone Payment, Ionis Product Regulatory Milestone Payment, or Ionis Product Sales Milestone Payment, as applicable, to accrue as a result of the Exploitation of the applicable Ionis Products after the Opt-Out Date), (iv) Ionis will not be responsible for any Ionis Product Development Milestone Payments, Ionis Product Regulatory Milestone Payments, or Ionis Product Sales Milestone Payments that accrued prior to the Opt-Out Date, and (v) Metagenomi will continue to bear its share of the costs of any Clinical Trials for the applicable Ionis Products that are ongoing as of the Opt-Out Date through the completion of such Clinical Trials.

Article 6

Development and Commercialization of the Ionis Products

6.1.	Development.

6.1.1.

General. On an Ionis Program-by-Ionis Program basis, from and after expiration of the Drug Discovery Term for an Ionis Product, Ionis will have sole control over, and sole decision-making authority with respect to, at its cost and expense, the Development of, and the performance of all Medical Affairs with respect to, such Ionis Product in the Field in the Territory.

6.1.2.

Reporting for the Ionis Products. On an Ionis Program-by-Ionis Program basis, during the period after [***], [***] per [***], Ionis will provide Metagenomi with a reasonably detailed report regarding the status of Ionis’ Development of the Ionis Products for such Ionis Program. At Metagenomi’s reasonable request, no more than [***] per [***], the Parties will meet to discuss the Development of the Ionis Products.

6.1.3.

Development Diligence for the Ionis Products. Ionis (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for at least [***] in [***].

6.2.	Commercialization.

6.2.1.	General. Ionis will have sole control over, and sole decision-making authority with respect to, at its cost and expense, the Commercialization of the Ionis Products in the Field in the Territory.

6.2.2.

Commercialization Diligence for the Ionis Products. Following receipt by or on behalf of Ionis of Regulatory Approval for an Ionis Product in a country, Ionis (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize such Ionis Product in such country.

Article 7

Regulatory Affairs

7.1.

Regulatory Responsibility. From and after the Effective Date, as between the Parties, Ionis will be responsible for the preparation and submission of all Regulatory Submissions (including all meetings with Regulatory Authorities in connection with the same) for all Licensed Products, but, for clarity, not including Regulatory Submissions that relate to proprietary Metagenomi components of Licensed Products to which Ionis will have a right of reference pursuant to Section 7.2 (Right of Reference), [***]; provided that Metagenomi will assist Ionis or any of its Affiliates or Sublicensees in its efforts to prepare and submit any such Regulatory Submissions in accordance with this Article 7 (Regulatory Affairs). Ionis or any of its Affiliates or Sublicensees may file all such applications in its own name (or in the name of its designee) and will own and control all such applications. On a Drug Discovery Program-by-Drug Discovery Program basis, at Ionis’ request at any time after a Development Candidate is selected for a Drug Discovery Program, the JSC will discuss a high-level regulatory strategy for such Drug Discovery Program (“Regulatory Strategy”), which strategy will leverage Metagenomi’s expertise with Regulatory Submissions for products that are similar to the Licensed Product. For clarity, the JSC will not have any approval rights with respect to the Regulatory Strategy for any Drug Discovery Program and Ionis will have sole control over, and sole decision-making authority with respect to, the Regulatory Submissions for the Licensed Products. Notwithstanding the foregoing, if Metagenomi exercises the Co-Co Option for one or more Drug Discovery Programs in accordance with Section 5.1 (Co-Development and Co-Commercialization Options), then all Regulatory Submissions with respect to any Co-Co Product will be prepared in accordance with the terms set forth in the applicable Co-Development and Co-Commercialization Agreement.

7.2.	Right of Reference.

7.2.1.

Grant. Metagenomi will grant, and hereby does grant, to Ionis and its Affiliates and Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the United States), to all Regulatory Submissions (including any drug master files) submitted by or on behalf of and Controlled by Metagenomi or any of its Affiliates that are necessary or reasonably useful to support any Regulatory Submissions for a Licensed Product to be made by Ionis, its Affiliates, or Sublicensees in the Field in the Territory.

7.2.2.

Assistance; Cooperation. Ionis and its Affiliates and Sublicensees may use such right of reference solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval for the Licensed Products in the Field in the Territory. Metagenomi will use Commercially Reasonable Efforts to take such actions as may be reasonably requested by Ionis to give effect to the intent of this Section 7.2 (Right of Reference), including, if requested by Ionis, (a) providing a signed statement that Ionis may rely on, and that the applicable Regulatory Authority may access, Metagenomi or its Affiliate’s Regulatory Submissions in support of Ionis’ application for Regulatory Approval for any Licensed Product, and (b) subject to the data sharing requirements under any privacy- related Applicable Law, providing Ionis with any underlying raw data or information submitted by Metagenomi or its Affiliates to the Regulatory Authority with respect to the applicable Regulatory Submissions. Internal Costs incurred by Metagenomi in performing any activities requested by Ionis pursuant to this Section 7.2.2 (Assistance; Cooperation) will be reimbursed in accordance with Section 3.4.4 (Costs of Support).

7.3.	Regulatory Support.

7.3.1.

Access to Data. Metagenomi will use Commercially Reasonable Efforts to assist Ionis or any of its Affiliates or Sublicensees in its efforts to prepare and submit any Regulatory Submissions to obtain, support, or maintain Regulatory Approvals for all Licensed Products in the Field in the Territory, including by providing Ionis with all data, written reports, and other documentation generated by or on behalf of Metagenomi under the Drug Discovery Programs that is necessary or reasonably useful to support any Regulatory Submissions for a Licensed Product, as well as any necessary samples and materials. Unless otherwise noted in the Development Supply Agreement or the Commercial Supply Agreement, the costs of Metagenomi providing such support will be reimbursed in accordance with Section 3.4.4 (Costs of Support).

7.3.2.

Review of Regulatory Submissions. Ionis may (but, for clarity, is not required to) provide drafts of any INDs or other Regulatory Submissions for the Licensed Products to Metagenomi prior to submission to the applicable Regulatory Authority for Metagenomi to review and provide comments. Metagenomi will use Commercially Reasonable Efforts to review and provide any such requested comments in a timely manner and the costs of such support will be reimbursed in accordance with Section 3.4.4 (Costs of Support).

Article 8

Manufacturing

8.1.	Metagenomi Manufacturing Responsibilities.

8.1.1.

Metagenomi Supply Term. Subject to Section 8.4 (Ionis’ Assumption of Manufacturing Responsibilities), on a Drug Discovery Program-by-Drug Discovery Program basis, commencing on [***] until [***], or such other period as mutually agreed upon by the Parties (the “Metagenomi Supply Term”), Metagenomi will Manufacture (a) all applicable Licensed Systems and certain components of the applicable Licensed Products (consistent with those components that Metagenomi manufactures for its own products) (collectively, the “MG Manufactured Components”), in each case, that are needed by Ionis for use in its Development activities pursuant to the terms of a development supply agreement (the “Development Supply Agreement”) to be entered into between the Parties and (b) all MG Manufactured Components needed by Ionis for use in its Commercialization activities pursuant to the terms of a commercial supply agreement (the “Commercial Supply Agreement”) to be entered into between the Parties. Under the Development Supply Agreement and the Commercial Supply Agreement, Metagenomi will provide the MG Manufactured Components at a cost that represents the Cost of Goods for such MG Manufactured Components plus 15% (the “Supply Price”).

8.1.2.

Requested CMO. If Metagenomi is, at any point during the Metagenomi Supply Term, Manufacturing any MG Manufactured Components without engaging a CMO, then Ionis may, upon written notice to Metagenomi, require Metagenomi to engage a CMO mutually agreeable to the Parties to conduct Manufacturing under this Agreement (such CMO, the “Requested CMO”). Within [***] of Metagenomi’s receipt of such notice requesting Metagenomi engage a Requested CMO, Metagenomi will in good faith negotiate and enter into a written agreement with such Requested CMO for the purposes of Manufacturing the MG Manufactured Components (such agreement, the “Requested CMO Contract”) and conduct a transfer of the Manufacturing Know-How to such Requested CMO and otherwise facilitate implementation of such Manufacturing Know-How, in each case, in a manner consistent with Metagenomi’s rights and obligations with respect to the Manufacturing Technology Transfer described in Section 8.5 (Manufacturing After the Metagenomi Supply Term). Metagenomi will ensure that the Requested CMO Contract is expressly and freely assignable to and assumable by Ionis without the consent of the Requested CMO. Metagenomi will provide a draft of the Requested CMO Contract to Ionis prior to executing such Requested CMO Contract for review and comment and will incorporate Ionis’ reasonable comments. If Metagenomi does not engage the Requested CMO within [***] of its receipt of notice requiring the engagement of such Requested CMO, then Ionis may terminate the Metagenomi Supply Term and assume all Manufacturing responsibilities for the MG Manufactured Components.

8.2.

Development Supply Agreement. At such time as directed by the JSC, the Parties will negotiate in good faith the terms of the Development Supply Agreement, and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing of the MG Manufactured Components for Development purposes; provided that if Ionis needs any MG Manufactured Components for its Development activities prior to the Parties entering into the Development Supply Agreement, then Metagenomi will supply such MG Manufactured Components on a per-batch basis and Ionis will pay Metagenomi on a per-batch basis at the Supply Price for each such batch. The Development Supply Agreement and the related quality agreement will include terms and conditions consistent with the principles set forth on Schedule 8.2 (Development Supply Agreement Key Terms).

8.3.

Commercial Supply Agreement. At such time as directed by the JSC, the Parties will negotiate in good faith the terms of the Commercial Supply Agreement, and a related quality agreement, which agreements will govern the terms and conditions of the Manufacturing of the MG Manufactured Components for Commercialization purposes. The Commercial Supply Agreement and the related quality agreement will include terms and conditions consistent with the principles set forth on Schedule 8.2 (Development Supply Agreement Key Terms), with such modifications that are reasonable and appropriate for a commercial supply.

8.4.	Ionis’ Assumption of Manufacturing Responsibilities. If, (a) [***], or (b) [***], then, in either case, [***]. For clarity, [***].

8.5.

Manufacturing After the Metagenomi Supply Term. If Ionis assumes all Manufacturing responsibilities for the MG Manufactured Components in accordance with Section 8.1.2 (Requested CMO) or [***] or the Metagenomi Supply Term otherwise expires, then from and after such date, Ionis will have sole control over and sole decision-making authority with respect to, at its cost and expense, all Manufacturing activities for the MG Manufactured Components; provided that, at Ionis’ request, Metagenomi will continue to Manufacture and supply MG Manufactured Components to Ionis pursuant to the Development Supply Agreement or Commercial Supply Agreement (as applicable) until the earlier of [***] or [***]. Promptly upon Ionis’ request after expiration of the Metagenomi Supply Term, Metagenomi will, if and as requested, assign the Requested CMO Contract to Ionis and effect a transfer to Ionis or its designee(s) (which designee may be an Affiliate or a Third Party manufacturer, and which Third Party manufacturer may be a primary, backup, or second manufacturer of such MG Manufactured Component) of all Licensed Know-How that is necessary or reasonably useful to enable the Manufacture of each MG Manufactured Component (the “Manufacturing Know-How”) and to facilitate implementation of the Manufacturing Know-How at facilities designated by Ionis (such transfer and implementation, as more fully described in this Section 8.5 (Manufacturing After the Metagenomi Supply Period), the “Manufacturing Technology Transfer”). Metagenomi will provide all reasonable assistance requested by Ionis to enable Ionis (or its Affiliate or designated Third Party manufacturer, as applicable) to implement the Manufacturing Know-How at the facilities designated by Ionis. If reasonably requested by Ionis, such assistance will include [***]. Without limiting the foregoing, in connection with the Manufacturing Technology Transfer, Metagenomi will cause all appropriate employees and representatives of Metagenomi and its Affiliates to meet with employees or representatives of Ionis (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility at mutually convenient times to assist with the working up and use of the Manufacturing Know-How and with the training of the personnel of Ionis (or its Affiliate or designated Third Party manufacturer(s), as applicable) to the extent reasonably necessary to enable Ionis (or its Affiliate or designated Third Party manufacturer(s), as applicable) to use and practice the Manufacturing Know-How. Each Party will be responsible for its own costs and expenses incurred in conducting the Manufacturing Technology Transfer.

Article 9

Consideration; Financial Terms

9.1.

Upfront Payment. Ionis will pay Metagenomi a one-time upfront payment of $80,000,000 (the “Upfront Payment”) no later than [***] after the Effective Date. The Upfront Payment is non- creditable and non-refundable.

9.2.

Wave 2 Target Selection Fee. On a Wave 2 Target-by-Wave 2 Target basis, promptly following the designation of a Wave 2 Target as a Collaboration Target in accordance with Section 2.1.4(c) (Effects if a Proposed Target is Available), Metagenomi will invoice Ionis for the applicable amount set forth in Table 9.2, which amount will be based on the applicable scenario for selection of such Wave 2 Target (each such payment, a “Wave 2 Target Selection Fee”). Ionis will pay such Wave 2 Target Selection Fee no later than [***] after receipt of such invoice. For clarity, each Wave 2 Target Selection Fee is only payable once for each Wave 2 Target that is designated as a Collaboration Target.

Table 9.2 – Wave 2 Target Selection Fee
Wave 2 Target Selection Scenario	Wave 2 Target Selection Fee
Scenario 1: If the Wave 2 Target is a target [***]	[***]
Scenario 2: If the Wave 2 Target is a target [***]	[***]
Scenario 3: If the Wave 2 Target is a target [***]	[***]

In order for Scenario 2 of Table 9.2 to apply, Metagenomi must (a) [***] and (b) [***].

9.3.

Option Exercise Fee. On a Drug Discovery Program-by-Drug Discovery Program basis, if Metagenomi exercises a Co-Co Option for a Drug Discovery Program during the applicable Co-Co Option Period in accordance with Section 5.1.3 (Option Exercise), then Metagenomi will reimburse Ionis in accordance with the terms set forth in this Section 9.3 (Option Exercise Fee), which reimbursement will be equal to 50% of the Internal Costs and Out-of-Pocket Costs incurred by Ionis in the conduct of the Drug Discovery Activities for such Drug Discovery Program prior to the exercise of the Co-Co Option for such Drug Discovery Program minus 50% of the Internal Costs and Out-of-Pocket Costs incurred by Metagenomi in the conduct of the Drug Discovery Activities for such Drug Discovery Program prior to the exercise of the Co-Co Option for such Drug Discovery Program if such amount is a positive number (such amount, the “Option Exercise Fee” for such Drug Discovery Program). No later than [***] after the date on which Metagenomi exercises a Co-Co Option for a Drug Discovery Program, each Party will deliver to the other Party a written report, with reasonable supporting documentation, that sets forth the Internal Costs and Out-of-Pocket Costs incurred by or on behalf of such Party in connection with performance of the Drug Discovery Activities for such Drug Discovery Program (to the extent in accordance with the applicable Drug Discovery Plan) (each, a “Development Cost Share Notice”). Promptly after delivery of each Development Cost Share Notice, Ionis will invoice Metagenomi for the Option Exercise Fee (if any) and Metagenomi will pay the Option Exercise Fee no later than [***] after receipt of Ionis’ invoice.

9.4.	Ionis Product Milestone Payments.

9.4.1.

Ionis Product Development Milestone Payments. Subject to the terms and conditions of this Agreement, including Section 9.5 (Ionis Products for [***] Target Populations), (a) with respect to the [***] set forth below, on an Ionis Program- by-Ionis Program basis and (b) with respect to the [***] set forth below, on an Ionis Product-by-Ionis Product basis, Ionis will pay one-time milestone payments to Metagenomi of the amounts set forth in Table 9.4.1 (each, an “Ionis Product Development Milestone Payment”) upon the first achievement by Ionis or any of its Affiliates or Sublicensees of each of the development milestone events set forth in Table 9.4.1 (each, an “Ionis Product Development Milestone Event”) for each Ionis Program or Ionis Product (as applicable); provided that, with respect to the [***] set forth below, on an Ionis Program-by-Ionis Program basis, if more than one Ionis Product for the same Ionis Program achieve an Ionis Product Development Milestone Event, then [***]. Each Ionis Product Development Milestone Payment is payable only once for each Ionis Program or Ionis Product (as applicable), regardless of the number of times the corresponding Ionis Product Development Milestone Event is achieved for such Ionis Program or Ionis Product (as applicable). If Ionis or its Affiliates or Sublicensees achieve all of the Ionis Product Development Milestone Events for an Ionis Product, then the Ionis Product Development Milestone Payments payable by Ionis under this Section 9.4.1 (Ionis Product Development Milestone Payments) for such Ionis Product will not exceed $29,000,000.

Table 9.4.1 – Ionis Product Development Milestones
Ionis Product Development Milestone Event	Ionis Product Development Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

9.4.2.

Ionis Product Regulatory Milestone Payments. Subject to the terms and conditions of this Agreement, including Section 9.5 (Ionis Products for [***] Target Populations), on an Ionis Product-by-Ionis Product basis, Ionis will pay one-time milestone payments to Metagenomi of the amounts set forth in Table 9.4.2 (each, an “Ionis Product Regulatory Milestone Payment”) upon the first achievement by Ionis or any its Affiliates or Sublicensees of each of the regulatory milestone events set forth in Table 9.4.2 (each, an “Ionis Product Regulatory Milestone Event”) by an Ionis Product. Each Ionis Product Regulatory Milestone Payment is payable only once for each Ionis Product, regardless of the number of times the corresponding Ionis Product Regulatory Milestone Event is achieved for an Ionis Product. If Ionis or its Affiliates or Sublicensees achieve all of the Ionis Product Regulatory Milestone Events for an Ionis Product, then the Ionis Product Regulatory Milestone Payments payable by Ionis under this Section 9.4.2 (Ionis Product Regulatory Milestone Payments) for such Ionis Product will not exceed $60,000,000.

Table 9.4.2 – Ionis Product Regulatory Milestones
Ionis Product Regulatory Milestone Event	Ionis Product Regulatory Milestone Payment
[***]	[***]
[***]	[***]

9.4.3.

Ionis Product Sales Milestone Payments. Subject to the terms and conditions of this Agreement, including Section 9.5 (Ionis Products for [***] Target Populations), on an Ionis Product-by-Ionis Product basis, Ionis will pay one-time milestone payments to Metagenomi of the amounts set forth in Table 9.4.3 (each, an “Ionis Product Sales Milestone Payment”) upon the first achievement by Ionis or any of its Affiliates or Sublicensees of each of the sales milestone events set forth in Table 9.4.3 (each, an “Ionis Product Sales Milestone Event”) for an Ionis Product. Each Ionis Product Sales Milestone Payment is payable only once for each Ionis Product, regardless of the number of times the corresponding Ionis Product Sales Milestone Event is achieved for an Ionis Product. If Ionis or its Affiliates or Sublicensees achieve all of the Ionis Product Sales Milestone Events for an Ionis Product, then the Ionis Product Sales Milestone Payments payable by Ionis under this Section 9.4.3 (Ionis Product Sales Milestone Payments) for such Ionis Product will not exceed $250,000,000.

Table 9.4.3 – Ionis Product Sales Milestones
Ionis Product Sales Milestone Event	Ionis Product Sales Milestone Payment
1. The first Calendar Year in which the aggregate Net Sales for an Ionis Product exceed [***]	[***]
2. The first Calendar Year in which the aggregate Net Sales for an Ionis Product exceed [***]	[***]
3. The first Calendar Year in which the aggregate Net Sales for an Ionis Product exceed [***]	[***]
4. The first Calendar Year in which the aggregate Net Sales for an Ionis Product exceed [***]	[***]

9.4.4.

Notice; Payment; Skipped Milestones. Ionis will provide Metagenomi with written notice upon the achievement of each Ionis Product Development Milestone Event, Ionis Product Regulatory Milestone Event, and Ionis Product Sales Milestone Event, such written notice to be provided (a) with respect to any Ionis Product Development Milestone Event or Ionis Product Regulatory Milestone Event within [***] after such achievement and (b) with respect to any Ionis Product Sales Milestone Event, on or prior to the date of delivery of the Ionis Royalty Report under Section 9.6.4 (Ionis Royalty Reports) for the Calendar Year in which such milestone event is first achieved. Following receipt of such written notice, Metagenomi will promptly invoice Ionis for the applicable milestone payment and Ionis will make the appropriate milestone payment within [***] after receipt of such invoice; provided that with respect to the first Ionis Product Development Milestone Event (for selection of the first Development Candidate for an Ionis Program), Metagenomi may only invoice Ionis after [***], and Ionis will have no obligation to make any payment with respect to such Ionis Product Development Milestone Event unless [***] and Metagenomi provides Ionis with an invoice for the applicable amount. Each Ionis Product Development Milestone Event is intended to be successive. If any Ionis Product Development Milestone Event does not occur with respect to an Ionis Product for an Ionis Program, then such skipped milestone event will be deemed to have been achieved upon the achievement of the next successive milestone event with respect to an Ionis Product for such Ionis Program. Payment for any such skipped milestone that is owed in accordance with the provisions of the foregoing sentence will be due concurrently with the payment for the next successive Ionis Product Development Milestone Event. If more than one Ionis Product Sales Milestone Event occurs with respect to an Ionis Product in the same Calendar Year, then payments with respect to all applicable Ionis Product Sales Milestone Events will be paid for such Calendar Year.

9.5.

Ionis Products for [***] Target Populations. If an Ionis Product is intended to treat target populations with [***] (each such population, [***] “[***] Target Population”), then Ionis will notify Metagenomi and [***], in each case, for such Ionis Product, [***].

9.6.	Ionis Product Royalty Payments.

9.6.1.

Ionis Royalty Rates. Subject to the terms and conditions of this Agreement, including the provisions of Section 9.6.2. (Adjustments to Ionis Royalties), on an Ionis Product-by- Ionis Product basis, Ionis will pay Metagenomi royalties based on the aggregate Annual Net Sales of each Ionis Product at the rates set forth in Table 9.6.1. On an Ionis Product- by-Ionis Product and country-by-county basis such royalties will be payable until the expiration of the applicable Royalty Term for each Ionis Product in such country. The royalty payments made pursuant to this Section 9.6.1 (Ionis Royalty Rates), the “Ionis Royalties” and the rates set forth in Table 9.6.1, the “Ionis Royalty Rates.”

Table 9.6.1 – Royalty Rates for Ionis Products
Annual Net Sales of an Ionis Product in the Territory	Royalty Rate as a Percentage of Net Sales
Portion of Annual Net Sales of each Ionis Product that is less than or equal to [***]	[***]
Portion of Annual Net Sales of each Ionis Product that is greater than [***], and less than or equal to [***]	[***]
Portion of Annual Net Sales for each Ionis Product that is greater than [***], and less than or equal to [***]	[***]
Portion of Annual Net Sales of each Ionis Product that is greater than [***]	[***]

By way of example only, if the Annual Net Sales for an Ionis Product are [***] for a given Calendar Year, then the Ionis Royalties payable with respect to such Annual Net Sales for such Ionis Product in such Calendar Year, subject to adjustment as set forth in Section 9.6.2 (Adjustment to Ionis Royalties) would be: [***] + [***] + [***] + [***] = [***]. For the avoidance of doubt, the obligation to pay Ionis Royalties will be imposed only once with respect to the same unit of an Ionis Product.

9.6.2.	Adjustments to Ionis Royalties.

(a)

Expiration of Valid Claims. Subject to Section 9.6.3 (Cumulative Effect of Ionis Royalty Reductions), on an Ionis Product-by-Ionis Product and country-by-country basis in the Territory, if during the Royalty Term for an Ionis Product in a given country there is no Valid Claim of a Royalty Bearing Patent Right Covering such Ionis Product in such country, then commencing in the first Calendar Quarter after the date on which this Section 9.6.2(a) (Expiration of Valid Claims) applies and for the remainder of the Royalty Term for such Ionis Product in such country, the Annual Net Sales for such Ionis Product in such country will be reduced by [***] for purposes of calculating the Ionis Royalties owed under Section 9.6.1 (Ionis Royalty Rates).

(b)

Biosimilar Product. Subject to Section 9.6.3 (Cumulative Effect of Ionis Royalty Reductions), if, on an Ionis Product-by-Ionis Product and country-by-country basis, a Biosimilar Product with respect to an Ionis Product is approved for sale in a country, then commencing in the Calendar Quarter in which such approval was obtained and continuing for the remainder of the Royalty Term for such Ionis Product in such country, the Annual Net Sales for such Ionis Product in such country will be reduced by [***] for purposes of calculating the Ionis Royalties owed under Section 9.6.1 (Ionis Royalty Rates).

(c)

Third Party Payments. Subject to Section 9.6.3 (Cumulative Effect of Ionis Royalty Reductions), Ionis will be entitled to credit against the Ionis Royalties due to Metagenomi in a given Calendar Quarter [***] of (i) [***] that are actually paid by Ionis or any of its Affiliates or Sublicensees to any Third Party in consideration for rights under any Patent Right, Know-How, or other intellectual property owned or controlled by such Third Party (whether by acquisition or license) (such rights, “Third Party IP”) that is acquired or licensed by Ionis or any of its Affiliates or

Sublicensees after the Effective Date, and [***] useful for Ionis or any of its Affiliates or Sublicensees to Exploit a Development Candidate as such Development Candidate exists as of the date of expiration of the Drug Discovery Term for the applicable Drug Discovery Program, and (ii) [***] (such amount in (i) or (ii), the “Third Party Payment”). Notwithstanding the foregoing, Third Party Payment shall exclude [***].

9.6.3.

Cumulative Effect of Ionis Royalty Reductions. In no event will the royalty reductions for Ionis Products permitted under Section 9.6.2(a) (Expiration of Valid Claims), Section 9.6.2(b) (Biosimilar Product), or Section 9.6.2(c) (Third Party Payments), alone or together, reduce the Ionis Royalties due to Metagenomi for an Ionis Product in a given Calendar Quarter by more than [***] of the applicable Ionis Royalties that would otherwise be owed on the Annual Net Sales of such Ionis Product. If Ionis would, but for the restriction set forth in this Section 9.6.3 (Cumulative Effect of Ionis Royalty Reductions), have the right to reduce the Ionis Royalties due to Metagenomi by more than [***], then [***].

9.6.4.

Ionis Royalty Reports. Commencing on the First Commercial Sale of an Ionis Product and for so long as Ionis Royalties are due under this Agreement, no later than (a) [***] prior to the start of each Calendar Year, Ionis will deliver a written good faith nonbinding estimate to Metagenomi of the projected Net Sales for the upcoming Calendar Year, (b) [***] after the end of each Calendar Quarter, Ionis will deliver a written good faith non-binding estimate to Metagenomi of the Net Sales in the relevant Calendar Quarter and the Ionis Royalties payable on such Net Sales, and (c) [***] after the end of each Calendar Quarter, Ionis will deliver a written report (each, an “Ionis Royalty Report”) to Metagenomi specifying on an Ionis Product-by-Ionis Product and country- by-country basis: (i) Net Sales in the relevant Calendar Quarter; (ii) to the extent such Net Sales include sales not denoted in US Dollars, a summary of the then-current exchange rate methodology(ies) used for the calculation of Net Sales in accordance with Section 9.14 (Currency of Payment; Non-Refundable Payments); (iii) the Ionis Royalties payable on such Net Sales; and (iv) if applicable, the Ionis Product Sales Milestone Payments owed to Metagenomi in the relevant Calendar Quarter. All Ionis Royalty Reports will be the Confidential Information of Ionis. Ionis will pay the Ionis Royalties for each Calendar Quarter no later than [***] after receipt of an invoice from Metagenomi, which invoice will be provided promptly following Metagenomi’s receipt of each Ionis Royalty Report from Ionis pursuant to this Section 9.6.4 (Ionis Royalty Reports). For clarity, the submission by Metagenomi of an invoice to Ionis based on an Ionis Royalty Report will be without prejudice to Metagenomi’s right to dispute an Ionis Royalty Report or to audit an Ionis Royalty Report pursuant to Section 9.13 (Records and Audits).

9.7.	Existing In-License Agreements.

9.7.1.

Effective Date Licensed Technology; Existing Metagenomi In-License Agreements. Metagenomi hereby represents and warrants that none of the Licensed Technology Controlled by Metagenomi as of the Effective Date is in-licensed or acquired by Metagenomi under agreements with Third Party licensors or sellers. On a Collaboration Target-by-Collaboration Target basis, if any Patent Rights or Know-How, as of the date a Proposed Target becoming a Collaboration Target pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available), have been acquired or in-licensed by Metagenomi and if solely owned by Metagenomi without any encumbrance or restriction on licensing, would constitute Licensed Technology as a result of such Proposed Target becoming a

Collaboration Target pursuant to Section 2.1.4(c) (Effects if a Proposed Target is Available) (any such agreement, an “Existing Potential Metagenomi In-License Agreement”), then Metagenomi will, within [***] of the applicable Proposed Target becoming a Collaboration Target, provide Ionis with (a) notice and a copy of such Existing Potential Metagenomi In-License Agreements (which may be redacted to exclude provisions thereof that would not be applicable to Ionis as a licensee or sublicensee (as the case may be)), and (b) any disclosures that would be made against the representations and warranties in Section 12.2 (Additional Representations of Metagenomi) if such Existing Potential Metagenomi In-License Agreements were to become Metagenomi In-License Agreements. If Ionis provides written notice, within [***] of receipt of such information from Metagenomi, that it would like to have any such Existing Potential Metagenomi In-License Agreement included in the licenses granted under this Agreement and be subject to the terms of such Existing Potential Metagenomi In-License Agreement that are applicable to a licensee or sublicensee (as the case may be) thereunder, then such intellectual property rights described in such notice will automatically be deemed included in the Licensed Technology, and such Existing Potential Metagenomi In-License Agreement will be considered a Metagenomi In-License Agreement. Except as otherwise provided in this Agreement, as between the Parties, Metagenomi will be responsible for all payments that arise under any license or other agreement to which Metagenomi or its Affiliate is a party, including any Metagenomi In-License Agreement, in connection with this Agreement, including with respect to the Development, Manufacture, and Commercialization of Licensed Products.

9.7.2.

Existing Potential Ionis In-License Agreements. With respect to any Patent Rights or Know-How that are the subject of an Ionis IP Option and are in-licensed or acquired by Ionis from any Third Party as of the applicable Ionis IP Option Effective Date (any such agreement, an “Existing Potential Ionis In-License Agreement”), Ionis will, within [***] of the applicable Ionis IP Option Effective Date, provide Metagenomi with notice and a copy of each such Existing Potential Ionis In-License Agreement (which may be redacted to exclude provisions thereof that would not be applicable to Metagenomi as a licensee or sublicensee (as the case may be)). If Metagenomi provides written notice, within [***] of receipt of such information from Ionis, that it would like to have any such Existing Potential Ionis In-License Agreement included in the licenses granted under this Agreement and be subject to the terms of such Existing Potential Ionis In-License Agreement that are applicable to a licensee or sublicensee (as the case may be) thereunder, then such intellectual property rights described in such notice will automatically be deemed included in the Ionis Background Technology and such Existing Potential Ionis In-License Agreement will be considered an Ionis In-License Agreement.

9.8.	New In-License Agreements.

9.8.1.

Proposed New In-License Agreements. Either Party (an “Acquiring Party”) may, during the Term, acquire or in-license rights to additional intellectual property from a Third Party that, if solely owned by such Party, without any encumbrance or restriction on licensing, would constitute Licensed Technology (if such Acquiring Party is Metagenomi) or Ionis Background Technology (if such Acquiring Party is Ionis) (any such agreement entered into by Metagenomi, a “Proposed New Metagenomi In-License Agreement,” any such agreement entered into by Ionis, a “Proposed New Ionis In-License Agreement,” and any Proposed New Metagenomi In-License Agreements or Proposed New Ionis In-License Agreements, a “Proposed New In-License Agreement”). Any such Proposed New In-License Agreement will be freely licensable or sublicensable to the non-Acquiring Party to the same extent that Licensed Technology or Ionis Background Technology (as applicable) is licensed to the non-Acquiring Party hereunder (including the right to grant sublicenses through multiple tiers) and will not (a) impose any material restrictions or obligations on the non-Acquiring Party as a licensee or sublicensee or (b) disadvantage the non-Acquiring Party, in each case ((a) and (b)), as compared to any other potential licensee or sublicensee under such Proposed New In-License Agreement. The Acquiring Party will [***] include in any such Proposed New In-License Agreement that is an in-license a provision pursuant to which [***]. Promptly following execution of a Proposed New In-License Agreement, the Acquiring Party will provide the non-Acquiring Party with a copy of such Proposed New In-License Agreement (which may be redacted to exclude provisions thereof that would not be applicable to the non-Acquiring Party as a licensee or sublicensee (as the case may be)).

9.8.2.

Acceptance of a Proposed In-License Agreement. If the non-Acquiring Party provides written notice, within [***] of receipt of a Proposed New In-License Agreement, that it would like to have such intellectual property rights included in the licenses granted under this Agreement and be subject to the terms of such Proposed New In-License Agreement that are applicable to a licensee or sublicensee (as the case may be) thereunder, then such intellectual property rights described in such notice will automatically be deemed included in the Licensed Technology (if such Acquiring Party is Metagenomi) or Ionis Background Technology (if such Acquiring Party is Ionis) (any such Proposed New Metagenomi In-License Agreement with respect to intellectual property rights that are included in the Licensed Technology pursuant to this sentence, a “New Metagenomi In-License Agreement,” any such Proposed New Ionis In-License Agreement with respect to intellectual property rights that are included in the Ionis Background Technology pursuant to this sentence, a “New Ionis In-License Agreement” and any New Metagenomi In-License Agreement or New Ionis In-License Agreement, a “New In-License Agreement”).

9.9.

Payment Obligations Under Certain In-License Agreements. Any payment obligations arising under the Metagenomi In-License Agreements or the Ionis In-License Agreements that are directly a result of the Development, Manufacture, or Commercialization of a Licensed Product or Metagenomi Product (as applicable) in the Field by or on behalf of the non-Acquiring Party or any of its Affiliates or Sublicensees, after application of all available reductions to and deductions from such payment obligations under the applicable agreement (but, for the avoidance of doubt, excluding [***] will be paid by [***] and reimbursed by the [***] in accordance with this Section 9.9 (Payment Obligations Under Certain In-License Agreements), but, with respect to [***], subject to [***] pursuant to Section 9.6.2(c) (Third Party Payments). Except as set forth in the immediately preceding sentence, [***] will be responsible for [***] under such agreements (including [***]). [***] will provide the [***] with a reasonably detailed invoice for any payments made by the [***] under a Metagenomi In-License Agreement or Ionis In-License Agreement that are [***] pursuant to this Section 9.9 (Payment Obligations Under Certain In-License Agreements) within [***], and [***] will pay the undisputed portion of such invoices within [***] of receipt thereof. For clarity, the [***] and its Affiliates will be [***] under a Metagenomi In-License Agreement or Ionis In-License Agreement one time only. Notwithstanding the foregoing, the [***] may, in its sole discretion, notify [***] that it elects to abandon its payment obligations under this Section 9.9 (Payment Obligations Under Certain In-License Agreements) with respect to a Metagenomi In-License Agreement or Ionis In-License Agreements, whereupon such agreement will no longer be deemed to be a Metagenomi In-License Agreement or Ionis In-License Agreements under this Agreement (as applicable) and the [***] will no longer be responsible for such payment obligations from and after the date of such notice.

9.10.	Metagenomi Product Economics.

9.10.1.

Metagenomi Product Milestone Payments. If Metagenomi exercises the Ionis IP Option in accordance with Section 2.7 (Ionis Proprietary Toolbox of Chemical Modifications), then, on a Metagenomi Product-by-Metagenomi Product basis, Metagenomi will pay one-time milestone payments to Ionis of the amounts set forth in Table 9.10.1 (each, a “Metagenomi Product Milestone Event”) upon the first achievement by Metagenomi or any of its Affiliates or Sublicensees of each of the milestone events set forth in Table 9.10.1 (each, a “Metagenomi Product Milestone Payment”) for a Metagenomi Product. Each Metagenomi Product Milestone Payment is payable only once for each Metagenomi Product, regardless of the number of times the corresponding Metagenomi Product Milestone Event is achieved for a Metagenomi Product. If Metagenomi or its Affiliates or Sublicensees achieve all of the Metagenomi Product Milestone Events for a Metagenomi Product, then the Metagenomi Product Milestone Payments payable by Metagenomi under this Section 9.10.1 (Metagenomi Product Milestone Payments) for such Metagenomi Product will not exceed [***].

Table 9.10.1 – Metagenomi Product Milestones
Metagenomi Product Milestone Event	Metagenomi Product Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

9.10.2.

Notice; Payment; Skipped Milestones. Metagenomi will provide Ionis with written notice upon the achievement of each Metagenomi Product Milestone Event within [***] after such achievement and will pay Ionis within [***] after receipt of an invoice from Ionis. Each Metagenomi Product Milestone Event is intended to be successive. If any Metagenomi Product Milestone Event does not occur with respect to a Metagenomi Product, then such skipped milestone event will be deemed to have been achieved upon the achievement of the next successive milestone event with respect to such Metagenomi Product; provided that the [***] Metagenomi Product Milestone Event shall not be deemed to have been achieved upon the achievement of the [***] Metagenomi Product Milestone Event. Payment for any such skipped milestone that is owed in accordance with the provisions of the foregoing sentence will be due concurrently with the payment for the next successive Metagenomi Product Milestone Event.

9.10.3.	Metagenomi Royalties.

(a)

Metagenomi Royalty Rates. Subject to the terms and conditions of this Agreement, including the provisions of Section 9.10.3(b) (Adjustments to Metagenomi Royalties), on a Metagenomi Product-by-Metagenomi Product and country-by-country basis, Metagenomi will pay Ionis an amount equal to [***] of the Net Sales of the applicable Metagenomi Product in a country in the Territory by Metagenomi and its Affiliates and its Sublicensees until the expiration of the applicable Metagenomi Royalty Term for such Metagenomi Product in such country. The royalty payments made pursuant to this Section 9.10.3(a) (Metagenomi Royalty Rates), the “Metagenomi Royalties” and the rate set forth in this Section 9.10.3(a) (Metagenomi Royalty Rates), the “Metagenomi Royalty Rate.”

(b)

Adjustment to Metagenomi Royalties. On a Metagenomi Product-by- Metagenomi Product and country-by-country basis in the Territory, if during the Metagenomi Royalty Term for a Metagenomi Product in a given country there is no Valid Claim of a Patent Right within the Ionis Background Technology Covering such Metagenomi Product in such country, then commencing in the first Calendar Quarter after the date on which this Section 9.10.3(b) (Adjustments to Metagenomi Royalties) applies and for the remainder of the Royalty Term for such Metagenomi Product in such country, the Net Sales for such Metagenomi Product in such country will be reduced by [***] for purposes of calculating the Metagenomi Royalties owed under Section 9.10.3(a) (Metagenomi Royalty Rates).

9.10.4.

Metagenomi Royalty Reports. Commencing on the First Commercial Sale (applied mutatis mutandis) of a Metagenomi Product and for so long as Metagenomi Royalties are due under this Agreement, no later than (a) [***] prior to the start of each Calendar Year, Metagenomi will deliver a written good faith non-binding estimate to Ionis of the projected Net Sales for the upcoming Calendar Year, (b) [***] after the end of each Calendar Quarter, Metagenomi will deliver a written good faith non-binding estimate to Ionis of the Net Sales in the relevant Calendar Quarter and the Metagenomi Royalties payable on such Net Sales, and (c) [***] after the end of each Calendar Quarter, Metagenomi will deliver a written report (each, a “Metagenomi Royalty Report”) to Ionis specifying on a Metagenomi Product-by-Metagenomi Product and country-by-country basis: (i) Net Sales in the relevant Calendar Quarter; (ii) to the extent such Net Sales include sales not denoted in US Dollars, a summary of the then-current exchange rate methodology(ies) used for the calculation of Net Sales in accordance with Section 9.14 (Currency of Payment; Non-Refundable Payments); and (iii) the Metagenomi Royalties payable on such Net Sales. All Metagenomi Royalty Reports will be the Confidential Information of Metagenomi. Metagenomi will pay the Metagenomi Royalties for each Calendar Quarter no later than [***] after receipt of an invoice from Ionis, which invoice will be provided promptly following Ionis’ receipt of each Metagenomi Royalty Report from Metagenomi pursuant to this Section 9.10.4 (Metagenomi Royalty Reports). For clarity, the submission by Ionis of an invoice to Metagenomi based on a Metagenomi Royalty Report will be without prejudice to Ionis’ right to dispute a Metagenomi Royalty Report or to audit a Metagenomi Royalty Report pursuant to Section 9.13 (Records and Audits).

9.11.

Other Payments. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is otherwise specified in this Agreement, a Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts. The owing Party will pay any undisputed amounts within [***] of receipt of the invoice, and any disputed amounts owed by a Party will be paid within [***] of resolution of the dispute in accordance with Section 15.1 (Dispute Resolution).

9.12.

Right to Offset. Ionis will have the right to offset any amount owed by Metagenomi to Ionis that are (a) [***], or (b) [***], in each case, against any payments owed by Ionis to Metagenomi under this Agreement. Such offsets will be in addition to any other rights or remedies available under this Agreement and Applicable Law. For clarity, the foregoing right to offset will only apply to [***].

9.13.	Records and Audits.

9.13.1.

Books and Records. Each Party will keep (and will cause its Affiliates and Sublicensees to keep) complete and accurate books and records pertaining to (a) in the case of Ionis, all Internal Costs and Out-of-Pocket Costs incurred in connection with the performance of the Drug Discovery Activities, Net Sales of Ionis Products, any amounts paid under any Ionis In-License Agreement, and any costs shared by the Parties for the Co-Co Products pursuant to a Co-Development and Co-Commercialization Agreement (the “Ionis Records”) and (b) in the case of Metagenomi, all Internal Costs and Out-of-Pocket Costs incurred in connection with the performance of the Collaboration Activities, Net Sales of the Metagenomi Products, any amounts paid under any Metagenomi In-License Agreement, and any costs shared by the Parties for the Co-Co Products pursuant to a Co-Development and Co-Commercialization Agreement (the “Metagenomi Records”), in each case ((a) and (b)), in reasonable detail to permit the other Party to confirm the accuracy of all payments or costs reported for at least the preceding [***]. During the Term and for a period of [***] thereafter, each Party (the “Auditing Party”) may, upon written request and subject to this Section 9.13 (Records and Audits), cause a nationally-recognized independent accounting firm (the “Auditor”), that is reasonably acceptable to the other Party (the “Audited Party”) to inspect the relevant records of such Audited Party and its Affiliates to verify the payments made and amounts reported by the Audited Party and the directly related reports, statements, and books of accounts, as applicable.

9.13.2.

Audit Procedure. Before beginning its audit, the Auditor will execute a written agreement acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit, which agreement will contain terms of non-disclosure and non-use no less stringent than those set forth in this Agreement, but otherwise will be reasonable and customary for the purposes of an audit of this nature. The Auditor will have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this Agreement. Each Party and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records will be reviewed solely to verify the Audited Party’s compliance with the payment obligations and financial terms of this Agreement.

9.13.3.

Frequency; Overpayments and Underpayments. Such inspection right will not be exercised more than [***] and not more frequently than [***] with respect to records covering any specific period of time. In addition, the Auditing Party will only be entitled to audit the books and records of the Audited Party for the [***] prior to the [***] in which the audit request is made. The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Applicable Law or judicial order. The Auditor will provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. If the final result of the inspection reveals an underpayment or overpayment by either Party, then the underpaid or overpaid amount will be settled promptly plus interest due on any underpayments in accordance with Section 9.15 (Late Fees). The Auditing Party will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; unless such audit reveals an underpayment of amounts owed to, or an overpayment of amounts owed by, the Auditing Party of more than [***] of the amount that was owed by the Audited Party or owed to the Audited Party, as applicable, with respect to the relevant period, in which case, the Audited Party will reimburse the Auditing Party for the reasonable expense incurred by the Auditing Party in connection with the audit.

9.14.

Currency of Payment; Non-Refundable Payments. All amounts to be paid pursuant to this Agreement will be made in United States Dollars and will be paid by wire transfer in immediately available funds to a bank account designated by the receiving Party. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars owed to a Party under this Agreement will be the paying Party’s then-current standard exchange rate methodology employed for the translation of foreign currency sales into U.S. Dollars in accordance with its Accounting Standards and consistently applied during the period. Any provisions of this Agreement that describe a payment as non-refundable will be without prejudice to either Party’s right to bring a claim for breach of this Agreement, misrepresentation, or any other claim permissible under Applicable Law, including seeking recovery of payments made and damages for loss.

9.15.

Late Fees. If a Party does not receive payment of any undisputed sum due to it on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [***] or the maximum rate allowable under Applicable Law, whichever is lower.

9.16.

Currency Restrictions. If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

9.17.

Withholding Taxes. Either Party (a “Withholding Party”) may withhold from payments due to the other Party (a “Non-Withholding Party”) amounts for payment of any withholding tax that is required by Applicable Law to be paid to any taxing authority with respect to such payments, which will be remitted in accordance with Applicable Law. The Withholding Party will provide to the Non-Withholding Party all relevant documents and correspondence, and will also provide to the Non-Withholding Party any other cooperation or assistance on a reasonable basis as may be necessary to enable the Non-Withholding Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Withholding Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include the Withholding Party making payments from a single source in the U.S., where possible. Notwithstanding the foregoing, [***].

Article 10

Intellectual Property

10.1.	Ownership of Inventions.

10.1.1.

Background Intellectual Property. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all Intellectual Property Rights that such Party owns or Controls as of the Effective Date or that it develops or otherwise acquires after the Effective Date outside the performance of the activities under this Agreement.

10.1.2.

By Inventorship. For purposes of determining ownership under this Section 10.1.2 (By Inventorship), inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

(a)

Metagenomi Collaboration Technology. Metagenomi will be the sole owner of any Know-How discovered, developed, invented, or created solely by Metagenomi or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of activities under this Agreement (“Metagenomi Collaboration Know-How”) and any Patent Rights that Cover the Metagenomi Collaboration Know-How (“Metagenomi Collaboration Patent Rights” and together with the Metagenomi Collaboration Know-How, the “Metagenomi Collaboration Technology”), and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Metagenomi to Ionis under this Agreement.

(b)

Ionis Collaboration Technology. Ionis will be the sole owner of any Know-How discovered, developed, invented, or created solely by Ionis or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of activities under this Agreement (“Ionis Collaboration Know-How”) and any Patent Rights that Cover the Ionis Collaboration Know-How (“Ionis Collaboration Patent Rights” and together with the Ionis Collaboration Know-How, the “Ionis Collaboration Technology”), and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Ionis to Metagenomi under this Agreement.

(c)

Joint Collaboration Technology. Any Know-How discovered, developed, invented, or created jointly by (i) Ionis, its Affiliates, or Third Parties acting on its or their behalf and (ii) Metagenomi, its Affiliates, or Third Parties acting on its or their behalf, in each case, in the performance of activities under this Agreement (including in any meeting of the JSC or any Subcommittee) (such Know-How, “Joint Collaboration Know-How”), and any Patent Rights that Cover such Joint Collaboration Know-How (“Joint Collaboration Patent Rights,” and together with the Joint Collaboration Know-How, the “Joint Collaboration Technology”), will be owned jointly by Ionis and Metagenomi on an equal and undivided basis, including all rights thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Collaboration Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

10.1.3.

Disclosure. During the Term, (a) Ionis will promptly disclose to designated Metagenomi personnel (including Metagenomi scientific and intellectual property personnel) in writing, and will cause its Affiliates to so disclose, the discovery, development, invention, or creation of any Ionis Collaboration Know-How or Ionis Collaboration Patent Right and (b) Metagenomi will promptly disclose to designated Ionis personnel (including Ionis scientific and intellectual property personnel) in writing, and will cause its Affiliates to so disclose, the discovery, development, invention, or creation of any Metagenomi Collaboration Know-How or Metagenomi Collaboration Patent Rights.

10.2.	Patent Prosecution.

10.2.1.	Ionis-Prosecuted Patent Rights.

(a)

As between the Parties, Ionis will have the first right, but not the obligation, to control the Prosecution and Maintenance of all Product-Specific Patent Rights, all Joint Collaboration Patent Rights, and all Ionis Collaboration Patent Rights (“Ionis-Prosecuted Patent Rights”). Ionis will be the “Prosecuting Party” with respect to all Ionis-Prosecuted Patent Rights. Ionis will be responsible for and pay all future costs and expenses incurred in connection with the Prosecution and Maintenance of the Ionis-Prosecuted Patent Rights. Ionis will keep Metagenomi reasonably informed as to material developments with respect to the Prosecution and Maintenance of the Ionis-Prosecuted Patent Rights and will provide Metagenomi a reasonable opportunity to review and comment on substantive communications from any patent authority in the Territory regarding the Ionis- Prosecuted Patent Rights, as well as drafts of any substantive filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Ionis will consider Metagenomi’s comments regarding such communications and drafts in good faith but is not required to implement such comments. In addition, Ionis will provide Metagenomi with (i) copies of all final substantive filings and responses made to any patent authority with respect to the Ionis-Prosecuted Patent Rights in a timely manner following submission thereof and (ii) notice in advance of abandoning any such Ionis-Prosecuted Patent Rights.

(b)

If, during the Term, Ionis decides that it is no longer interested in the Prosecution and Maintenance of a particular Product-Specific Patent Right or Joint Collaboration Patent Right, then it will promptly provide written notice to Metagenomi of such decision; provided that any such notice will be at least [***] in advance of any time based deadlines by which an action must be taken to establish or preserve any such Patent Right. Unless Ionis decides to no longer Prosecute and Maintain a particular Product-Specific Patent Right or Joint Collaboration Patent Right for strategic reasons, Metagenomi may, upon written notice to Ionis, assume the Prosecution and Maintenance of such Patent Right at Metagenomi’s sole cost and expense. In such event Metagenomi will be responsible for 100% of the costs and expenses of the Prosecution and Maintenance of such Patent Right, and Metagenomi will thereafter be the “Prosecuting Party” with respect thereto for all purposes under this Agreement.

10.2.2.

Metagenomi-Prosecuted Patent Rights. As between the Parties, Metagenomi will have the sole right, but not the obligation, to control the Prosecution and Maintenance of the Licensed Patent Rights and Metagenomi Collaboration Patent Rights, in each case, that are not Product-Specific Patent Rights (such Patent Rights, the “Metagenomi- Prosecuted Patent Rights”) in accordance with this Agreement. Metagenomi will be the “Prosecuting Party” with respect to all Metagenomi-Prosecuted Patent Rights. Metagenomi will be responsible for and pay all future costs and expenses incurred in connection with the Prosecution and Maintenance of the Metagenomi-Prosecuted Patent Rights. Metagenomi will keep Ionis reasonably informed as to material developments with respect to the Prosecution and Maintenance of the Metagenomi-Prosecuted Patent Rights and will provide Ionis a reasonable opportunity to review and comment on substantive communications from any patent authority in the Territory regarding the Metagenomi-Prosecuted Patent Rights, as well as drafts of any substantive filings or responses to be made to such patent authorities in advance of submitting such filings or responses. Metagenomi will consider Ionis’ comments regarding such communications and drafts in good faith but is not required to implement such comments. In addition, Metagenomi will provide Ionis with (a) copies of all final substantive filings and responses made to any patent authority with respect to the Metagenomi-Prosecuted Patent Rights in a timely manner following submission thereof and (b) notice in advance of abandoning any such Metagenomi-Prosecuted Patent Rights.

10.2.3.

Cooperation. The non-Prosecuting Party will (a) obtain and deliver to the Prosecuting Party any necessary documents for the Prosecuting Party to exercise its rights to prepare, prosecute, defend, and maintain all Patent Rights pursuant to this Section 10.2 (Patent Prosecution), (b) render all signatures that will be necessary in connection with all such patent filings, and (c) assist the Prosecuting Party in all other reasonable ways that are necessary for the issuance of those Patent Rights for which such Prosecuting Party is responsible, as well as for the Prosecution and Maintenance of such Patent Rights.

10.2.4.

Coordination in Prosecution. Notwithstanding Metagenomi’s right to Prosecute and Maintain the Metagenomi-Prosecuted Patent Rights, the Parties will, and will cause their Affiliates to, cooperate and implement reasonable patent filing and prosecution strategies (including filing divisionals, continuations or otherwise) so that, to the extent reasonably feasible, Product-Specific Patent Rights and other Licensed Patent Rights are pursued in mutually exclusive patent applications.

10.3.	Patent Enforcement.

10.3.1.

Notification. Each Party will use reasonable efforts to promptly notify the other in the event of any actual, likely, or suspected infringement of any Ionis-Prosecuted Patent Right or Metagenomi-Prosecuted Patent Right (an “Infringement”), including any Infringement that arises as a result of the making, using, offering to sell, selling, or importing of a product that would be competitive with a Licensed System or Licensed Product (a “Competitive Infringement”).

10.3.2.	Competitive Infringements.

(a)

Ionis will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding to enforce the Ionis-Prosecuted Patent Rights against any Competitive Infringement at its own expense. If Ionis fails to initiate a Proceeding within a period of 90 days after written notice of a Competitive Infringement is first provided by a Party under Section 10.3.1 (Notification), then Metagenomi will have the right to initiate and control a Proceeding to enforce the applicable Patent Right against such Competitive Infringement by counsel of its own choice; provided that if Ionis notifies Metagenomi during such 90-day period that it is electing in good faith not to institute any Proceeding to enforce Ionis-Prosecuted Patent Rights against such Competitive Infringement for strategic reasons, then Metagenomi will not have the right to initiate and control any Proceeding to enforce such Patent Rights against such Competitive Infringement.

(b)

Metagenomi will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding to enforce the Metagenomi-Prosecuted Patent Rights against any Competitive Infringement at its own expense. If Metagenomi fails to initiate a Proceeding within a period of 90 days after written notice of a Competitive Infringement is first provided by a Party under Section 10.3.1 (Notification), then Ionis will have the right to initiate and control a Proceeding to enforce the applicable Patent Right against such Competitive Infringement by counsel of its own choice; provided that if Metagenomi notifies Ionis during such 90-day period that it is electing in good faith not to institute any Proceeding to enforce Metagenomi-Prosecuted Patent Rights against such Competitive Infringement for strategic reasons, then Ionis will not have the right to initiate and control any Proceeding to enforce such Patent Rights against such Competitive Infringement.

10.3.3.

Proceedings for Infringements other than Competitive Infringements. During the Term, (a) Metagenomi will have the sole right, but not the obligation, to initiate a Proceeding against any Infringement that is not a Competitive Infringement with respect to any Licensed Patent Rights, at Metagenomi’s sole discretion and at Metagenomi’s sole cost and expense and (b) the Parties will jointly agree upon any initiation of a Proceeding against any Infringement that is not a Competitive Infringement with respect to any Joint Collaboration Patent Right; provided that neither Party will unreasonably withhold its agreement to initiate any such Proceeding with respect to any Joint Collaboration Patent Right (as applicable) upon the reasonable request of the other Party.

10.3.4.

Collaboration. Each Party will provide to the enforcing Party reasonable assistance in any Proceeding brought under this Section 10.3 (Patent Enforcement), at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, will reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the enforcing Party. The enforcing Party will not settle any Proceeding that it brought under Section 10.3.2 (Competitive Infringements) in any manner that would limit the rights of the other Party or impose any obligation on the other Party, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed.

10.3.5.

Expenses and Recoveries. Any amount recovered in any Proceeding under this Section 10.3 (Patent Enforcement), including any amount recovered in any settlement of such Proceeding, will first be used [***] and will thereafter be for (a) with respect to any Competitive Infringement, the benefit of [***]; provided, however, that to the extent any such amount is [***] then such amount will, [***] and (b) with respect to any Infringement that is not a Competitive Infringement, for the benefit of [***].

10.4.

Defense of Claims Brought by Third Parties. If any Third Party brings a claim or otherwise asserts that a Licensed Product or Licensed System infringes such Third Party’s Patent Rights or misappropriates such Third Party’s Know-How (each, a “Third Party Infringement Claim”), then the Party first having notice of the claim or assertion will promptly notify the other Party in writing. Subject to [***], [***] will have the sole right, but not the obligation, to undertake and control the defense or settlement of any Third Party Infringement Claim using counsel of its choice, at its cost and expense. If [***] is named as a defendant in such suit, [***] will have the right to participate in such defense and settlement with its own counsel, at its cost. [***] will not enter into any settlement of any Third Party Infringement Claim that is instituted or threatened to be instituted against [***] without [***] prior written consent, which will not be unreasonably withheld, conditioned, or delayed; except that such consent will not be required if such settlement includes a release of all liability in favor of [***] or an assumption of any unreleased liability by [***]. As requested by [***], [***] will provide reasonable cooperation and assistance to [***] in connection with [***] control of the defense or settlement of a Third Party Infringement Claim. Such cooperation and assistance will include executing all necessary and proper documents and taking such actions as will be appropriate to allow [***] to control the defense and settlement of such Third Party Infringement Claim. [***] will reimburse [***]; except that [***] will have no obligation to [***] will keep [***] reasonably informed of the progress of any Third Party Infringement Claim. To the extent reasonable, both Parties will cooperate in good faith to (a) ensure that [***] and (b) [***].

10.5.

Patent Listing. Ionis will have the sole right, but not the obligation, to determine which Ionis- Prosecuted Patent Rights will be listed in connection with the Regulatory Approval for a Licensed Product pursuant to 21 U.S.C. § 355(b)(1)(G), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction. The Parties will discuss and mutually agree on which Metagenomi-Prosecuted Patent Rights will be listed in connection with the Regulatory Approval for a Licensed Product pursuant to 21 U.S.C. § 355(b)(1)(G), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.

10.6.

Common Ownership Legislation. Notwithstanding anything to the contrary in this Article 10 (Intellectual Property), neither Party will have the right to make an election under the Common Ownership Legislation when exercising its rights under this Article 10 (Intellectual Property) without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned, or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the Common Ownership Legislation. Notwithstanding the foregoing, the other Party’s consent under this Section 10.6 (Common Ownership Legislation) will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Licensed System, Licensed Product, or uses thereof.

10.7.	Patent Term Extension.

10.7.1.

Ionis-Prosecuted Patent Rights. Ionis will be solely responsible for obtaining patent term restoration for the Ionis-Prosecuted Patent Rights in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Licensed Product. Ionis will determine which relevant Ionis-Prosecuted Patent Rights will be extended (including by filing supplementary protection certificates and any other extensions that are now or in the future become available). Metagenomi will abide by Ionis’ determination and cooperate, as reasonably requested by Ionis, in connection with the foregoing (including by providing appropriate information and executing appropriate documents).

10.7.2.

Metagenomi-Prosecuted Patent Rights. The Parties will mutually agree on the strategy for obtaining patent term restoration for the Metagenomi-Prosecuted Patent Rights in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Licensed Product. The Parties will mutually agree on which relevant Metagenomi-Prosecuted Patent Rights will be extended (including by filing supplementary protection certificates and any other extensions that are now or in the future become available) and will cooperate with each other in connection with the foregoing (including by providing appropriate information and executing appropriate documents).

10.8.

Recording. If Ionis deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, then Metagenomi will reasonably cooperate to execute and deliver to Ionis any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Ionis’ reasonable judgment, to complete such registration or recordation. Ionis will [***] in complying with the provisions of this Section 10.8 (Recording).

10.9.

Unitary Patent System. Ionis will have the exclusive right to opt-in or opt-out of the EU Unitary Patent System for all Licensed Patent Rights and Joint Collaboration Patent Rights. For clarity, “to opt-in or opt-out” refers to both the right to have a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83(3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted-in to the EU Unitary Patent System with respect to a given Patent Right, the other Party will not initiate any action under the EU Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.

10.10.

Trademarks. As between the Parties, all trademarks and trade dress rights used in connection with the Commercialization of the Licensed Products in the Field in the Territory will be owned exclusively by Ionis.

10.11.

Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of the Patent Rights under this Article 10 (Intellectual Property) will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense of the Patent Rights under this Article 10 (Intellectual Property), the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights under this Article 10 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

Article 11

Confidentiality

11.1.	Confidential Information.

11.1.1.

General. Each Party will maintain all Confidential Information disclosed to it or its representatives (the “Receiving Party”) by or on behalf the other Party (the “Disclosing Party”) in strict confidence during the Term of this Agreement and for a period of [***] after the expiration or termination of this Agreement; provided that any Confidential

Information of either Party that constitutes a trade secret will continue to be subject to the terms of this Article 11 (Confidentiality) in perpetuity, so long as such information remains a trade secret. Each Party will use all such disclosed Confidential Information only to the extent necessary for purposes of this Agreement, including exercising the licenses and rights hereunder, and will not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except as permitted under this Agreement. Each Party will notify the other Party promptly on discovery of any unauthorized use or disclosure by a Party of the other Party’s Confidential Information, including the other Party’s trade secrets.

11.1.2.

Confidential Information of Each Party. All information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement between the Parties dated [***] (the “Confidentiality Agreement”), by Metagenomi to Ionis will be Confidential Information of Metagenomi and by Ionis to Metagenomi will be Confidential Information of Ionis. All Ionis Royalty Reports and reports identifying Ionis Product Development Milestone Events, Ionis Product Regulatory Milestone Events, and Ionis Product Sales Milestone Events will be considered Confidential Information of Ionis. All Metagenomi Royalty Reports and reports identifying Metagenomi Product Milestone Events will be the Confidential Information of Metagenomi. The Product-Specific Know-How, Joint Collaboration Know-How, and the non-disclosed terms of this Agreement will be the Confidential Information of each Party.

11.1.3.

Exceptions to Confidentiality. The following information will not be Confidential Information of the Disclosing Party, and accordingly the obligations of each Receiving Party imposed by Section 11.1.1 (General) will not apply to any such information that: (a) was known to the Receiving Party without an obligation to keep such information confidential prior to the Effective Date other than as a result of disclosure under any other agreement between the Parties, including the Confidentiality Agreement (as demonstrated by documentary evidence); (b) is or becomes generally available to the public through means other than an unauthorized disclosure by the Receiving Party, its Affiliates, or any agents to whom it or they disclosed such information; (c) was or subsequently is disclosed to the Receiving Party without restriction by a Third Party having a bona fide right to disclose such Confidential Information without breaching any obligation to the Disclosing Party; or (d) is developed independently by the Receiving Party without benefit of or recourse to any of the Disclosing Party’s Confidential Information (as demonstrated by documentary evidence). For clarity, (i) specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party; and (ii) any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

11.1.4.

Permitted Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

(a)	(i) the prosecution and maintenance of Licensed Patent Rights and Joint Collaboration Patent Rights, in each case, in accordance with the terms of this Agreement; or (ii) Regulatory Submissions and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product;

(b)

disclosure of the existence and applicable terms of this Agreement and the status and results of Exploitation of one or more Licensed Products to actual or bona fide potential investors, acquirors, Sublicensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (i) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and (ii) that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed; provided that in no event will a disclosure of Confidential Information under this Section 11.1.4(b) be made, with respect to Ionis as the Receiving Party, to a [***] or with respect to Metagenomi as the Receiving Party, to an [***], in each case, without the prior written consent of the other Party;

(c)

to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process; provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment. The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 11.1.4(c), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 11 (Confidentiality) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least [***] (to the extent permitted by Applicable Law or Governmental Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 11.1.4(c);

(d)

to prosecute or defend litigation so long as there is [***] prior written notice given by the Receiving Party before filing, and to enforce Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and

(e)

to allow the Receiving Party to exercise its rights and perform its obligations hereunder; provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

If and whenever any Confidential Information is disclosed in accordance with this Section 11.1.4 (Permitted Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

11.2.

No Use of Name. Neither Party will use the other Party’s name, logo, or Trademarks in any promotional materials or advertising without the prior written consent of the other Party, except as provided under this Agreement or required by Applicable Law, in which case the Party disclosing such name, logo, or Trademarks will give advance notice of such use and otherwise comply with Section 11.1.4(c).

11.3.

Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, a Receiving Party will not be liable for the use of any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any officers, directors, agents, contractors, or employees of such Receiving Party after having access to such Confidential Information (“Residual Knowledge”), provided that such officer, director, agent, contractor, or employee (a) has not intentionally memorized such Residual Knowledge, (b) is not aware at the time of use that such Residual Knowledge is the Confidential Information of the Disclosing Party, and (c) has not been directed or encouraged by the Receiving Party to memorize such Residual Knowledge. Any use made by the Receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk. For clarity, no license under any Patent Right is granted pursuant to this Section 11.3 (Residual Knowledge).

11.4.

Public Announcements and Subsequent Disclosures. Except as may be expressly permitted under Section 11.1.4 (Permitted Disclosures), neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party, except for either Party’s references to the other as the licensor or licensee (as applicable) or a collaboration partner under this Agreement. For clarity, Ionis may make scientific publications or public announcements concerning Ionis’ Exploitation of any Licensed Product under this Agreement pursuant to Section 11.5.1 (Ionis Publications); provided that, except as permitted under Section 11.1.4 (Permitted Disclosures), Ionis will not disclose any of Metagenomi’s Confidential Information in any such publication or announcement without obtaining Metagenomi’s prior written consent to do so. The Parties may each issue, or, by agreement of the Parties, may jointly issue, a press release announcing the signing of this Agreement after the Effective Date. The press release(s) to be issued by the Parties on or after the Effective Date will be substantially in the form of the press release(s) attached hereto as Schedule 11.4 (Press Release(s)). After the issuance of any such press release or any other permitted public disclosure by a Party, each Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.

11.5.	Publications.

11.5.1.	Ionis Publications.

(a)

During the Collaboration Term, Ionis will submit to Metagenomi for review any proposed academic, scientific, or medical publication or public presentation related to any Licensed System or Licensed Product or to any activities conducted pursuant to this Agreement. Metagenomi will review such publication or presentation for purposes of determining whether any portion of the proposed publication or presentation contains Metagenomi’s Confidential Information. Ionis will submit written copies of such proposed publication or presentation to Metagenomi no later than [***] before submission for publication or presentation (or [***] in advance in the case of an abstract). Metagenomi will provide its comments with respect to such publications and presentations within [***] after its receipt of such written copy (or [***] in the case of an abstract). Metagenomi will have the right: (i) to require the removal of its Confidential Information from any such publication or presentation and (ii) to request a reasonable delay in publication or presentation in order to protect patentable information. If Metagenomi requests such a delay, then Ionis will delay submission or presentation for a period of [***] after its provision of the copy of the proposed publication or disclosure to enable patent applications protecting Metagenomi’s rights in such information. Ionis will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.

(b)

Unless otherwise agreed in a Co-Development and Co-Commercialization Agreement, after the Collaboration Term, Ionis will have the right upon at least [***] prior written notice to Metagenomi, without any required consent or review from Metagenomi but subject to this Article 11 (Confidentiality), to publish or publicly disclose the scientific results of any activities conducted with respect to any Licensed System or Licensed Product or any other activities conducted pursuant to this Agreement; provided that if Metagenomi reasonably believes that such disclosure would adversely affect the use of any Licensed System for applications outside of the Field, then Ionis will reasonably consider any comments to such disclosure provided by Metagenomi in such [***] period.

11.5.2.

Metagenomi Publications. During the Term, Metagenomi will not publish or publicly disclose the scientific results of any activities it conducts that are specific to the Licensed System or Licensed Product in the Field, or any other activities conducted pursuant to this Agreement and exclusively licensed to Ionis, in each case, without the prior written consent of Ionis (such consent not to be unreasonably withheld, conditioned, or delayed).

Article 12

Representations, Warranties, and Covenants

12.1.	Mutual Representations and Warranties. As of the Effective Date, Metagenomi and Ionis each hereby represents and warrants to the other as follows:

12.1.1.

It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2.

The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws (or equivalent charter or organizational documents), (b) any agreement, instrument or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Authority presently in effect applicable to such Party.

12.1.3.

It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that will impede the diligent and complete fulfillment of its obligations hereunder.

12.1.4.

There is no action or proceeding pending or, to the knowledge of such Party, threatened that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement.

12.1.5.

All consents, approvals, and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement, including the grant of any licenses, have been obtained.

12.2.

Additional Representations of Metagenomi. As of the Effective Date and the date on which each new target becomes a Collaboration Target pursuant to Section 2.1.1(b) (Second Wave 1 Target) or Section 2.1.4(c) (Effects if a Proposed Target is Available) (unless otherwise noted below), Metagenomi further represents and warrants to Ionis, that, except as set forth on Schedule 12.2 (Metagenomi Disclosure Schedule) (which schedule may be updated each time a target becomes a Collaboration Target):

12.2.1.

To Metagenomi’s Knowledge, the practice of the Warranty Technology and the Metagenomi Platform as contemplated by this Agreement will not (a) constitute misappropriation of any Know-How of any Third Party, or (b) infringe any Patent Rights of any Third Party.

12.2.2.

Metagenomi Controls all Patent Rights and Know-How owned or in-licensed by Metagenomi that are necessary to Exploit licensed systems discovered using the Metagenomi Platform in the Field. For purposes of this Section 12.2.2, “licensed systems” mean a Gene Editing protein and a Guide RNA that is designed to modulate a target.

12.2.3.

Metagenomi is the sole and exclusive owner or, if applicable, exclusive licensee, of all Warranty Technology, all of which is free and clear of any liens, charges, restrictions, and encumbrances (other than licenses granted to Third Parties that are not inconsistent with the options, rights, and licenses granted to Ionis hereunder), and neither any assignment, license, sublicense, or other grant of any interest in or options to the Warranty Technology granted by Metagenomi or its Affiliates to any Third Party, nor any assignment, license, sublicense, or other grant of any interest in or options to the Warranty Technology granted by any Third Party to Metagenomi or its Affiliates conflicts with the options, rights, and licenses granted to Ionis hereunder, and Metagenomi is entitled to grant all rights and licenses under the Warranty Technology that it purports to grant to Ionis under this Agreement.

12.2.4.

Schedule 1.146 (Licensed Patent Rights) sets forth a true, correct, and complete list of all Licensed Patent Rights as of the Effective Date. To the extent a Licensed Patent Right is omitted from Schedule 1.146 (Licensed Patent Rights) as of the Effective Date, Metagenomi agrees and covenants to add such omitted Licensed Patent Right to Schedule 1.146 (Licensed Patent Rights), and that any such added Licensed Patent Right is deemed included in the licenses granted to Ionis pursuant to Section 3.1 (License Grants to Ionis) as of the Effective Date; provided that, for clarity, any Patent Right that otherwise meets the definition of Licensed Patent Rights will be deemed a Licensed Patent Right and included in the licenses granted to Ionis pursuant to Section 3.1 (License Grants to Ionis) from the time such Patent Right existed whether or not it is included on Schedule 1.146 (Licensed Patent Rights).

12.2.5.

All issued Patent Rights within the Warranty Technology are in full force and effect and, to Metagenomi’s Knowledge, have been Prosecuted and Maintained from the respective patent offices in accordance with Applicable Law. Metagenomi has not received any written claims from any Third Party that any such issued Patent Rights are invalid or unenforceable.

12.2.6.

With respect to the Patent Rights within the Warranty Technology, each patent properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such application is pending, Metagenomi has obtained assignments from any and all inventors of all inventorship rights relating to such Patent Rights, all such assignments of inventorship rights relating to such Patent Rights have been properly executed and recorded in the relevant U.S. and foreign patent offices, and each such inventor has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

12.2.7.

To Metagenomi’s Knowledge, no circumstances or grounds exist that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any Patent Rights within the Warranty Technology.

12.2.8.

Other than the Metagenomi In-License Agreements (if any), there is no agreement between Metagenomi or any of its Affiliates and any Third Party pursuant to which Metagenomi or its Affiliate has acquired Control of any of the Licensed Technology, and no Third Party has any rights, title, or interests in or to, or any license under, any of the Licensed Technology.

12.2.9.

All Metagenomi In-License Agreements (if any) are in full force and effect. Neither Metagenomi nor its Affiliates nor, to Metagenomi’s Knowledge, the Third Party licensor in a Metagenomi In-License Agreement is in default with respect to a material obligation under such Metagenomi In-License Agreement, as applicable, and no such party has claimed or has grounds upon which to claim that the other party is in default with respect to any obligation or permit, termination, modification, or acceleration under any Metagenomi In-License Agreement.

12.2.10.

Metagenomi and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Warranty Technology that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Warranty Technology) and, to Metagenomi’s Knowledge, such Warranty Technology has not been used, disclosed to, or discovered by any Third Party except pursuant to such confidentiality agreements and to Metagenomi’s Knowledge, there has not been a breach by any party to such confidentiality agreements.

12.2.11.

The Warranty Technology have not been created pursuant to, and are not subject to, any funding agreement with any Governmental Authority or any Third Party, and are not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law.

12.2.12.

To Metagenomi’s Knowledge, no Third Party has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating any Warranty Technology, and neither Metagenomi nor its Affiliates have brought any claim or sent any notice alleging any such infringement, misappropriation, or violation.

12.2.13.

There are no judgments or settlements against Metagenomi or any of its Affiliates, any pending or, to Metagenomi’s Knowledge, threatened claims or litigation in writing, or written offers for Metagenomi to acquire or license any Third Party Intellectual Property Rights, in each case, in connection with the Warranty Technology or the practice thereof, or relating to the transactions contemplated by this Agreement.

12.2.14.

Metagenomi has not employed (and has not used a Subcontractor that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement, the Warranty Technology, or the Metagenomi Platform.

12.3.	Covenants of Metagenomi. Metagenomi covenants to Ionis as follows:

12.3.1.	Metagenomi and its Affiliates will maintain Control of all Licensed Technology and Licensed Systems owned by Metagenomi or its Affiliates at any time during the Term.

12.3.2.

Metagenomi and its Affiliates will not grant or permit to be attached, any lien, security interest, or other encumbrance with respect to any Licensed Technology which would adversely affect the rights granted to Ionis hereunder.

12.3.3.

Neither Metagenomi nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the options, rights, and licenses granted to Ionis hereunder.

12.3.4.

Metagenomi will maintain and not breach, and will cause its Affiliates to maintain and not breach, the Metagenomi In-License Agreements, if any, or any license agreements that come into effect after the Effective Date pursuant to which Ionis receives a sublicense hereunder.

12.3.5.	[***].

12.3.6.	[***].

12.3.7.

Metagenomi will, and will ensure that its Affiliates, Sublicensees, and Subcontractors, obtain agreements from any and all Persons involved in or performing any Development by or on behalf of Metagenomi that assign such Persons’ rights, title, and interests in and to any Licensed Technology to Metagenomi prior to any such person performing such activities.

12.3.8.	Metagenomi will, and will ensure that its Affiliates, comply with Applicable Law in connection with the performance of its and its Affiliates’ activities under this Agreement.

12.3.9.

Metagenomi will not, and will ensure that its Affiliates will not, take any action or enter into any agreement with any Third Party that conflicts with or in any way relinquishes or otherwise diminishes the rights granted to Ionis under this Agreement.

12.3.10.

In performing under this Agreement, Metagenomi and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

12.3.11.

Metagenomi will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a Governmental Authority; (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization; or (e) any person otherwise categorized as a government official under local law.

12.3.12.	Neither Metagenomi nor its Affiliates will export, transfer, or sell any Licensed Product to any country or territory except in compliance with Applicable Law.

12.3.13.

Metagenomi will not, to Metagenomi’s Knowledge, engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction. Metagenomi will inform Ionis in writing promptly if it or any Person engaged by Metagenomi or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Metagenomi’s Knowledge, is threatened, relating to the debarment or conviction of Metagenomi, any of its Affiliates or any such Person performing services hereunder or thereunder.

12.3.14.

Metagenomi will not, and will cause its Affiliates and Sublicensees not to, use or practice the Ionis Background Technology, including the Ionis Proprietary Toolbox of Chemical Modifications, except in accordance with this Agreement.

12.4.

Additional Representations of Ionis. As of each Ionis IP Option Effective Date, Ionis represents and warrants to Metagenomi that, except as set forth on Schedule 12.4 (Ionis Disclosure Schedule) (which schedule may be updated each time a Proposed Metagenomi Target becomes a Metagenomi Target):

12.4.1.

To Ionis’ Knowledge, the practice of the Ionis Background Technology as contemplated by this Agreement will not (a) constitute misappropriation of any Know-How of any Third Party, or (b) infringe any Patent Rights of any Third Party.

12.4.2.

Ionis is the owner, or licensee, of all Ionis Background Technology, all of which is free and clear of any liens, charges, restrictions, and encumbrances (other than licenses granted to Third Parties that are not inconsistent with the options, rights, and licenses granted to Metagenomi hereunder), and neither any assignment, license, sublicense, or other grant of any interest in or options to the Ionis Background Technology granted by Ionis or its

Affiliates to any Third Party, nor any assignment, license, sublicense, or other grant of any interest in or options to the Ionis Background Technology granted by any Third Party to Ionis or its Affiliates conflicts with the options, rights, and licenses granted to Metagenomi hereunder, and Ionis is entitled to grant all rights and licenses under the Ionis Background Technology that it purports to grant to Metagenomi under this Agreement.

12.4.3.

The Ionis Background Technology have not been created pursuant to, and are not subject to, any funding agreement with any Governmental Authority or any Third Party, and are not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law.

12.4.4.

To Ionis’ Knowledge, no Third Party has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating any Ionis Background Technology in a manner that would be reasonably likely to adversely affect Metagenomi, and neither Ionis nor its Affiliates have brought any claim or sent any notice alleging any such infringement, misappropriation, or violation.

12.4.5.

There are no judgments or settlements against Ionis or any of its Affiliates, any pending or, to Ionis’ Knowledge, threatened claims or litigation in writing, or written offers for Ionis to acquire or license any Third Party Intellectual Property Rights, in each case, in connection with the Ionis Background Technology or the practice thereof, or relating to the transactions contemplated by this Agreement.

12.4.6.

Ionis has not employed (and has not used a Subcontractor that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement or the Ionis Background Technology.

12.5.	Covenants of Ionis. Ionis covenants to Metagenomi as follows:

12.5.1.

Neither Ionis nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the options, rights, and licenses granted to Metagenomi hereunder.

12.5.2.	Ionis will, and will ensure that its Affiliates, comply with all Applicable Law in connection with the performance of its and its Affiliates’ activities under this Agreement.

12.5.3.

Ionis will not, and will ensure that its Affiliates will not, take any action or enter into any agreement with any Third Party that conflicts with or in any way relinquishes or otherwise diminishes the rights granted to Metagenomi under this Agreement.

12.5.4.

In performing under this Agreement, Ionis and its Affiliates agree to comply with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended from time-to-time; the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

12.5.5.

Ionis will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence: (a) any elected or appointed government official (e.g., a member of a ministry of health); (b) any employee or person acting for or on behalf of a Governmental Authority; (c) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization; or (e) any person otherwise categorized as a government official under local law.

12.5.6.	Neither Ionis nor its Affiliates will export, transfer, or sell any Licensed Product to any country or territory except in compliance with Applicable Law.

12.5.7.

Ionis will not, to Ionis’ Knowledge, engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction. Ionis will inform Metagenomi in writing promptly if it or any Person engaged by Ionis or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Ionis’ Knowledge, is threatened, relating to the debarment or conviction of Ionis, any of its Affiliates or any such Person performing services hereunder or thereunder.

12.5.8.	Ionis will not, and will cause its Affiliates not to, use or practice the Licensed Technology, except in accordance with this Agreement.

12.6.

Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, IONIS DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTY THAT THE LICENSED SYSTEMS OR LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER.

Article 13

Indemnification; Limitation of Liability; Insurance

13.1.

Indemnification of Metagenomi by Ionis. Subject to Section 13.4 (Conditions to Indemnification), Ionis will defend, indemnify, and hold harmless Metagenomi and its Affiliates, Sublicensees, Subcontractors, and their respective employees, officers, and directors (“Metagenomi Indemnitees”) from and against any and all liability, damage, loss, cost, or expense of any nature (including reasonable attorney’s fees and litigation expenses) (“Losses”) incurred or imposed upon the Metagenomi Indemnitees in connection with any claims, suits, actions, demands, proceedings, causes of action, or judgments resulting from a Third Party claim (“Third Party Claims”) arising out of or relating to:

13.1.1.

the Exploitation of any Licensed System or Licensed Product by or on behalf of any Ionis Indemnitee other than (a) claims by one or more Third Parties relating to patent infringement arising out of the practice of the Licensed Patent Rights in accordance with this Agreement, (b) claims by Third Parties relating to misappropriation of trade secrets or other Intellectual Property Rights arising out of the practice of the Licensed Know-How in accordance with this Agreement, or (c) Losses shared pursuant to Section 13.3 (Losses for the Co-Co Products);

13.1.2.	the breach by any Ionis Indemnitee of any term of this Agreement; or

13.1.3.

the negligence or willful misconduct of any Ionis Indemnitee except, in each case (Section 13.1.1 through Section 13.1.3), to the extent that any such claim results or arises from a matter for which Metagenomi is obligated to indemnify Ionis under Section 13.2 (Indemnification of Ionis by Metagenomi).

13.2.

Indemnification of Ionis by Metagenomi. Subject to Section 13.4 (Conditions to Indemnification), Metagenomi will defend, indemnify, and hold harmless Ionis and its Affiliates, Sublicensees, and Subcontractors, and their respective employees, officers, and directors (“Ionis Indemnitees”) from and against any and all Losses incurred or imposed upon the Ionis Indemnitees or any one of them in connection with one or more Third Party Claims arising out of or relating to:

13.2.1.

any claim that the composition of matter [***] of a Gene Editing protein to edit gene targets (but not to edit the Collaboration Targets specifically) infringes or misappropriates any issued Patent Right or other Intellectual Property Right owned or possessed by any Third Party;

13.2.2.

the Exploitation of any Licensed System that is included within a Licensed Product by any Metagenomi Indemnitee, other than Losses shared pursuant to Section 13.3 (Losses for the Co-Co Products) and any amounts [***];

13.2.3.	the Exploitation of any Licensed System or Licensed Product by or on behalf of any Metagenomi Indemnitee prior to the Effective Date and after termination of this Agreement;

13.2.4.	the Exploitation of any Metagenomi Product by or on behalf of any Metagenomi Indemnitee;

13.2.5.	the breach by any Metagenomi Indemnitee of any term of this Agreement; or

13.2.6.

the negligence or willful misconduct of any Metagenomi Indemnitee except, in each case (Section 13.2.1 through Section 13.2.6), to the extent that any such claim results or arises from a matter for which Ionis is obligated to indemnify Metagenomi under Section 13.1 (Indemnification of Metagenomi by Ionis).

13.3.

Losses for the Co-Co Products. All Losses incurred by either Party arising from any Third Party Claim relating to the Exploitation of the Co-Co Products will be shared by the Parties pursuant to the Co-Development and Co-Commercialization Agreement; provided that the Parties will not share Losses of a Party or its Affiliates to the extent such Losses are (a) caused by a breach of this Agreement by a Party or Affiliate or (b) caused by gross negligence or willful misconduct of a Party or its Affiliate. As will be further set forth in the applicable Co-Development and Co-Commercialization Agreement, if either Party learns of any Third Party Claim with respect to Losses covered by this Section 13.3 (Losses for the Co-Co Products), such Party will provide the other Party with prompt written notice thereof, and the Parties will confer with respect to how to respond to such Third Party Claim and how to handle such Third Party Claim in an efficient manner. In the absence of such an agreement, each Party will have the right to take such action as it deems appropriate.

13.4.

Conditions to Indemnification. Any Person seeking indemnification under this Article 13 (Indemnification; Limitation Of Liability; Insurance) (the “Indemnitee”) will give prompt written notice of the indemnity claim to the indemnifying Party and promptly provide a copy to the indemnifying Party of any complaint, summons, or other written or verbal notice that the Indemnitee receives in connection with any such claim. An Indemnitee’s failure to deliver written notice will relieve the indemnifying Party of liability to the Indemnitee under this Article 13 (Indemnification; Limitation Of Liability; Insurance) only to the extent such delay is prejudicial to the indemnifying Party’s ability to defend or settle such claim. The indemnifying Party will have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel that is reasonably acceptable to the indemnifying Party, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim. If the indemnifying Party does not assume the defense of the indemnification claim as described in this Section 13.4 (Conditions to Indemnification), then the Indemnitee may defend the indemnification claim but will have no obligation to do so. The Indemnitee will not settle or compromise the indemnification claim without the prior written consent of the indemnifying Party, and the indemnifying Party will not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent Rights, Confidential Information, or other rights licensed to Ionis by Metagenomi hereunder), without the prior written consent of the Indemnitee, which consent, in each case (by the indemnifying Party or the Indemnitee, as the case may be), will not be unreasonably withheld, conditioned, or delayed. The Indemnitee will reasonably cooperate with the indemnifying Party at the indemnifying Party’s expense and will make available to the indemnifying Party all pertinent information under the control of the Indemnitee, which information will be subject to Article 11 (Confidentiality). The indemnifying Party will not be liable for any settlement or other disposition of the claims by the Indemnitee if such settlement is reached without the written consent of the indemnifying Party pursuant to this Section 13.4 (Conditions to Indemnification).

13.5.

Limited Liability. NEITHER OF THE PARTIES NOR THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR ITS AFFILIATES OR SUBLICENSEES ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT, LOST OPPORTUNITY, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM (A) A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE UNDER THIS AGREEMENT, (B) A BREACH OF THE OBLIGATIONS OF A PARTY UNDER ARTICLE 11 (CONFIDENTIALITY) OR UNDER SECTION 3.6 (EXCLUSIVITY), OR (C) AMOUNTS REQUIRED TO BE PAID AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 13 (INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE).

13.6.

Insurance Obligations. Each Party will, at its own expense, procure and maintain during the Term and for a period of [***] thereafter, insurance policies, including product liability insurance when applicable, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 13 (Indemnification; Limitation of Liability; Insurance). Each Party will provide the other Party with written evidence of such insurance. Notwithstanding any provision to the contrary set forth in this Agreement, Ionis may self-insure, in whole or in part, the insurance requirements described above.

Article 14

Term and Termination

14.1.

Term. This Agreement will commence on the Effective Date and, unless otherwise terminated pursuant to Section 14.2 (Termination), will continue (a) with respect to the Ionis Programs, on an Ionis Product-by-Ionis Product and country-by-country basis until the expiration of all applicable Royalty Terms for an Ionis Product in a country, (b) with respect to the Co-Co Programs for which Metagenomi has not exercised its Opt-Out Right in accordance with Section 5.4 (Metagenomi Opt-Out), on a Co-Co Program-by-Co-Co Program basis until the Parties cease all Exploitation for the Co-Co Products that are the subject to such Co-Co Program, and (c) with respect to the Metagenomi Products, on a Metagenomi Product-by-Metagenomi Product and country-by-country basis until the expiration of the Metagenomi Royalty Term for a Metagenomi Product in a country (the “Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, effective upon the expiration of the Royalty Term for a Licensed Product in a country (but not upon any earlier termination of this Agreement for any reason), the licenses granted to Ionis will each become fully paid-up, royalty-free, irrevocable, and perpetual in such country with respect to such Licensed Product. On a Metagenomi Product-by-Metagenomi Product and country-by-country basis, effective upon the expiration of the Metagenomi Royalty Term for a Metagenomi Product in a country (but not upon any earlier termination of this Agreement for any reason), the licenses granted to Metagenomi will each become fully paid-up, royalty-free, irrevocable, and perpetual in such country with respect to such Metagenomi Product.

14.2.	Termination. This Agreement may be terminated as follows:

14.2.1.

Termination for Convenience by Ionis. Ionis may terminate this Agreement (either in its entirety or on a Licensed Product-by-Licensed Product basis), for convenience by providing written notice of its intent to terminate to Metagenomi, in which case, such termination will be effective 90 days after Metagenomi’s receipt of such written notice.

14.2.2.	Termination for Material Breach.

(a)

Ionis’ Right to Terminate. If Metagenomi is in material breach of this Agreement, then Ionis may deliver written notice of such material breach to Metagenomi. If the breach is curable, then Metagenomi will have [***] following its receipt of such written notice to cure such breach (except to the extent such breach involves the failure to make a payment when due, in which case such breach must be cured within [***] following Metagenomi’s receipt of such written notice). If Metagenomi fails to cure such breach within such [***] or [***] period, as applicable, or the breach is not subject to cure, then Ionis may terminate this Agreement solely with respect to those Licensed Products to which such material breach relates, or in its entirety if such material breach relates to all Licensed Products, by providing written notice to Metagenomi, in which case, this

Agreement will terminate on the date on which Metagenomi receives such written notice; provided, however, that if (A) the relevant breach does not involve Metagenomi’s failure to make a payment when due and is curable, but not reasonably curable within [***], and (B) Metagenomi is making a bona fide effort to cure such breach, then Ionis’ right to terminate this Agreement on account of such breach will be suspended for up to an additional [***] so long as Metagenomi is continuing to make such bona fide effort to cure such breach. If such breach is successfully cured during the applicable cure period, then Ionis will no longer have the right to terminate this Agreement on account of such breach.

(b)

Metagenomi’s Right to Terminate. If Ionis is in material breach of this Agreement, then Metagenomi may deliver written notice of such material breach to Ionis. If the breach is curable, then Ionis will have [***] following its receipt of such written notice to cure such breach (except to the extent such breach involves the failure to make a payment when due, in which case such breach must be cured within [***] following Ionis’ receipt of such written notice). If Ionis fails to cure such breach within the [***] or [***] period, as applicable, or the breach is not subject to cure, then Metagenomi may terminate this Agreement in its entirety by providing written notice to Ionis, in which case this Agreement will terminate on the date on which Ionis receives such written notice; provided, however, that if (i) the relevant breach does not involve Ionis’ failure to make a payment when due and is curable, but not reasonably curable within [***], and (ii) Ionis is making a bona fide effort to cure such breach, then Metagenomi’s right to terminate this Agreement on account of such breach will be suspended for up to an additional [***] so long as Ionis is continuing to make such bona fide effort to cure such breach. If such breach is successfully cured during the applicable cure period, then Metagenomi will no longer have the right to terminate this Agreement on account of such breach. Notwithstanding the foregoing, any license granted to Ionis under this Agreement may not be terminated under this Section 14.2.2(b) (Metagenomi’s Right to Terminate) if (A) the material breach does not involve the failure to make any material and undisputed portion of a payment due to Metagenomi under Article 9 (Consideration; Financial Terms) and (B) such license is necessary to make, have made, use or sell a Licensed Product for which a Clinical Trial has been Initiated. Termination pursuant to this Section 14.2.2(b) (Metagenomi’s Right to Terminate) will not relieve Ionis from liability and damages to Metagenomi for default, and the Parties agree that if monetary damages are available to Metagenomi as a reasonable remedy for any default hereunder, then such monetary remedy will constitute the exclusive remedy for such default in lieu of termination of this Agreement.

(c)

Disputes Regarding Material Breach. Notwithstanding the foregoing, if the alleged breaching Party in Section 14.2.2(a) (Ionis’ Right to Terminate) or Section 14.2.2(b) (Metagenomi’s Right to Terminate) disputes in good faith the existence or materiality of any breach, or failure to cure any breach, and provides written notice to the non-breaching Party of such dispute within the relevant cure period, then the non-breaching Party will not have the right to terminate this Agreement in accordance with Section 14.2.2(a) (Ionis’ Right to Terminate) or Section 14.2.2(b) (Metagenomi’s Right to Terminate), as applicable, unless and until the relevant dispute has been resolved in accordance with Section 15.1 (Dispute Resolution). During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

14.2.3.

Termination for Insolvency. If Metagenomi makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it that is not discharged within [***] after the filing thereof (each, an “Insolvency Event”), then Ionis may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to Metagenomi, in which case, this Agreement will terminate on the date on which Metagenomi receives such written notice.

14.3.

Effects of Termination. In the event of any early termination of this Agreement by a Party pursuant to Section 14.2 (Termination), effective as of the effective date of termination, the following provisions will apply with respect to the Terminated Products in the Terminated Countries:

14.3.1.

Wind-Down. During the applicable termination notice period, unless otherwise agreed by the Parties, the Parties will begin to wind-down their respective activities under this Agreement to the extent related to the Terminated Products in the Terminated Countries. The JSC will coordinate the wind-down of each Party’s efforts under this Agreement with respect to the Terminated Products in the Terminated Countries, or, if the JSC has disbanded, then the Parties will establish an appropriate committee to coordinate such wind-down.

14.3.2.

Termination of Rights and Licenses. Other than as expressly set forth herein, including those provisions that this Agreement expressly provides will survive such termination and subject to Section 14.3.8 (Sublicense Survival), all rights and licenses granted from one Party to the other hereunder will immediately terminate with respect to the Terminated Products in the Terminated Countries; provided that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with Section 14.3.1 (Wind-Down).

14.3.3.

Termination of Payment Obligations. All payment obligations with respect to the Terminated Products in the Terminated Countries hereunder will terminate, other than those that are accrued and unpaid as of the effective date of such termination. For any payment obligations that are accrued and unpaid as of the effective date of termination, an invoice must be provided no later than [***] after the effective date of termination.

14.3.4.

Sell-Off Right. For a period not to exceed [***] following the effective date of termination, Ionis will have the right to sell or otherwise dispose of the Terminated Products in the Terminated Countries on hand at the time of such termination or in the process of Manufacturing; provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 9 (Consideration; Financial Terms) will apply to such Net Sales and, if such sales result in the achievement of any Ionis Product Sales Milestone Event, then the applicable Ionis Product Sales Milestone Payment will be payable.

14.3.5.

Assignment of Regulatory Submissions. Except with respect to any termination by Ionis under Section 14.2.2(a) (Ionis’ Right to Terminate), Ionis will, as promptly as practicable, transfer to Metagenomi possession and ownership of all Regulatory Approvals solely relating to the Exploitation of any Terminated Product in the Terminated Countries.

14.3.6.	Reversion for Terminated Products other than Combination Products.

(a)

Reversion License Grant. Upon Metagenomi’s written request no later than 30 days following the effective date of termination and agreement by the Parties of the applicable royalty rate pursuant to Section 14.3.6(c) (Reversion Royalties), Ionis will grant and agrees to grant to Metagenomi, an exclusive, royalty-bearing (solely as provided in Section 14.3.6(c) (Reversion Royalties)), right and license, with the right to grant sublicenses through multiple tiers, under Patent Rights and Know-How Controlled by Ionis or its Affiliates to the extent such Patent Rights or Know-How are actually being used on the date of such termination by the Parties in the Development, Commercialization, or other Exploitation of the Terminated Products in the Terminated Countries as such Terminated Products exist as of the effective date of termination, solely to Exploit such Terminated Products in the Terminated Countries; provided that, if any such Terminated Products are Combination Products, then such license will not include any license or other rights with respect to any Other Product that is Covered by Patent Rights Controlled by Ionis or any of its Affiliates and Metagenomi will not obtain a license to any such Other Product other than pursuant to Section 14.3.7 (Reversion for Certain Combination Products) (such license grant, the “Reversion License”).

(b)

Third Party Reversion IP. With respect to any Patent Rights or Know-How that are the subject of the Reversion License that are in-licensed by Ionis from Third Parties, Ionis will notify Metagenomi of such Patent Rights or Know-How that are sublicensable to Metagenomi under the Reversion License (which notice will describe the terms and conditions of any Third Party agreements that are applicable to the grant to Metagenomi of the Reversion Licenses under such Patent Rights or Know-How (any such agreement, a “Reversion IP In-License Agreement”), including applicable payment terms). If Metagenomi elects to receive a sublicense under any Reversion IP In-License Agreement, then Metagenomi will notify Ionis in writing and Metagenomi will be responsible for (i) making all payments (including royalties, milestones, and other amounts) that are payable by Ionis to the Third Parties under each Reversion IP In-License Agreement with respect to and allocable to the Patent Rights and Know-How that are the subject of the Reversion License and arising out of the Exploitation of the Terminated Products in the Terminated Countries by making such payments directly to Ionis and, in each instance, Metagenomi will make the requisite payments to Ionis and provide the necessary reporting information to Ionis in sufficient time to enable Ionis to comply with its obligations under each Reversion IP In-License Agreement, and (ii) complying with any other obligations included in each Reversion IP In-License Agreement that are applicable to the grant to Metagenomi of the Reversion License under the applicable Patent Rights or Know-How (provided that Ionis has notified Metagenomi of such obligations), and the granting by Metagenomi of a sublicense under the Reversion Licenses will not relieve Metagenomi of its obligations under subclauses (i) and (ii).

(c)

Reversion Royalties. The licenses granted to Metagenomi in Section 14.3.6(a) (Reversion License Grant) will be royalty-bearing, and Metagenomi will pay Ionis, on a Calendar Quarter basis, the royalty rates that are agreed to by the Parties at the time of Metagenomi’s written request delivered pursuant to Section 14.3.6(a) (Reversion License Grant). With respect to the royalty rates to be agreed to by the Parties pursuant to this Section 14.3.6(c) (Reversion Royalties), the Parties will take into account, among other things, (i) [***], (ii) [***], (iii) [***], and (iv) [***], and if the Parties have not reached agreement on such financial terms within [***] after such effective date of termination, then either Party may refer such matter for resolution pursuant to Section 15.1.3 (Expedited Dispute Resolution).

14.3.7.

Reversion for Certain Combination Products. If (a) any of the Terminated Products are Combination Products that are required, by the approved labeling for such Terminated Product, to be promoted as a Combination Product and the Other Product for such Terminated Product is exclusively Controlled by Ionis, such that Metagenomi is not able to otherwise acquire such Other Product, and (b) there is no approved label regarding the promotion of the Terminated Product that is not a Combination Product (any such Terminated Product meeting the requirements of (a) and (b), a “Terminated Combination Products”), then upon Metagenomi’s written request no later than [***] following the effective date of termination for such Terminated Combination Products, the Parties will enter into good faith negotiations for up to [***] regarding the grant of a non-exclusive, royalty-bearing right and license, with the right to grant sublicenses through multiple tiers, under Patent Rights and Know-How Controlled by Ionis or its Affiliates to the extent such Patent Rights or Know-How are actually being used on the date of such termination by the Parties in the Development, Commercialization, or other Exploitation of the Terminated Combination Products in the Terminated Countries as such Terminated Combination Products exist as of the effective date of termination, solely to Exploit such Terminated Combination Products in the Terminated Countries.

14.3.8.

Sublicense Survival. Any sublicense granted hereunder by Ionis will, at the Sublicensee’s option, survive such termination on the condition that the relevant Sublicensee is not in material breach of any of its obligations under such sublicense. In order to effect this provision, at the request of the Sublicensee, Metagenomi will enter into a direct license with the Sublicensee on terms that are substantially the same terms as the applicable terms of this Agreement; provided that Metagenomi will not be required to undertake obligations in addition to those required by this Agreement, and Metagenomi’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.

14.4.

Confidential Information. Upon the expiration or termination of this Agreement with respect to a Terminated Product in a Terminated Country, the Receiving Party will return (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party related to such Terminated Product in such Terminated Country to the Disclosing Party that is in the Receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive such expiration or termination of this Agreement); provided, however, copies may be retained and stored solely for the purpose of determining a Party’s obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 11 (Confidentiality). In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business.

14.5.

Surviving Provisions. Subject to the other terms and conditions regarding the termination and survival of obligations under this Agreement in the event of expiration or termination of this Agreement, upon expiration or termination of this Agreement, all provisions of this Agreement will cease to have any effect, except that the following provisions will survive any such expiration or termination for any reason for the period of time specified therein, or if not specified, then they will survive indefinitely: Section 2.5.1 (Reimbursement by Ionis) (solely with respect to obligations accrued, but not yet paid, as of the effective date of termination of this Agreement); Section 3.1.3 (Unblocking License); Section 3.2.2 (Unblocking License); Section 3.5 (No Implied Licenses); Section 9.4 (Ionis Product Milestone Payments), Section 9.6 (Ionis Product Royalty Payments), Section 9.9 (Payment Obligations Under Certain In-License Agreements), and Section 9.10 (Metagenomi Product Economics) (in each case, solely with respect to obligations accrued, but not yet paid, as of the effective date of expiration or termination of this Agreement); Section 9.11 (Other Payments); Section 9.12 (Right to Offset); Section 9.13 (Records and Audits) (solely for [***] after termination or expiration of this Agreement); Section 9.14 (Currency of Payment; Non-Refundable Payments) through Section 9.17 (Withholding Taxes); Section 10.1.1 (Background Intellectual Property); Section 10.1.2 (By Inventorship); Section 10.2 (Patent Prosecution) (solely with respect to Joint Collaboration Patent Rights); Section 10.3 (Patent Enforcement) (solely with respect to Joint Collaboration Patent Rights); Section 11.1 (Confidential Information) through Section 11.4 (Publication Announcements and Subsequent Disclosures); Section 12.6 (Warranty Disclaimer); Section 13.1 (Indemnification of Metagenomi by Ionis) through Section 13.5 (Limited Liability); Section 13.6 (Insurance Obligations) (solely for [***] after expiration or termination of this Agreement); Section 14.1 (Term) (solely in the event of expiration and with respect to the last two sentences); Section 14.3 (Effects of Termination); Section 14.4 (Confidential Information); this Section 14.5 (Surviving Provisions); Article 15 (Miscellaneous); and Appendix 1 (Definitions) (as applicable). Termination or expiration of this Agreement (either in its entirety or with respect to one or more Licensed Products) will not relieve either Party of any liability that accrued hereunder prior to the effective date of such termination or expiration, preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any rights that will have accrued to the benefit of any Party prior to such termination or expiration. The remedies provided in this Article 14 (Term and Termination) are not exclusive of any other remedies a Party may have in law or equity.

Article 15

Miscellaneous

15.1.	Dispute Resolution.

15.1.1.

Escalation. In the event of any dispute, claim, controversy, or cause of action asserted by a Party against the other Party or by the Metagenomi Indemnitees against Ionis or by the Ionis Indemnitees against Metagenomi arising out of or related to this Agreement or performance of this Agreement (other than matters within the purview of the JSC, which will be resolved as set forth in Section 4.6 (Decision-Making)) (a “Claim”), including any alleged breach of this Agreement or claim for indemnification pursuant to Article 13 (Indemnification; Limitation Of Liability; Insurance), such Party may, by written notice to the other Party, refer such matter to the Parties’ respective officers designated below for attempted resolution (each, an “Executive Officer”):

For Ionis:	Chief Executive Officer (or such other senior executive designated by Ionis for such purpose)

For Metagenomi:	Chief Executive Officer (or such other senior executive designated by Metagenomi for such purpose)

15.1.2.

Arbitration. Except as otherwise expressly set forth in this Agreement, if such Executive Officers do not resolve the dispute within [***] after receipt of such request, then, either Party may at any time after such [***] period submit such Claim to be finally settled by arbitration administered in accordance with the procedural rules of the American Arbitration Association (the “AAA”) in effect at the time of submission, as modified by this Section 15.1.2 (Arbitration) (the “Arbitration”). The Arbitration will be governed by the Applicable Law of the State of New York. The Arbitration will be heard and determined by three arbitrators who are retired judges or attorneys with at least 20 years of relevant experience, each of whom will be impartial and independent and will not have worked for or on behalf of either Party for at least [***]. Each Party will appoint one arbitrator and the third arbitrator will be selected by the two Party-appointed arbitrators, or, failing agreement within [***] following appointment of the second arbitrator, by the AAA. Such Arbitration will take place in New York, NY. The Arbitration award so given will, absent an appealable error under applicable AAA procedural rules, be a final and binding determination of the Claim, will be fully enforceable in any court of competent jurisdiction, and will not include any damages expressly prohibited by Section 13.5 (Limited Liability). Ionis will pay the fees, costs, and expenses for the arbitrator it chooses, Metagenomi will pay the fees, costs, and expenses for the arbitrator it chooses, and the Parties will share payment of the fees, costs and expenses for the third arbitrator. Except in a proceeding to enforce the results of the Arbitration or as otherwise required by Applicable Law or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both Parties. The Parties will instruct the arbitrators to complete the Arbitration within [***] after selection of the first arbitrator by a Party and each Party will use reasonable efforts to complete such arbitration proceedings within such time period.

15.1.3.

Expedited Dispute Resolution. If the Executive Officers fail to reach agreement on any Expedited Dispute within [***] of submission of such Expedited Dispute to the Executive Officers, then either Party may notify the other Party of its intent to invoke dispute resolution under this Section 15.1.3 (Expedited Dispute Resolution) and such Expedited Dispute will be resolved by binding arbitration in accordance with this Section 15.1.3 (Expedited Dispute Resolution) except that the procedures for the conduct of such arbitration will be modified as follows:

(a)

The arbitration will be conducted by a single neutral arbitrator selected by the Parties or, failing agreement by the Parties, by the AAA in accordance with the procedural rules of the AAA. Such arbitrator will be a retired judge or attorney with at least 20 years of relevant experience, who will be impartial and independent and will not have worked for or on behalf of either Party for at least [***]. The arbitrator will have the authority to engage one or more Third Party experts who are expert in the subject matter of the dispute to advise the arbitrator in rendering his or her decision (each, a “Third Party Expert”), and the costs of such Third Party Expert(s) will be included in the costs of the arbitration. The arbitrator will seek to obtain the mutual agreement of the Parties regarding such Third Party Expert(s), but absent such agreement, such Third Party Expert(s) will be selected by the arbitrator. Each Third Party Expert will be a disinterested individual who is not affiliated with either Party or its Affiliates or a Sublicensee and who has expertise and experience with respect to the subject matter of the Expedited Dispute, as determined by the arbitrator. Neither the Third Party Expert nor any of the Third Party Expert’s former employers will be or have been at any time an Affiliate, employee, officer or director of, or a consultant for, either Party or any of its Affiliates or a Sublicensee.

(b)

Within [***] of appointment of the arbitrator (and selection of the Third Party Expert(s)) in accordance with this Section 15.1.3 (Expedited Dispute Resolution), the Parties will submit their written positions regarding the Expedited Dispute to the other Party and the arbitrator. Each Party may submit a revised written position to the arbitrator within [***] of receiving the other Party’s written position. If so requested by the arbitrator, each Party will make oral or other written submissions to the arbitrator in accordance with procedures to be established by the arbitrator; provided that the other Party will have the right to be present during any oral submissions.

(c)

The arbitrator will render a decision in writing within [***] (or such other time period as the Parties may agree) after receipt of the last Party’s written position, which decision will be in accordance with the applicable provisions of this Agreement, and such decision will be conclusive and binding on the Parties.

(d)

Notwithstanding anything to the contrary herein, the arbitration under this Section 15.1.3 (Expedited Dispute Resolution) will be conducted as a “baseball arbitration” type proceeding. The arbitrator will select one of the Party’s position as his or her decision, based on what is most reasonable and equitable to each of the Parties under the circumstances and in light of the terms set forth in this Agreement, and will not have the authority to render any substantive decision other than to so select one Party’s position as initially submitted, or as revised in accordance with the foregoing, as applicable. The arbitrator may fashion such detailed procedures as the arbitrator considers appropriate to implement this intent.

(e)

The Parties will instruct the arbitrator to complete all arbitration proceedings within [***] after selection of the arbitrator and each Party will use reasonable efforts to complete such arbitration proceedings within such time period.

15.1.4.

Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 15.1 (Dispute Resolution) have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result. In addition, during the pendency of any Claim under this Agreement initiated before the end of any applicable cure period, including under Section 14.2.2 (Termination for Material Breach), (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach with respect to such Claim will not be effective, and (c) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the arbitration, until the arbitral tribunal has confirmed the material breach and the existence of the facts claimed by a Party to be the basis for the asserted material breach; provided that if such breach can be cured by (i) the payment of money, the defaulting Party will have an additional [***] within its receipt of the arbitral tribunal’s decision to pay such amount (or such later date if specified in the arbitral tribunal’s decision) or (ii) the taking of specific remedial actions, the defaulting Party will have a reasonably necessary period to diligently undertake and complete such remedial actions within such reasonably necessary period or any specific timeframe established by such arbitral tribunal’s decision before any such notice of termination can be issued. Further, with respect to any time periods that have run during the pendency of the Claim, the applicable Party will have a reasonable period of time or any specific timeframe established by such arbitral tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

15.2.

Designation of Affiliates. Each Party may discharge any obligations and exercise any rights under this Agreement through delegation of its obligations or rights to any of its Affiliates; provided that the delegating Party will remain primarily responsible for such obligation. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.3.

Patent Disputes. Notwithstanding Section 15.1.2 (Arbitration), if a dispute arises between the Parties under this Agreement with respect to the inventorship, interpretation, scope, validity, enforceability, applicability or term of any Patent Right, then such dispute will not be resolved pursuant to Section 15.1.2 (Arbitration), but instead may be brought by either Party in the federal courts in the State of New York.

15.4.

Injunctive Relief. Notwithstanding anything to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information, (b) a breach of Section 3.6 (Exclusivity) or Article 11 (Confidentiality), in each case, may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of Section 3.6 (Exclusivity) or Article 11 (Confidentiality), the non-breaching Party will be entitled to equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction. In addition, and notwithstanding anything to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Section 15.1 (Dispute Resolution).

15.5.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without taking into consideration any choice of law principles that would lead to the application of the laws of another jurisdiction.

15.6.

Cumulative Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not exclusive and, accordingly, are in addition to and not in lieu of any other rights and remedies of the Parties at law or in equity.

15.7.

Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party to the other will be in writing and delivered to the other Party at its address indicated below or to such other address as the addressee will have theretofore furnished in writing to the addressor by hand, courier or by registered or certified airmail (postage prepaid), in writing, by registered or certified airmail (postage prepaid):

If to Ionis:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, CA 92010 Attention: Chief Business Officer

Copy to (which copy will not constitute notice):

Attention: General Counsel

If to Metagenomi:	Metagenomi, Inc. 1545 Park Avenue Emeryville CA 94608 Attention: Brian C. Thomas

Copy to (which copy will not constitute notice):

Attention: Copy to

All notices will be deemed effective: (a) if by courier, on the Business Day of delivery as evidenced by the courier’s receipt (or if delivered or sent on a non-Business Day, then on the next Business Day); or (b) if sent by registered or certified airmail, on the Business Day of receipt as evidenced on the return receipt.

15.8.

Amendment; Waiver. This Agreement (including all exhibits and attachments to this Agreement except as set forth in Section 2.2.3 (Amendments to the Drug Discovery Plans) or Section 2.3.2 (Amendments to the Exploratory Research Plan)), may be amended, modified, superseded, or cancelled only by a written agreement between the Parties, and any of the terms of this Agreement may be waived only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions will in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

15.9.

Assignment and Successors. Neither Party may assign or transfer this Agreement in whole or in part or the licenses granted under this Agreement without the other Party’s prior written consent unless such assignment is to (a) a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other transaction, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party’s consent or (b) an Affiliate of such Party, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party’s consent; provided that, in either case, the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee. Each Party will also have the right to sell, assign, and convey its rights to receive royalties from Net Sales of Licensed Product (with respect to Metagenomi) and Metagenomi Products (with respect to Ionis) and related rights to receive royalty reports and conduct audits of the other Party, its Affiliates and Sublicensees to Third Party purchasers of royalty interests. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. An assignment to an Affiliate will terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. For clarity, any assignment in violation of this Section 15.9 (Assignment and Successors) will be null, void, and of no legal effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.10.	Rights in Bankruptcy.

15.10.1.

All rights and licenses now or hereafter granted by one Party to the other Party under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Ionis pursuant to Section 3.1 (License Grant to Ionis), are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to a Party granting a license (the “Licensing Party”), the Licensing Party agrees that the other Party (the “Licensee”), as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of a Licensing Party’s assets under Section 363 of the U.S. Bankruptcy Code will be subject to Ionis’ rights under Section 365(n), that the Licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of the Licensee’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of the Licensee. The Licensing Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notes and notebooks, cell lines, laboratory samples, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, marketing advertising and promotional materials, the Licensed Technology, and all information related to the Licensed Technology. If (a) a case under the U.S. Bankruptcy Code is commenced by or against a Licensing Party, (b) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (c) the Licensee elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, the Licensing Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(a)

provide the Licensee with all such intellectual property (including all embodiments thereof) held by the Licensing Party and such successors and assigns, or otherwise available to them, immediately upon Ionis’ written request. Whenever the Licensee or any of its successors or assigns provides to Ionis any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.10.1, the Licensee will have the right to perform the Licensing Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Licensee will release the Licensing Party from liability resulting from rejection of the license or the failure to perform such obligations; and

(b)

not interfere with the Licensee’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.

15.10.2.

All rights, powers and remedies of the Licensee provided herein are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to the Licensing Party. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):

(a)

the right of access to any intellectual property rights (including all embodiments thereof) of the Licensing Party, or any Third Party with whom the Licensing Party contracts to perform an obligation of the Licensing Party under this Agreement, and, in the case of any such Third Party, which is necessary for the Manufacture, use, sale, import, or export of Licensed Systems and Licensed Products; and

(b)	the right to contract directly with any Third Party to complete the contracted work.

15.11.

Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement to the extent such failure or delay is due to force majeure. For purposes of this Agreement, “Force Majeure” is defined as any cause beyond the reasonable control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Applicable Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; pandemic; quarantine; and failure of public utilities or common carriers. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement, even though the pandemic is ongoing, only to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any Force Majeure circumstances affecting such Party. In the case of a Force Majeure, the Party affected by such Force Majeure will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [***], after which time the Parties will promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, the Party affected by such Force Majeure will use reasonable efforts to minimize the duration of any Force Majeure.

15.12.

Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, except as otherwise explicitly specified to the contrary, (i) references to a section, schedule or exhibit means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (ii) the word “including” (in its various forms) means “including without limitation,” (iii) the words “shall” and “will” have the same meaning, (iv) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case as amended or otherwise modified from time-to-time, (v) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include all genders as the context requires, (vi) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (vii) references to “days” will mean calendar days, unless otherwise specified, (viii) the word “or” will not be exclusive, unless the context otherwise requires, (ix) the titles and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (x) the terms “hereof,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including any schedules or exhibits hereto, and (xi) unless otherwise specified, “$” is in reference to United States Dollars.

15.13.

Integration. This Agreement, together with all exhibits and schedules attached hereto and each Co-Development and Co-Commercialization Agreement, any Development Supply Agreement, and any Commercial Supply Agreement, sets forth the entire agreement with respect to the subject matter hereof and thereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter, including the Confidentiality Agreement.

15.14.

Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty, or decision of any government agency or executive body thereof of any country or community or association of countries. If one or more provisions of this Agreement be or become invalid, then the Parties will substitute, by written agreement, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions such that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. If the Parties are unable to agree upon such alternative valid provision, then the invalidity of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement such that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

15.15.

Further Assurances. Each of Ionis and Metagenomi agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time-to-time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

15.16.

Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

15.17.

Relationship of the Parties. In entering into this Agreement and performing their respective duties and obligations with respect to the Agreement, the Parties are acting, and intend to be treated, as independent entities, and the activities and resources of each Party will be managed by such Party, acting independently and in its individual capacity. The relationship between the Parties is that of independent contractors, and neither Party will have the power to bind or obligate the other Party in any manner. Nothing contained in this Agreement will be construed or implied to create an agency, partnership, joint venture, fiduciary, or employer-employee relationship between the Parties. Except as otherwise expressly provided in this Agreement, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. Neither Party will hold itself out, or take any action, contrary to the terms of this Section 15.17 (Relationship of the Parties), and neither Party will become liable due to any such representation, warranty, commitment, act or omission made by the other Party contrary to the provisions of this Section 15.17 (Relationship of the Parties). Subject to the terms of this Agreement, the activities and resources of each Party will be managed by such Party, acting independently and in its individual capacity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

METAGENOMI, INC.		IONIS PHARMACEUTICALS, INC.

By:	/s/ Brian Thomas	By:	/s/ Brett Monia
	Name: Brian Thomas		Name: Brett Monia
	Title: Chief Executive Officer		Title: Chief Executive Officer

[Signature Page to Collaboration and License Agreement]

Appendix 1

Definitions

For purposes of this Agreement, whether used in the singular or plural, the following terms will have the meanings set forth below:

1.1.	“AAA” has the meaning set forth in Section 15.1.2 (Arbitration).

1.2.	“Accounting Standards” means United States Generally Accepted Accounting Principles, as generally and consistently applied throughout a Party’s organization.

1.3.	“Acquiring Party” has the meaning set forth in Section 9.8.1 (Proposed New In-License Agreement).

1.4.	“Acquisition Transaction” has the meaning set forth in Section 3.6.2 (Acquisition of Distracting Product).

1.5.	“Additional Drug Discovery Plan” has the meaning set forth in Section 2.2.2 (Additional Drug Discovery Plans).

1.6.	“Additional Wave 1 Target” has the meaning set forth in Section 2.1.1(c) (Additional Wave 1 Target Selection).

1.7.	“Additional Wave 1 Target Notice” has the meaning set forth in Section 2.1.1(c) (Additional Wave 1 Target Selection).

1.8.	“Additional Wave 1 Target Selection Period” has the meaning set forth in Section 2.1.1(c) (Additional Wave 1 Target Selection).

1.9.

“Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.9 (Affiliate), the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of more than 50% of the voting stock or other ownership interest of such Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of such Person or the power to elect or appoint more than 50% of the members of the governing body of such Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.10.	“Agreement” has the meaning set forth in the Preamble.

1.11.	“Alliance Manager” has the meaning set forth in Section 4.4 (Alliance Managers).

1.12.

“[***]” means any amount that is less than [***], on a year to date basis, set forth in the Exploratory Research Budget or a Drug Discovery Budget (as applicable) for such Calendar Year; provided that such amount is not incurred as a result of any breach by Metagenomi of this Agreement.

1.13.

“Annual Net Sales” means, with respect to an Ionis Product, the aggregate Net Sales of such Ionis Product sold by Ionis, its Affiliates, or Sublicensees in the Field in the Territory during a Calendar Year and only during the Royalty Term for such Ionis Product in the applicable country.

1.14.

“Applicable Law” means applicable (with respect to the particular activity, task, or obligation under this Agreement to which such term applies) laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations, guidelines, or other requirements of any Regulatory Authority that may be in effect from time to time.

1.15.	“Arbitration” has the meaning set forth in Section 15.1.2 (Arbitration).

1.16.	“Audited Party” has the meaning set forth in Section 9.13.1 (Books and Records).

1.17.	“Auditing Party” has the meaning set forth in Section 9.13.1 (Books and Records).

1.18.	“Auditor” has the meaning set forth in Section 9.13.1 (Books and Records).

1.19.	“Available” means, with respect to a Proposed Target, that such Proposed Target is not an Encumbered Target.

1.20.	“[***]” has the meaning set forth in Section 2.2.4(a) (New [***]).

1.21.

“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country, a product on the market in such country commercialized by any Third Party that is not a Sublicensee and that did not purchase such product in a chain of distribution that included any of Ionis or its Affiliates or Sublicensees, that (a) is approved by the applicable Regulatory Authority, under any then-existing laws and regulations in the applicable country pertaining to approval of generic or biosimilar biologic products, as a “generic” or “biosimilar” version of such Licensed Product, which approval uses such Licensed Product as a reference product and relies on or references information in the MAA for such Licensed Product, or (b) is otherwise recognized by the applicable Regulatory Authority as a biosimilar or interchangeable product to such Licensed Product.

1.22.	“BLA” means a biologics license application that is submitted to the FDA for a Licensed Product, pursuant to 21 C.F.R. § 601.2.

1.23.	“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions in California are authorized or required by Applicable Law to remain closed.

1.24.	“C.F.R.” means the U.S. Code of Federal Regulations.

1.25.

“Calendar Quarter” means each period of three consecutive calendar months ending on March 30, June 30, September 30, or December 31, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement.

1.26.

“Calendar Year” means each period of 12 consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date, and the last Calendar Year of the Term will end on the effective date of the termination or expiration of this Agreement.

1.27.

“Change of Control” means, with respect to a Party, (a) a merger, reorganization, combination, or consolidation of such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, combination, or consolidation ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities or other voting interest of such Party, (c) the sale, lease, exchange, contribution, or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets, or (d) a liquidation or dissolution of such Party or any direct or indirect parent of such Party. Notwithstanding the foregoing, an initial public offering, a bona fide venture capital financing, a SPAC transaction, or reverse-merger transaction, in each case, of Metagenomi, will not be considered a Change of Control of Metagenomi.

1.28.	“Claim” has the meaning set forth in Section 15.1.1 (Escalation).

1.29.	“Clinical Trial” means any clinical trial in humans that is designed to generate data in support or maintenance of an IND or MAA.

1.30.	“CMO” means a contract manufacturing organization.

1.31.	“[***]” means [***].

1.32.	“Co-Co Option” has the meaning set forth in Section 5.1.1 (Option Grant).

1.33.	“Co-Co Option Notice” has the meaning set forth in Section 5.1.2 (Option Period).

1.34.	“Co-Co Option Period” has the meaning set forth in Section 5.1.2 (Option Period).

1.35.	“Co-Co Products” means any Licensed Products that are the subject of a Co-Co Program.

1.36.	“Co-Co Program” means each Drug Discovery Program for which Metagenomi exercises a Co-Co Option in accordance with Section 5.1 (Co-Development and Co-Commercialization Options).

1.37.	“Co-Development and Co-Commercialization Agreement” has the meaning set forth in Section 5.2 (Development and Commercialization of the Co-Co Products; Opt-Down Right).

1.38.	“Collaboration Activities” has the meaning set forth in Section 2.4 (Conduct of Collaboration Activities).

1.39.	“Collaboration Program” means (a) the Exploratory Research Program and (b) each Drug Discovery Program.

1.40.	“Collaboration Program Plans” has the meaning set forth in Section 2.4 (Conduct of Collaboration Activities).

1.41.	“Collaboration Program Report” has the meaning set forth in Section 2.6.2 (Collaboration Program Reports).

1.42.

“Collaboration Target” means, as applicable, any of (a) [***], (b) the Second Wave 1 Target, and (c) the Proposed Targets that Ionis designates in accordance with Section 2.1.4(c) (Effects if a Proposed Target is Available).

1.43.

“Collaboration Term” means (a) with respect to a Drug Discovery Program, the applicable Drug Discovery Term for such Drug Discovery Program and (b) with respect to the Exploratory Research Program, the Exploratory Research Term.

1.44.	“Combination Product” has the meaning set forth in Section 1.190 (Net Sales).

1.45.	“Commercial Supply Agreement” has the meaning set forth in Section 8.1.1 (Metagenomi Supply Term).

1.46.

“Commercialization” or “Commercialize” means with respect to any product, any and all activities directed to the marketing, promotion, patient services, distribution, pricing, reimbursement, pharmacovigilance, import, export, offering for sale, and sale of such product, including seeking and maintaining any required Pricing Approval, but excluding any activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.47.

“Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Person with respect to any objective, reasonable, diligent, and good faith efforts to accomplish such objective. With respect to Ionis’ obligations set forth in Section 6.1.3 (Development Diligence for the Ionis Products) and Section 6.2.2 (Commercialization Diligence for the Ionis Products), “Commercially Reasonable Efforts” means that level, caliber, and quality of efforts and resources reasonably and normally used by biopharmaceutical companies of similar size to Ionis as to a potential or actual product with similar commercial potential and at a similar stage of product life, taking into account with respect to each applicable Licensed System or Licensed Product, (a) issues of safety, efficacy, and product profile, (b) likelihood of receiving Regulatory Approval (including, for clarity, Pricing Approval) of the applicable Licensed Product, (c) regulatory structure involved, (d) feedback provided by any Regulatory Authority, including relating to proposed or approved labeling, (e) competitiveness in the marketplace and anticipated or actual profitability of the product (including based on the Pricing Approval and the cost of goods thereof, where applicable), (f) proprietary position, and (g) other scientific, technical, and business factors deemed relevant by Ionis. “Commercially Reasonable Efforts” will be determined on a country-by-country basis in the relevant countries and [***].

1.48.	“Common Ownership Legislation” means the legislation on conditions for patentability and novelty, as codified at 35 U.S.C. § 102(c) (Common Ownership Under Joint Research Agreements).

1.49.	“Competitive Infringement” has the meaning set forth in Section 10.3.1 (Notification).

1.50.

“Confidential Information” means (a) the existence and terms of this Agreement, and (b) with respect to each Party, Know-How, materials, and other proprietary information including data and all other scientific, pre-clinical, clinical, regulatory, Manufacturing, marketing, financial, and commercial information or data that is disclosed, made available to, or provided by or on behalf of such Party to the other Party or to any of the Receiving Party’s employees, consultants, Affiliates, or Sublicensees, whether or not specifically marked or designated by the Disclosing Party as confidential; provided that, notwithstanding the foregoing, Product-Specific Know-How will be deemed the Confidential Information of Ionis during the Term and thereafter following any expiration, but not termination, of this Agreement.

1.51.	“Confidentiality Agreement” has the meaning set forth in Section 11.1.2 (Confidential Information of Each Party).

1.52.

“Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense, and (c) with respect to any product, the legal authority or right to grant an exclusive license or sublicense under Patent Rights that Cover such product or Know-How that relates to such product; provided that (i) any Know-How or Patent Rights in-licensed or acquired by Metagenomi or its Affiliates under an Existing Potential Metagenomi In-License Agreement or a Proposed New Metagenomi In-License Agreement will not be deemed “Controlled” by Metagenomi unless and until such agreement becomes a Metagenomi In-License Agreement under Section 9.7.1 (Effective Date Licensed Technology; Existing Metagenomi In-License Agreements) or Section 9.8.2 (Acceptance of a Proposed New In-License Agreement) (and only for so long as it remains a New Metagenomi In-License Agreement hereunder) and (ii) any Know-How or Patent Rights in-licensed or acquired by Ionis or its Affiliates under an Existing Potential Ionis In-License Agreement or a Proposed New Ionis In-License Agreement will not be deemed “Controlled” by Ionis unless and until such agreement becomes an Ionis In-License Agreement under Section 9.7.2 (Existing Potential Ionis In-License Agreements) or Section 9.8.2 (Acceptance of a Proposed New In-License Agreement) (and only for so long as it remains an Ionis In-License Agreement hereunder). Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any of the foregoing (a) – (c) that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (x) prior to the closing of such Change of Control, except to the extent that any such Patent Rights or Know-How were developed by such Third Party prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights, or (y) after such Change of Control to the extent that such Patent Rights or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights and are not developed or conceived by personnel who were employees or consultants of such Party or its pre-existing Affiliates.

1.53.

“Cost of Goods” or “COGS” means, with respect to any Licensed Product or Licensed System supplied by Metagenomi to Ionis pursuant to Article 8 (Manufacturing): 100% of: (a) [***]; and (b) [***]. The Cost of Goods will exclude any amounts incurred due to gross negligence or willful misconduct of Metagenomi, its Affiliates, or any Third Party. All components of Cost of Goods will be allocated on a basis consistent with the Metagenomi’s Accounting Standards and consistent with the cost accounting policy applied by Metagenomi to other products that it produces. For clarity, the Cost of Goods will not include any cost or expense already paid for by Ionis pursuant to this Agreement or any other agreement between the Parties or their Affiliates.

1.54.

“Cover,” “Covers,” or “Covered” means, as to a compound or product and Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, keeping, selling, offering for sale, or importation of such compound or product would infringe such Patent Right or, as to a pending claim included in such Patent Right, the making, using, keeping, selling, offering for sale, or importation of such compound or product would infringe such Patent Right if such pending claim were to issue in an issued patent without modification.

1.55.

“Development” or “Develop” means, with respect to any product, any and all internal and external research, development, pharmacovigilance activities, and regulatory activities regarding such product, including (a) research, process development, non-clinical testing, toxicology, non- clinical activities, IND-enabling studies, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of such product, but excluding any activities directed to Manufacturing, Medical Affairs, or Commercialization. Development will include research, development, and regulatory activities for additional presentations or indications for a product after receipt of Regulatory Approval of such product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Approval for a product in such country, including any phase IV studies). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.56.

“Development Candidate” means a therapeutic agent that is selected by Ionis for further Development and Commercialization in accordance with its customary internal process and pursuant to Section 2.2.6 (Delivery of Development Candidate; Development Candidate Report).

1.57.	“Development Candidate Report” has the meaning set forth in Section 2.2.6 (Delivery of Development Candidate; Development Candidate Report).

1.58.	“Development Cost Share Notice” has the meaning set forth in Section 9.3 (Option Exercise Fee).

1.59.	“Development Supply Agreement” has the meaning set forth in Section 8.1.1 (Metagenomi Supply Term).

1.60.	“Disclosing Party” has the meaning set forth in Section 11.1.1 (General).

1.61.	“Distracted Party” has the meaning set forth in Section 3.6.2 (Acquisition of Distracting Product).

1.62.	“Distracting Product” has the meaning set forth in Section 3.6.2 (Acquisition of Distracting Product).

1.63.	“[***]” means, with respect to a Distracting Product, [***].

1.64.	“Drug Discovery Activities” has the meaning set forth in Section 2.2.1 (Initial Drug Discovery Plan).

1.65.	“Drug Discovery Budget” has the meaning set forth in Section 2.2.1 (Initial Drug Discovery Plan).

1.66.	“Drug Discovery Plan” has the meaning set forth in Section 2.2.1 (Initial Drug Discovery Plan).

1.67.

“Drug Discovery Program” means, on a Collaboration Target-by-Collaboration Target basis, the program of Development undertaken for a Collaboration Target, as set forth in the applicable Drug Discovery Plan for such Collaboration Target.

1.68.	“Drug Discovery Term” has the meaning set forth in Section 2.2.7 (Drug Discovery Term).

1.69.	“Effective Date” has the meaning set forth in the Preamble.

1.70.	“EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.71.	“[***]” has the meaning set forth in Section 3 ([***]) of the Exploratory Research Plan attached hereto as Schedule 2.3.1 (Exploratory Research Plan).

1.72.	“Encumbered Proposed Metagenomi Target” has the meaning set forth in Section 2.7.3(a) (Encumbered Targets).

1.73.	“Encumbered Target” has the meaning set forth in Section 2.1.4(a) (Encumbered Targets).

1.74.	“Encumbrance” means any and all liens, encumbrances, charges, mortgages, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever.

1.75.	“European Union” or “EU” means (a) all countries or territories that are officially part of the European Union, as constituted from time to time, and (b) the United Kingdom.

1.76.	“Exclusivity Field” means, with respect to a Drug Discovery Program, (a) [***] and (b) any [***].

1.77.	“Executive Officer” has the meaning set forth in Section 15.1.1 (Escalation).

1.78.	“Existing Potential Ionis In-License Agreement” has the meaning set forth in Section 9.7.2 (Existing Potential Ionis In-License Agreements).

1.79.	“Existing Potential Metagenomi In-License Agreement” has the meaning set forth in Section 9.7.2 (Effective Date Licensed Technology; Existing Metagenomi In-License Agreements).

1.80.

“Expedited Dispute” means any dispute (a) that a Party elects pursuant to Section 4.6.3(b) (Resolution by Baseball Arbitration) to refer to resolution pursuant to Section 15.1.3 (Expedited Dispute Resolution), (b) regarding the determination of any final definitive terms of any Co-Development and Co-Commercialization Agreement pursuant to Section 5.2 (Development and Commercialization of the Co-Co Products; Opt-Down Right), (c) regarding the royalty rate or royalty term for any reversion royalty pursuant to Section 14.3.6(c) (Reversion Royalties), or (d) regarding any other provision of this Agreement that the Parties agree to designate as an Expedited Dispute.

1.81.

“Exploit” means, with respect to any product, to Develop, have Developed, make, have made, use, have used, perform Medical Affairs, have performed Medical Affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized, or otherwise exploit such product. “Exploitation” and “Exploiting” will be construed accordingly.

1.82.	“Exploratory Research Activities” has the meaning set forth in Section 2.3.1 (Exploratory Research Plan).

1.83.	“Exploratory Research Budget” has the meaning set forth in Section 2.3.1 (Exploratory Research Plan).

1.84.	“Exploratory Research Plan” has the meaning set forth in Section 2.3.1 (Exploratory Research Plan).

1.85.	“Exploratory Research Program” has the meaning set forth in Section 2.3.1 (Exploratory Research Plan).

1.86.	“Exploratory Research Term” has the meaning set forth in Section 2.3.3 (Exploratory Research Term).

1.87.	“FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.88.	“FD&C Act” means the United States Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, as may be in effect from time to time.

1.89.	“Field” means, with respect to a given Drug Discovery Program, [***].

1.90.	“Firewall Procedures” has the meaning set forth in Section 3.6.2 (Acquisition of Distracting Product).

1.91.

“First Commercial Sale” means on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of a Licensed Product by Ionis, its Affiliate, or its Sublicensee to a Third Party resulting in a Net Sale in a particular country; provided that the following will not constitute a First Commercial Sale: (a) any sale of a Licensed Product to a Ionis Affiliate or Sublicensee; (b) any sale of a Licensed Product for use in Clinical Trials, pre-clinical studies, or other Development activities at below market price; (c) the disposal or transfer of a Licensed Product for a bona fide charitable purpose; or (d) compassionate use and “named patient sales.”

1.92.	“[***]” means, with respect to an Ionis Program and an Ionis Product Development Milestone Event, [***].

1.93.	“Force Majeure” has the meaning set forth in Section 15.11 (Force Majeure).

1.94.	“FTE” has the meaning set forth in Section 1.95 (FTE Rate).

1.95.

“FTE Rate” means an annual rate of $[***] for the time of an employee for a full-time equivalent (“FTE”) person year (consisting of a total of 1,800 hours per annum) carrying out research, scientific, or technical work under this Agreement, prorated on a daily basis. Without limiting the foregoing, the FTE Rate will be adjusted annually for each Calendar Year after the Calendar Year ending December 31, 2022 to be equal to the FTE Rate for the preceding Calendar Year [***]. The FTE Rate [***].

1.96.	“Gene Editing” means [***].

1.97.

“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or regulatory authority, commission, department, board, bureau, or body, or other government authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other.

1.98.	“Guide RNA” means any single- or double-stranded polynucleotide (including any analogue, variant, or mimic thereof) used for genome sequence site-specific targeting of a Gene Editing protein.

1.99.	“Increased Cost Notice” has the meaning set forth in Section 2.2.4(c) (Incremental Development Costs).

1.100.	“Incremental Development Costs” has the meaning set forth in Section 2.2.4(c) (Incremental Development Costs).

1.101.

“IND” means an investigational new drug application filed with the FDA with respect to a Licensed Product, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the U.S. (such as an application for a Clinical Trial authorization in the EU).

1.102.	“Indemnitee” has the meaning set forth in Section 13.4 (Conditions to Indemnification).

1.103.	“Infringement” has the meaning set forth in Section 10.3.1 (Notification).

1.104.	“Initial Interest Notice” has the meaning set forth in Section 2.2.4(c) (Incremental Development Costs).

1.105.	“Initiation” means, with respect to any Clinical Trial, the date on which the first subject in such trial receives his or her initial dose in such Clinical Trial.

1.106.	“Insolvency Event” has the meaning set forth in Section 14.2.3 (Termination for Insolvency).

1.107.	“Intellectual Property Rights” means any Know-How, Patent Rights, Trademarks, copyrights, trade secrets, and any other intellectual property rights however denominated throughout the world.

1.108.

“Internal Costs” means, for any period, the product obtained by multiplying (a) the actual total FTEs (or portion thereof) devoted to the performance of activity under this Agreement during such period, by (b) the applicable FTE Rate.

1.109.	“Ionis” has the meaning set forth in the Preamble.

1.110.	“Ionis Background Technology” has the meaning set forth in Section 2.7.1 (Option Grant).

1.111.	“Ionis Collaboration Know-How” has the meaning set forth in Section 10.1.2(b) (Ionis Collaboration Technology).

1.112.	“Ionis Collaboration Patent Rights” has the meaning set forth in Section 10.1.2(b) (Ionis Collaboration Technology).

1.113.	“Ionis Collaboration Technology” has the meaning set forth in Section 10.1.2(b) (Ionis Collaboration Technology).

1.114.	[***]

1.115.

“Ionis Field” means all therapeutic, prophylactic, palliative, analgesic, and diagnostic uses in humans utilizing oligonucleotides that bind to RNA, which such oligonucleotides are subject to a Valid Claim of a Patent Right Controlled by Ionis.

1.116.	“Ionis Indemnitees” has the meaning set forth in Section 13.2 (Indemnification of Ionis by Metagenomi).

1.117.

“Ionis In-License Agreement” means (a) any Existing Potential Ionis In-License Agreement that becomes an Ionis In-License Agreement pursuant to Section 9.7.2 (Existing Potential Ionis In-License Agreements) and (b) any New Ionis In-License Agreement.

1.118.	“Ionis IP Option” has the meaning set forth in Section 2.7.1 (Option Grant).

1.119.	“Ionis IP Option Effective Date” has the meaning set forth in Section 2.7.3(b) (Effects if a Proposed Metagenomi Target is not an Encumbered Proposed Metagenomi Target).

1.120.	“Ionis’ Knowledge” means the knowledge, after reasonable investigation (including consultation with Ionis’ outside intellectual property counsel), of the following: [***] as of the applicable date.

1.121.

“Ionis Licensed Know-How” means all Know-How that is Controlled by Ionis or any of its Affiliates as of the Effective Date or during the Term (other than Joint Collaboration Know-How) that is necessary or reasonably useful to perform the Metagenomi Activities.

1.122.	“Ionis Licensed Patent Rights” means any Patent Rights Controlled by Ionis or any of its Affiliates that Cover any Ionis Licensed Know-How.

1.123.	“Ionis Licensed Technology” means Ionis Licensed Know-How and Ionis Licensed Patent Rights.

1.124.	“Ionis Product Development Milestone Event” has the meaning set forth in Section 9.4.1 (Ionis Product Development Milestone Payments).

1.125.	“Ionis Product Development Milestone Payment” has the meaning set forth in Section 9.4.1 (Ionis Product Development Milestone Payments).

1.126.	“Ionis Product Regulatory Milestone Event” has the meaning set forth in Section 9.4.2 (Ionis Product Regulatory Milestone Payments).

1.127.	“Ionis Product Regulatory Milestone Payment” has the meaning set forth in Section 9.4.2 (Ionis Product Regulatory Milestone Payments).

1.128.	“Ionis Product Sales Milestone Event” has the meaning set forth in Section 9.4.3 (Ionis Product Sales Milestone Payment).

1.129.	“Ionis Product Sales Milestone Payment” has the meaning set forth in Section 9.4.3 (Ionis Product Sales Milestone Payment).

1.130.	“Ionis Products” means any Licensed Products that are the subject of an Ionis Program.

1.131.

“Ionis Programs” means each Drug Discovery Program for which Metagenomi does not exercise its Co-Co Option prior to the expiration of the applicable Co-Co Option Period or which Metagenomi opts out in accordance with Section 5.4 (Metagenomi Opt-Out).

1.132.	“Ionis Proprietary Toolbox of Chemical Modifications” [***] that is Covered by an Ionis Toolbox Patent.

1.133.	“Ionis-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.1(a).

1.134.	“Ionis Records” has the meaning set forth in Section 9.13.1 (Books and Records).

1.135.	“Ionis Royalties” has the meaning set forth in Section 9.6.1 (Ionis Royalty Rates).

1.136.	“Ionis Royalty Rates” has the meaning set forth in Section 9.6.1 (Ionis Royalty Rates).

1.137.	“Ionis Royalty Report” has the meaning set forth in Section 9.6.4 (Ionis Royalty Reports).

1.138.	“Ionis Toolbox Patent” means any Patent Right Controlled by Ionis as of the Effective Date or during the Collaboration Term that [***].

1.139.	“Joint Collaboration Know-How” has the meaning set forth in Section 10.1.2(c) (Joint Collaboration Technology).

1.140.	“Joint Collaboration Patent Rights” has the meaning set forth in Section 10.1.2(c) (Joint Collaboration Technology).

1.141.	“Joint Collaboration Technology” has the meaning set forth in Section 10.1.2(c) (Joint Collaboration Technology).

1.142.	“Joint Research Committee” or “JRC” has the meaning set forth in Section 4.3.1 (Formation and Purpose of the JRC).

1.143.	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.1 (Formation and Purpose of the JSC).

1.144.

“Know-How” means any information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.145.

“Licensed Know-How” means any Know-How that is Controlled by Metagenomi or any of its Affiliates as of the Effective Date or during the Term (including Metagenomi Collaboration Know-How, but excluding Joint Collaboration Know-How) that is necessary or reasonably useful to (a) perform the activities under any Collaboration Program Plan or (b) Exploit any Licensed System or Licensed Product.

1.146.

“Licensed Patent Right” means any Patent Right Controlled by Metagenomi or any of its Affiliates as of the Effective Date or during the Term (including Metagenomi Collaboration Patent Rights, but excluding Joint Collaboration Patent Rights) that are necessary or reasonably useful to (a) perform any activities under any Collaboration Program Plan or (b) Exploit any Licensed System or Licensed Product. The Licensed Patent Rights as of the Effective Date are set forth on Schedule 1.146 (Licensed Patent Rights); provided that any Patent Right that otherwise meets this definition will be deemed a Licensed Patent Right even if such Patent Right is not included on Schedule 1.146 (Licensed Patent Rights).

1.147.

“Licensed Product” means any therapeutic product, medical therapy, preparation or substance, comprising or employing a Licensed System, in any form or formulation, and whether alone or together with one or more other therapeutically active ingredients, delivery devices, or other components. All Licensed Products comprising the same Licensed System will be considered the same Licensed Product under this Agreement.

1.148.

“Licensed Systems” means, with respect to a Drug Discovery Program, (a) a Gene Editing protein and a Guide RNA that (i) is designed to modulate the Collaboration Target for such Drug Discovery Program and (ii) either (A) was discovered or Developed by Metagenomi prior to the designation of such Collaboration Target or (B) is discovered or Developed pursuant to the Drug Discovery Plan for such Drug Discovery Program, including any Development Candidate for such Drug Discovery Program or (b) any modification or derivative of any Gene Editing protein or Guide RNA described in clause (a).

1.149.	“Licensed Technology” means all Licensed Know-How and Licensed Patent Rights and Metagenomi’s interest in the Joint Collaboration Technology.

1.150.	“Licensee” has the meaning set forth in Section 15.10.1.

1.151.	“Licensing Party” has the meaning set forth in Section 15.10.1.

1.152.	“Losses” has the meaning set forth in Section 13.1 (Indemnification of Metagenomi by Ionis).

1.153.

“MAA” means any new drug application or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction (and all supplements and amendments thereto), which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction, including (a) all New Drug Applications and BLAs submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product, (b) all MAAs submitted to (i) the EMA under the centralized EMA filing procedure in the EU or (ii) a Regulatory Authority in any EU country if the centralized EMA filing procedure is not used to gain Regulatory Approval in such country, (c) all New Drug Applications submitted to the National Medical Products Administration, or (d) any analogous application or submission with any Regulatory Authority in any other country or regulatory jurisdiction.

1.154.	“Major European Markets” means each of France, Germany, Spain, Italy, and the United Kingdom.

1.155.	“Major Market” means each of Japan, the Major European Markets, and the US.

1.156.

“Manufacture” or “Manufacturing” means with respect to any product, any and all activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, analyses, testing and release, shipping, supply, or storage of such product (or any raw materials, components or process steps involving such product or any companion diagnostic), placebo, or comparator agent, as the case may be, including qualification, validation, and scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing, but excluding any activities directed to Development, Medical Affairs, or Commercialization. “Manufacturing” and “Manufactured” will be construed accordingly.

1.157.	“Manufacturing Know-How” has the meaning set forth in Section 8.5 (Manufacturing After the Metagenomi Supply Term).

1.158.	“Manufacturing Technology Transfer” has the meaning set forth in Section 8.5 (Manufacturing After the Metagenomi Supply Term).

1.159.

“Medical Affairs” means any and all activities customarily conducted by the medical affairs department of a pharmaceutical or biotechnology company commercializing products similar to the Licensed Products, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), patient advocacy, and charitable donations to the extent related to medical affairs and not related to activities that involve the promotion, marketing, sale, or other Commercialization of a product and that are not conducted by or on behalf of a Party’s or any of its Affiliates’ medical affairs departments.

1.160.	“Metagenomi” has the meaning set forth in the Preamble.

1.161.	“Metagenomi Activities” has the meaning set forth in Section 3.2.1(a) (Metagenomi Activities License Grant).

1.162.	“Metagenomi Collaboration Cost Reports” has the meaning set forth in Section 2.5.1 (Reimbursement by Ionis).

1.163.	“Metagenomi Collaboration Know-How” has the meaning set forth in Section 10.1.2(a) (Metagenomi Collaboration Technology).

1.164.	“Metagenomi Collaboration Patent Rights” has the meaning set forth in Section 10.1.2(a) (Metagenomi Collaboration Technology).

1.165.	“Metagenomi Collaboration Technology” has the meaning set forth in Section 10.1.2(a) (Metagenomi Collaboration Technology).

1.166.	[***]

1.167.	“Metagenomi Drug Discovery Costs” has the meaning set forth in Section 2.5.1 (Reimbursement by Ionis).

1.168.	“Metagenomi Exploratory Research Costs” has the meaning set forth in Section 2.5.1 (Reimbursement by Ionis).

1.169.	“Metagenomi Field” means all therapeutic, prophylactic, palliative, analgesic, and diagnostic uses in humans through the use of the Metagenomi Platform.

1.170.

“Metagenomi In-License Agreements” means (a) any Existing Potential Metagenomi In-License Agreement that becomes a Metagenomi In-License Agreement pursuant to Section 9.7.1 (Effective Date Licensed Technology; Existing Metagenomi In-License Agreements) and (b) any New Metagenomi In-License Agreement.

1.171.	“Metagenomi Indemnitees” has the meaning set forth in Section 13.1 (Indemnification of Metagenomi by Ionis).

1.172.

“Metagenomi’s Knowledge” means the knowledge, after reasonable investigation (including consultation with Metagenomi’s outside intellectual property counsel), of the following: the [***] or, in each case, their functional equivalent.

1.173.	“Metagenomi Platform” means Metagenomi’s proprietary Gene Editing proteins and Guide RNAs specifically claimed in a Valid Claim of a Patent Right Controlled by Metagenomi.

1.174.	“Metagenomi Platform Know-How” means any Know-How within Metagenomi Platform as of the Effective Date or during the Term.

1.175.

“Metagenomi Platform Patent Rights” means any Patent Rights Controlled by Metagenomi or its Affiliates as of the Effective Date or during the Term that Cover any Metagenomi Platform Know-How. The Metagenomi Platform Patent Rights Controlled by Metagenomi or any of its Affiliates as of the Effective Date are listed in Schedule 1.175 (Metagenomi Platform Patent Rights); provided that any Patent Right that otherwise meets this definition will be deemed a Metagenomi Platform Patent Right even if such Patent Right is not included on Schedule 1.175 (Metagenomi Platform Patent Rights).

1.176.	“Metagenomi Platform Technology” means the Metagenomi Platform Patent Rights and the Metagenomi Platform Know-How.

1.177.

“Metagenomi Product” means any therapeutic product, medical therapy, preparation or substance, comprising or employing a Metagenomi System and discovered by Metagenomi, in any form or formulation, and whether alone or together with one or more other therapeutically active ingredients, delivery devices, or other components. All Metagenomi Products comprising the same Metagenomi System will be considered the same Metagenomi Product under this Agreement.

1.178.	“Metagenomi Product Milestone Event” has the meaning set forth in Section 9.10.1 (Metagenomi Product Milestone Payments).

1.179.	“Metagenomi Product Milestone Payment” has the meaning set forth in Section 9.10.1 (Metagenomi Product Milestone Payments).

1.180.	“Metagenomi-Prosecuted Patent Rights” has the meaning set forth in Section 10.2.2 (Metagenomi-Prosecuted Patent Rights).

1.181.	“Metagenomi Records” has the meaning set forth in Section 9.13.1 (Books and Records).

1.182.	“Metagenomi Royalties” has the meaning set forth in Section 9.10.3(a) (Metagenomi Royalty Rates)

1.183.	“Metagenomi Royalty Rate” has the meaning set forth in Section 9.10.3(a) (Metagenomi Royalty Rates)

1.184.	“Metagenomi Royalty Report” has the meaning set forth in Section 9.10.4 (Metagenomi Royalty Reports).

1.185.

“Metagenomi Royalty Term” means, on a Metagenomi Product-by-Metagenomi Product and country-by-country basis, the period during the Term ending on the latest of (a) [***] following the First Commercial Sale (applied mutatis mutandis) of a Metagenomi Product in a country, (b) the expiration of the last Valid Claim of a Patent Right within the Ionis Background Technology Covering such Metagenomi Product in such country, or (c) the expiration of any applicable Regulatory Exclusivity obtained for such Metagenomi Product in such country.

1.186.	“Metagenomi Supply Term” has the meaning set forth in Section 8.1.1 (Metagenomi Supply Term).

1.187.	“Metagenomi System” means a Gene Editing protein and a Guide RNA that is designed to modulate a Metagenomi Target.

1.188.	“Metagenomi Target” means each target for which Metagenomi exercises an Ionis IP Option pursuant to Section 2.7 (Ionis Proprietary Toolbox of Chemical Modifications).

1.189.	“MG Manufactured Components” has the meaning set forth in Section 8.1.1 (Metagenomi Supply Term).

1.190.

“Net Sales” means the gross invoiced amount for (a) Ionis Products sold by Ionis, its Affiliates, or Sublicensees or (b) Metagenomi Products sold by Metagenomi, its Affiliates or Sublicensees, in each case ((a) and (b) (the “Selling Party”)), to the extent recognized in the ordinary course of business as revenue by the Selling Party on an accrual basis in accordance with United States Generally Accepted Accounting Principles or, in the case of non-United States sales, other applicable accounting standards after deduction of the following amounts:

(a)

normal and customary trade, quantity or prompt settlement discounts (including initial launch stocking discounts, chargebacks, and allowances) actually allowed, provided that such discounts are not applied disproportionately to such Licensed Product or Metagenomi Product when compared to the other products of the Selling Party;

(b)	amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates or bona fide price reductions determined by the Selling Party in good faith;

(c)

rebates and similar payments made with respect to sales paid for by any Governmental Authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

(d)	refunds or clawbacks of a portion of payments previously paid by the Selling Party for not achieving a predetermined metric or term in an outcome-based contracts;

(e)

any invoiced amounts that are not collected by the Selling Party, including bad debts, (applied to Net Sales in the period in which such receivables are written off), provided that any such amounts subsequently collected will be included in Net Sales for the period collected;

(f)

excise taxes, value added taxes, sales taxes, consumption taxes and other similar taxes (excluding any income, franchise, or withholding taxes), customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of the Licensed Product, including fees paid pursuant to Section 9008 of the Patient Protection and Affordable Care Act that the Selling Party allocate to sales of the Licensed Product or Metagenomi Product (as applicable) in accordance with such Selling Party’s standard policies and procedures consistently applied across its products, as applicable; and

(g)	an allowance for transportation costs, distribution expenses, special packaging, insurance charges, and storage and warehousing costs.

Net Sales (including any deductions) will be calculated using the Selling Party’s internal audited systems used to report such sales as adjusted for any of the items above not taken into account in such systems, fairly applied and as employed on a consistent basis throughout such Selling Party’s operations. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates will be trued-up to actuals (including that, for any estimates of deductions that are later decreased, the difference will be added back to Net Sales). In no event will any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

In the case of any sale or other disposal of a product between or among such Party or its Affiliates or Sublicensees for resale, Net Sales will be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party (other than a Sublicensee). In the case of any sale that is not invoiced or is delivered before invoice, Net Sales will be calculated at the time all the revenue recognition criteria under such Party’s Accounting Standards are met. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Licensed Product or Metagenomi Product (as applicable), or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales will be calculated on the value of the non-cash consideration received or the fair market price (if higher) of such Licensed Product(s) or Metagenomi Product(s) (as applicable) in the country of sale or disposal. Notwithstanding the foregoing, the following will not be included in Net Sales: (1) sales between or among a Party and its Affiliates or Sublicensees (but Net Sales will include sales to the first Third Party (other than a Sublicensee) by a Party or its Affiliates or Sublicensees); and (2) any named patient sales or any sale or other distribution at cost or less than cost for use in any Clinical Trial, for bona fide charitable purposes, test marketing program, or for compassionate use.

Solely for purposes of calculating Net Sales, if the Selling Party sells a Licensed Product or Metagenomi Product (as applicable) in the form of a combination product containing a Licensed System or Metagenomi System (as applicable) and one or more other therapeutically or prophylactically active ingredients or delivery devices that is not a Licensed System or Metagenomi System (as applicable) (“Other Product”) (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price) (such combination product, a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the payments due to the other Party pursuant to this Agreement will be calculated by [***]. If the gross selling price of a Licensed Product or Metagenomi Product (as applicable) containing such Licensed System or Metagenomi System (as applicable) in such country when sold separately in finished form (i.e., without the other active ingredients or delivery device) can be determined but the gross selling price of the Other Product in such country cannot be determined, then Net Sales in such country for purposes of determining royalty payments will be calculated by [***]. If such separate sales are not made in a country, then Net Sales will be calculated by [***].

If a license agreement or collaboration agreement that is negotiated in an arm’s length transaction with an Sublicensee includes a definition of “Net Sales” that differs in any material respect from the definition contained in this Section 1.190 (Net Sales), then the Parties will discuss such material differences and will use reasonable efforts to negotiate in good faith any reasonable modifications to this Section 1.190 (Net Sales) that are necessary to avoid any ambiguity in the calculation of the royalty payment due to a Party under this Agreement for sales of Licensed Products or Metagenomi Products by such Sublicensee.

1.191.	“[***]” means [***].

1.192.	“New In-License Agreement” has the meaning set forth in Section 9.8.2 (Acceptance of a Proposed New In-License Agreement).

1.193.	“New Ionis In-License Agreement” has the meaning set forth in Section 9.8.2 (Acceptance of a Proposed New In-License Agreement).

1.194.	“New Metagenomi In-License Agreement” has the meaning set forth in Section 9.8.2 (Acceptance of a Proposed New In-License Agreement).

1.195.	“Non-Withholding Party” has the meaning set forth in Section 9.17 (Withholding Taxes).

1.196.	“Opt-Down Right” has the meaning set forth in Section 5.2 (Development and Commercialization of the Co-Co Products; Opt-Down Right).

1.197.	“Opt-Out Date” has the meaning set forth in Section 5.4 (Metagenomi Opt-Out).

1.198.	“Opt-Out Period” has the meaning set forth in Section 5.4 (Metagenomi Opt-Out).

1.199.	“Opt-Out Right” has the meaning set forth in Section 5.4 (Metagenomi Opt-Out).

1.200.	“Option Exercise Fee” has the meaning set forth in Section 9.3 (Option Exercise Fee).

1.201.	“Option Exercise Notice” has the meaning set forth in Section 2.7.2 (Option Exercise).

1.202.	“Option Package” has the meaning set forth in Section 5.1.2 (Option Period).

1.203.	“Option Term” has the meaning set forth in Section 2.7.2 (Option Exercise).

1.204.	“Other Product” has the meaning set forth in Section 1.190 (Net Sales).

1.205.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses actually paid or payable by a Party or its Affiliates to Third Parties and specifically identifiable and incurred to conduct such activities, but excluding any costs that are included in the FTE Rate.

1.206.	“Party” has the meaning set forth in the Preamble.

1.207.	“Party Vote” has the meaning set forth in Section 4.6.1 (Committee Decisions).

1.208.

“Patent Rights” means all rights, title, and interests in and to (a) all national, regional, and international patents and patent applications filed in any country of the world including provisional patent applications and all supplementary protection certificates, (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.209.	“Payments” has the meaning set forth in Section 9.17 (Withholding Taxes).

1.210.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including any Governmental Authority (or any department, agency, or political subdivision thereof).

1.211.

“Phase III Clinical Trial” means a Clinical Trial that the FDA permits to be conducted under an open IND and that is performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that meets the requirements of 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a Clinical Trial in such other country or region. Notwithstanding anything to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Phase III Clinical Trial or whether a patient has been dosed thereunder.

1.212.

“Pivotal Clinical Trial” means any (a) Phase III Clinical Trial, or (b) other Clinical Trial of a product on a sufficient number of patients, the results of which, together with prior data and information concerning such product, are intended to be or otherwise are sufficient, without any additional Clinical Trial, to meet the evidentiary standard for demonstrating the safety, purity, efficacy, and potency of such active substance of such product established by a Regulatory Authority in any particular jurisdiction, as evidenced by finalized meeting minutes or another written statement from such Regulatory Authority, and that is intended to support, or otherwise supports, the filing of an MAA by a Regulatory Authority in such jurisdiction (including any bridging study). Notwithstanding any provision to the contrary set forth in this Agreement, treatment of patients as part of an expanded access program, compassionate sales or use program (including named patient program or single patient program), or an indigent program, in each case, will not be included in determining whether or not a Clinical Trial is a Pivotal Clinical Trial or whether a patient has been dosed thereunder.

1.213.	“Pre-Existing Ionis Restriction” has the meaning set forth in Section 2.7.3(a) (Encumbered Targets).

1.214.	“Pre-Existing Restriction” has the meaning set forth in Section 2.1.4(a) (Encumbered Targets).

1.215.

“Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.

1.216.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

1.217.

“Product-Specific Know-How” means any Licensed Know-How that specifically relates to (a) a Licensed System or Licensed Product, (b) any method of making a Licensed System or Licensed Product, or (c) the use of a Licensed System or Licensed Product and no other products that are not Licensed Systems or Licensed Products.

1.218.

“Product-Specific Patent Right” means any Licensed Patent Right that specifically claims (a) a Licensed System or Licensed Product, (b) any method of making a Licensed System or Licensed Product, or (c) the use of a Licensed System or Licensed Product and no other products that are not Licensed Systems or Licensed Products.

1.219.	“Proposed Metagenomi Target” has the meaning set forth in Section 2.7.2 (Option Exercise).

1.220.	“Proposed Metagenomi Target Notice” has the meaning set forth in Section 2.7.2 (Option Exercise).

1.221.	“[***]” has the meaning set forth in Section 2.2.4(c) (Incremental Development Costs).

1.222.	“Proposed New In-License Agreement” has the meaning set forth in Section 9.8.1 (Proposed New In-License Agreements).

1.223.	“Proposed New Ionis In-License Agreement” has the meaning set forth in Section 9.8.1 (Proposed New In-License Agreements).

1.224.	“Proposed New Metagenomi In-License Agreement” has the meaning set forth in Section 9.8.1 (Proposed New In-License Agreements).

1.225.	“Proposed Replacement Target” has the meaning set forth in Section 2.1.3(d) (Substitution Procedure).

1.226.	“Proposed Target” means any (a) Additional Wave 1 Target, (b) Wave 2 Target, or (c) Proposed Replacement Target.

1.227.

“Prosecuting Party” means, with respect to any Patent Right, the Party that is responsible for the Prosecution and Maintenance of such Patent Right pursuant to Section 10.2.1 (Ionis- Prosecuting Patent Rights) or Section 10.2.2 (Metagenomi-Prosecuted Patent Rights), as applicable.

1.228.

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparing, filing, prosecuting, and maintenance of such Patent Right, as well as handling re-examinations and reissues with respect to such Patent Right, together with the conduct of interferences, derivation proceedings, the defense of oppositions, post-grant patent proceedings (such as inter partes review and post grant review), and other similar proceedings with respect to the particular Patent Right. For clarity, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent Right.

1.229.	“Quarterly Reimbursement Payments” has the meaning set forth in Section 2.5.1 (Reimbursement by Ionis).

1.230.	“Receiving Party” has the meaning set forth in Section 11.1.1 (General).

1.231.

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction in the Territory, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of the applicable Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, where applicable, Pricing Approval.

1.232.

“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals or Pricing Approvals for pharmaceutical products in such country or countries.

1.233.

“Regulatory Exclusivity” means, with respect to a Licensed Product or Metagenomi Product (as applicable) in a country, any data exclusivity rights or other exclusive right, other than a Patent Right, granted, conferred, or afforded by any Regulatory Authority in such country or otherwise under Applicable Law with respect to such Licensed Product or Metagenomi Product (as applicable) in such country, which either confers exclusive marketing rights with respect to a product or prevents another party from using or otherwise relying on the data supporting the approval of the Regulatory Approval for a product without the prior written authorization of the Regulatory Approval holder, as applicable, such as new chemical entity exclusivity, exclusivity associated with new Clinical Trials necessary to approval of a change (e.g., new indication or use), orphan drug exclusivity, non-patent-related pediatric exclusivity, or any other applicable marketing or data exclusivity, including any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No 726/2004, Parliament and Council Regulation (EC) No 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No 1901/2006 on medicinal products for pediatric use and all international equivalents.

1.234.	“Regulatory Strategy” has the meaning set forth in Section 7.1 (Regulatory Responsibility).

1.235.

“Regulatory Submissions” means any regulatory application, submission, notification, communication, correspondence, registration, Regulatory Approval, and other filing, made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, obtaining marketing authorization, or otherwise Commercializing a product in a particular country or jurisdiction, including all INDs, CTAs, BLAs, MAAs, and all applications for Regulatory Approval together with all supplements or amendments to any of the foregoing.

1.236.	“Reimbursement Cap” has the meaning has the meaning set forth in Section 2.5.1 (Reimbursement by Ionis).

1.237.	“Replacement Target Notice” has the meaning set forth in Section 2.1.3(d) (Substitution Procedure).

1.238.	“Requested CMO” has the meaning set forth in Section 8.1.2 (Requested CMO).

1.239.	“Requested CMO Contract” has the meaning set forth in Section 8.1.2 (Requested CMO).

1.240.	“Residual Knowledge” has the meaning set forth in Section 11.3 (Residual Knowledge).

1.241.	“Reversion IP In-License Agreement” has the meaning set forth in Section 14.3.6(b) (Third Party Reversion IP).

1.242.	“Reversion License” has the meaning set forth in Section 14.3.6(a) (Reversion License Grant).

1.243.

“Royalty Bearing Patent Rights” means, with respect to any Licensed Product, all Licensed Patent Rights that Cover such Licensed Product and that are listed in the then-current edition of the FDA’s Purple Book in connection with the Regulatory Approval of such Licensed Product, or in equivalent patent listings in any other country within the Territory.

1.244.

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period during the Term ending on the latest of (a) 12 years following the First Commercial Sale of a Licensed Product in a country, (b) the expiration of the last Valid Claim of the Royalty Bearing Patent Rights Covering such Licensed Product in such country, or (c) the expiration of any applicable Regulatory Exclusivity obtained for such Licensed Product in such country.

1.245.	“Second Wave 1 Target” has the meaning set forth in Section 2.1.1(b) (Second Wave 1 Target).

1.246.	“Selling Party” has the meaning set forth in Section 1.190 (Net Sales).

1.247.	“Subcommittee” has the meaning set forth in Section 4.2 (Subcommittees).

1.248.

“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including Third Party Distributors, contract research organizations, or contract manufacturing organizations).

1.249.

“Sublicensee” means a Third Party to whom a Party or any of its Affiliates grants a sublicense under the licenses granted to such Party under this Agreement, as permitted herein, excluding all Subcontractors.

1.250.	“Supply Price” has the meaning set forth in Section 8.1.1 (Metagenomi Supply Term).

1.251.	“Target Selection and Substitution Period” has the meaning set forth in Section 2.1.4(b) (Expiration of Pre-Existing Restrictions).

1.252.	“Target Substitution Period” has the meaning set forth in Section 2.1.3(a) (Discretionary Substitutions).

1.253.	“Technological Infeasibility” has the meaning set forth in Section 2.1.3(b) (Substitutions for Technological Infeasibility).

1.254.	“Term” has the meaning set forth in Section 14.1 (Term).

1.255.	“Terminated Combination Products” has the meaning set forth in Section 14.3.7 (Reversion for Certain Combination Products).

1.256.

“Terminated Country” means (a) any country in the Territory with respect to which this Agreement is terminated or expires pursuant to Article 14 (Term and Termination), and (b) in the event of termination or expiration of this Agreement in its entirety, all countries in the Territory.

1.257.

“Terminated Products” means (a) any Licensed Product with respect to which this Agreement is terminated or expires pursuant to Article 14 (Term and Termination), and (b) in the event of termination or expiration of this Agreement in its entirety, all Licensed Products.

1.258.	“Territory” means all countries of the world and all territories and possessions thereof.

1.259.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.260.	“Third Party Claims” has the meaning set forth in Section 13.1 (Indemnification of Metagenomi by Ionis).

1.261.	“Third Party Distributor” means any Third Party that distributes (but does not Develop or Manufacture) a Licensed Product directly to customers.

1.262.	“Third Party Expert” has the meaning set forth in Section 15.1.3(a).

1.263.	“Third Party Infringement Claim” has the meaning set forth in Section 10.4 (Defense of Claims Brought by Third Parties).

1.264.	“Third Party IP” has the meaning set forth in Section 9.6.2(c) (Third Party Payments).

1.265.	“Third Party Payment” has the meaning set forth in Section 9.6.2(c) (Third Party Payments).

1.266.

“Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, symbols, designs, and all other indicia of ownership, and combinations thereof.

1.267.	“[***]” has the meaning set forth in Section 2.1.1(a) (Initial Wave 1 Target).

1.268.	“[***] Target Population” has the meaning set forth in Section 9.5 (Ionis Products for [***] Target Populations).

1.269.	“Unblocking Field” means [***].

1.270.	“United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.

1.271.	“Upfront Payment” has the meaning set forth in Section 9.1 (Upfront Payment).

1.272.

“Valid Claim” means, with respect to a particular country, (a) a claim of any issued and unexpired patent in such country whose validity, enforceability, or patentability has not been terminated by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability, from which decision no appeal can be further taken, or (b) a claim within a patent application in such country that has not been pending for more than seven years from the earliest date to which such claim or the applicable patent application is entitled to claim priority and which claim has not been revoked, cancelled, withdrawn, held invalid, or abandoned.

1.273.

“Warranty Technology” means (a) with respect to any representation or warranty made as of the Effective Date, (i) the Metagenomi Platform Technology in the Field, and (ii) the Licensed Technology that is necessary or reasonably useful to Exploit Licensed Systems and Licensed Products in the Field that are directed to [***], and (b) with respect to any representation or warranty made as of the date on which each new target becomes a Collaboration Target pursuant to Section 2.1.1(b) (Second Wave 1 Target) or Section 2.1.4(c) (Effects if a Proposed Target is Available), the Licensed Technology that is necessary or reasonably useful to Exploit Licensed Systems and Licensed Products in the Field that are directed to such Collaboration Target.

1.274.

“Wave 1 Target” means each (a) [***], (b) the Second Wave 1 Target, and (c) any Additional Wave 1 Target that Ionis designates in accordance with Section 2.1.4(c) (Effects if a Proposed Target is Available).

1.275.	“Wave 2 Target” has the meaning set forth in Section 2.1.2 (Wave 2 Target Options).

1.276.	“Wave 2 Target Notice” has the meaning set forth in Section 2.1.2 (Wave 2 Target Options).

1.277.	“Wave 2 Target Selection Fee” has the meaning set forth in Section 9.2 (Wave 2 Target Selection Fee).

1.278.	“Wave 2 Target Selection Period” has the meaning set forth in Section 2.1.2 (Wave 2 Target Options).

1.279.	“Withholding Party” has the meaning set forth in Section 9.17 (Withholding Taxes).

Schedule 1.114

[***]

[***]

Schedule 1.146

Licensed Patent Rights

[***]

Schedule 1.166

[***]

[***]

Schedule 1.175

Metagenomi Platform Patent Rights

[***]

Schedule 2.1.1(a)

[***]

[***]

Schedule 2.2

[***]

Schedule 2.3.1

Exploratory Research Plan

Attached.

Schedule 8.2

Development Supply Agreement Key Terms

[***]

Schedule 11.4

Press Release(s)

Attached.

Schedule 12.2

Metagenomi Disclosure Schedule

[***]

Schedule 12.4

Ionis Disclosure Schedule

[***]